Exhibit 10.37

Pursuant to 17 C.F.R §240.24b-2, confidential information (indicated as [***]) has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

CREDIT AGREEMENT

among

UNITED THERAPEUTICS CORPORATION,
as Borrower,

THE LENDERS PARTY HERETO,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Administrative Agent

and agreed to by

CERTAIN SUBSIDIARIES OF THE BORROWER PARTY HERETO,
as Guarantors

Dated as of December 27, 2010

WELLS FARGO SECURITIES, LLC,
as Sole Lead Arranger and Sole Bookrunner

Prepared by:

i

Schedules

Schedule 1.0	Allocated Loan Amount
Schedule 1.1	Loan Commitment Percentage
Schedule 2.1	Principal Amortization of Loan
Schedule 3.1	Material Obligations/Material Dispositions
Schedule 3.6	Material Litigation
Schedule 3.15	Subsidiaries
Schedule 3.17	Security Documents
Schedule 3.20	Patriot Act Information
Schedule 3.23(j)	Information regarding Mortgaged Property
Schedule 3.23(k)	Insurance
Schedule 5.14	Mortgaged Property Modifications
Schedule 6.1(d)	Existing Liens
Schedule 6.3	Permitted Affiliate Transactions

Exhibits

Exhibit 1.1(a)	Form of Account Designation Notice
Exhibit 1.1(b)	Form of Assignment and Assumption
Exhibit 1.1(c)	Form of Secured Party Designation Notice
Exhibit 1.1(d)	Form of Joinder Agreement
Exhibit 1.1(e)	Form of Notice of Borrowing
Exhibit 1.1(f)	Form of Notice of Conversion/Extension
Exhibit 1.1(g)	Form of Guaranty Agreement
Exhibit 1.1(h)	Form of Initial Guarantor Joinder Agreement
Exhibit 2.1(d)	Form of Note
Exhibit 4.1(a)	Form of Lender Consent
Exhibit 4.1(b)	Form of Officer’s Certificate
Exhibit 4.1(l)	Form of Financial Condition Certificate
Exhibit 5.2(b)	Form of Officer’s Compliance Certificate

THIS CREDIT AGREEMENT, dated as of December 27, 2010, is by and among UNITED THERAPEUTICS CORPORATION, a Delaware corporation (the “Borrower”), the entities which are parties hereto from time to time as lenders (individually, each a “Lender” and collectively, the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”) and agreed to by certain Subsidiaries (as hereinafter defined) of the Borrower in their capacity as Guarantors.

W I T N E S S E T H:

WHEREAS, the Credit Parties (as hereinafter defined) have requested that the Lenders make a Loan (as hereinafter defined) to the Borrower in an aggregate amount of $70,000,000, as more particularly described herein; and

WHEREAS, the Lenders have agreed to make such Loan to the Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Defined Terms.

As used in this Agreement, terms defined in the preamble to this Agreement have the meanings therein indicated, and the following terms have the following meanings:

“Account Designation Notice” shall mean the Account Designation Notice dated as of the Closing Date from the Borrower to the Administrative Agent in substantially the form attached hereto as Exhibit 1.1(a).

“Additional Credit Party” shall mean each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.9.

“Administrative Agent” or “Agent” shall have the meaning set forth in the first paragraph of this Agreement and shall include any successors in such capacity.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” or “Credit Agreement” shall mean this Agreement, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with the terms hereof.

“Allocated Loan Amount” shall mean, in respect of each Mortgaged Property, the allocated Loan amount assigned to such Mortgaged Property, as set forth on Schedule 1.0 attached hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the sum of (i) LIBOR (as determined pursuant to the definition of LIBOR), for an Interest Period of one (1) month commencing on such day plus (ii) 1%, in each instance as of such date of determination.  For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by Wells Fargo at its principal office in San Francisco, California as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs.  The parties hereto acknowledge that the rate announced publicly by Wells Fargo as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by it.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) (A) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including, without limitation, the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above or (B) that the Prime Rate or LIBOR no longer accurately reflects an accurate determination of the prevailing Prime Rate or LIBOR, the Administrative Agent may select a reasonably comparable index or source to use as the basis for the Alternate Base Rate, until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in any of the foregoing will become effective on the effective date of such change in the Federal Funds Rate, the Prime Rate or LIBOR for an Interest Period of one (1) month.  Notwithstanding anything contained herein to the contrary, to the extent that any of the determinations described in Section 2.9 are made by the applicable parties, clause (c) hereof shall not be in effect and the Alternate Base Rate shall be the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.

“Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.

“A.M. Best” shall mean A.M. Best Company, Inc.

“Applicable Percentage” shall mean, (a) for LIBOR Rate Loans, 3.75% per annum and (b) for Alternate Base Rate Loans, 2.75% per annum.

“Appraisal” shall have the meaning set forth in Section 4.1(d)(viii).

“Approved Fund” shall mean any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall mean WFS.

“Asset Disposition” shall mean the disposition of any or all of the assets (including, without limitation, the Equity Interests of a Subsidiary or any ownership interest in a joint venture) of any Credit Party or any Subsidiary of a Credit Party whether by assignment, sale, lease, transfer, conveyance or otherwise, in a single transaction or in a series of transactions; provided, the sale of inventory by any

Credit Party or any Subsidiary of a Credit Party in the ordinary course of business shall not constitute an Asset Disposition.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.6), and accepted by the Administrative Agent, in substantially the form of Exhibit 1.1(b) or any other form approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” shall mean any of the events described in Section 7.1(f).

“Beneficiaries” shall have the meaning set forth in the Guaranty Agreement.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States or any successor.

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Business” shall have the meaning set forth in Section 3.18(c).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the Borrower in accordance with GAAP.

“Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Cash” shall mean coin or currency of the United States or immediately available federal funds, including, without limitation, such funds delivered by wire transfer.

“Cash Equivalents” shall have the meaning as specified for such term under GAAP.

“Casualty” shall mean any damage or destruction of any portion of any Mortgaged Property as a result of a fire or other casualty.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, modified, succeeded or replaced from time to time.

“Collateral” shall mean a collective reference to the collateral which is identified in, and at any time will be covered by, the Security Documents; provided that there shall be excluded from the Collateral (a) any account, instrument, chattel paper or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person or Sanctioned Entity or (b) any lease in which the lessee is a Sanctioned Person or Sanctioned Entity.

“Commonly Controlled Entity” shall mean any trade or business, whether or not incorporated, which is under common control with any Credit Party within the meaning of Section 4001 of ERISA or is part of a group which includes any Credit Party and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of determining liability under Section 302 of ERISA and Section 412 of the Code, which is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority, as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of any Mortgaged Property, or any interest therein or right accruing thereto, including, without limitation, any right of access thereto or any change of grade affecting any Mortgaged Property or any part thereof, including, without limitation, if (a) all, or substantially all, of any Mortgaged Property is permanently expropriated, (b) any points of ingress or egress of any Mortgaged Property to public roadways are materially and permanently impaired by expropriation so as to have a Material Adverse Effect or (c) any material portion of any Mortgaged Property is expropriated so as otherwise to have a Material Adverse Effect.

“Consolidated” shall mean, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated Depreciation and Amortization Expense” shall mean, for any period, for the Borrower and its Subsidiaries on a Consolidated basis, depreciation and amortization expense, as determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, for the Borrower and its Subsidiaries on a Consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) Consolidated Income Tax Expense (if positive) for such period, (iii) Consolidated Depreciation and Amortization Expense for such period, (iv) Consolidated Share-Based Compensation for such period, (v) non-cash license fees for such period, and (vi) impairment charges for such period minus (b) the following to the extent included in calculating such Consolidated Net Income:  Consolidated Income Tax Expense (if negative) for such period.

“Consolidated Funded Indebtedness” shall mean, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including, without limitation, Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including, without limitation, standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability Borrower) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Income Tax Expense” shall mean, for any period, for the Borrower and its Subsidiaries on a Consolidated basis, income tax expense, as determined in accordance with GAAP.

“Consolidated Interest Charges” shall mean, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including, without limitation, capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” shall mean, for any period, for the Borrower and its Subsidiaries on a Consolidated basis, the net income of the Borrower and its Subsidiaries, as determined in accordance with GAAP (but excluding extraordinary gains and extraordinary losses) for that period.

“Consolidated Share-Based Compensation” shall mean, for any period, for the Borrower and its Subsidiaries on a Consolidated basis, share-based compensation, as determined in accordance with GAAP (which includes non-cash expenses incurred in connection with stock options and STAP awards).

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” shall mean this Agreement, each of the Notes, the Guaranty Agreement, any Joinder Agreement, the Security Documents, the Environmental Indemnity and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by any Credit Party in connection therewith (other than any agreement, document, certificate or instrument related to a Hedging Agreement).

“Credit Party” shall mean each of the Borrower and the Guarantors.

“Credit Party Obligations” shall mean, without duplication, (a) the Obligations and (b) all liabilities and obligations, whenever arising, owing from any Credit Party or any of its Subsidiaries to any Hedging Agreement Provider arising under any Secured Hedging Agreement.

“Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Default Rate” shall mean, when used with respect to the Obligations, an interest rate equal to (a) for Alternate Base Rate Loans (i) the Alternate Base Rate plus (ii) the Applicable Percentage applicable to Alternate Base Rate Loans plus (iii) 2% per annum and (b) for LIBOR Rate Loans, (i) the LIBOR Rate plus (ii) the Applicable Percentage applicable to LIBOR Rate Loans plus (iii) 4% per annum.

“Defaulting Lender” shall mean, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the terms of this Agreement, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Agreement and such default remains uncured, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

“Dollars” and “$” shall mean dollars in lawful currency of the United States.

“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office shown in such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.

“Effective Date” shall have the meaning set forth in each Assignment and Assumption.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing and so long as the primary syndication of the Loan has been completed as determined by Wells Fargo, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) any Credit Party or any of the Credit Party’s Affiliates or Subsidiaries or (B) any Defaulting Lender (or any of its Affiliates).

“Engagement Letter” shall mean the letter agreement dated November 22, 2010, addressed to Mr. John Ferrari, Chief Financial Officer of the Borrower, from WFS, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with the terms hereof.

“Environmental Indemnity” shall mean the Environmental Indemnity Agreement dated as of the Closing Date by and among the Borrower, the Lenders and the Administrative Agent, and as hereinafter joined by the Guarantors pursuant to the execution of the Guaranty Agreement or a Joinder Agreement, as applicable, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with the terms hereof.

“Environmental Laws” shall mean any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any

Governmental Authority or other Requirement of Law (including, without limitation, common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.

“Environmental Permits” shall mean any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations under or pursuant to any Environmental Law.

“Environmental Report” shall have the meaning set forth in Section 4.1(d)(v).

“Equity Interest” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general, preferred or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers or could confer on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person including, without limitation, options, warrants and any other “equity security” as defined in Rule 3a11-1 of the Exchange Act.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, modified, succeeded or replaced from time to time.

“Eurodollar Reserve Percentage” shall mean for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” shall have the meaning set forth in Section 7.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, modified, succeeded or replaced from time to time.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.12(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.12 and (d) any Taxes imposed on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after December 31, 2012.

“Extension of Credit” shall mean, as to any Lender, the making of a portion of the Loan by such Lender as of the Closing Date, any conversion of a portion of the Loan from one Type to another Type, and any extension of any portion of the Loan.

“FATCA” shall mean Sections 1471 through 1474 of the Code and any regulations promulgated thereunder or official interpretations thereof.

“Fair Market Value” shall have the meaning as specified for such term under GAAP.

“Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.

“Fixtures” shall have the meaning set forth in the applicable Mortgage Instrument.

“Flood Hazard Property” shall mean real property designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Flood Insurance Acts” shall have the meaning set forth in Section 5.6(b)(i).

“Flood Insurance Policies” shall have the meaning set forth in Section 5.6(b)(i).

“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Credit Party or any Commonly Controlled Entity.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each state or commonwealth thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” shall mean each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to United States law and is maintained or contributed to by any Credit Party or any Commonly Controlled Entity.

“Foreign Subsidiary” shall mean any Subsidiary of the Borrower, organized under the laws of any jurisdiction outside the fifty (50) states of the United States.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in effect in the United States applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Section 5.11 to the provisions of Section 1.3.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, the National Association of Securities Dealers and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean each Subsidiary of the Borrower that from time to time after the Closing Date becomes a party to the Guaranty Agreement pursuant to the execution of the Guaranty Agreement or a Joinder Agreement, as applicable.

“Guarantee Requirement” shall mean, at any time, that the Guaranty Agreement shall have been executed by each Material Subsidiary existing at such time (with each such Material Subsidiary having executed the Guaranty Agreement or joining the same pursuant to the execution and delivery of a Joinder Agreement), shall have been delivered to the Administrative Agent and shall be in full force and effect.

“Guaranty” or “Guaranty Agreement” shall mean the guaranty of the Guarantors set forth in the Guaranty Agreement in the form of Exhibit 1.1(g) which shall be executed by the initial Guarantor after the Closing Date and joined from time to time pursuant to the execution of a Joinder Agreement by additional Guarantors after the Closing Date, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with the terms hereof.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof.  The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hedging Agreement” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate hedging agreements, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.

“Hedging Agreement Provider” shall mean any Person that (a) has provided the Administrative Agent with a fully executed Secured Party Designation Notice, substantially in the form of Exhibit 1.1(c) and (b) enters into a Secured Hedging Agreement with a Credit Party or any of its Subsidiaries to the extent that such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Secured Hedging Agreement but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under this Agreement; provided, in the case of a Secured Hedging Agreement with a Person who is no longer a Lender or an Affiliate of a Lender, such Person shall be considered a Hedging Agreement Provider only through the stated maturity date (without extension or renewal) of such Secured Hedging Agreement.

“Improvements” shall have the meaning set forth in the Mortgage Instrument.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all Capital Lease Obligations plus any accrued interest thereon, (i) all net obligations of such Person under Hedging Agreements, (j) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Equity Interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon, (m) all obligations of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer and (n) obligations of such Person under non-compete agreements to the extent such obligations are quantifiable contingent obligations of such Person under GAAP principles.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning set forth in Section 9.5(b).

“Information Materials” shall have the meaning set forth in Section 5.13(a).

“Initial Guarantor Joinder Agreement” shall mean a Joinder Agreement in substantially the form of Exhibit 1.1(h), executed and delivered by the initial Guarantor in accordance with the provisions of Section 5.9, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with the terms hereof.

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Insolvent” shall have the meaning pertaining to a condition of Insolvency.

“Intellectual Property” shall have the meaning set forth in Section 3.9.

“Intercompany Debt” shall have the meaning set forth in Section 9.19.

“Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan, the last Business Day of each calendar month and the applicable Maturity Date, (b) as to any LIBOR Rate Loan, the last day of each Interest Period, and (c) as to any portion of the Loan which is the subject of a mandatory prepayment required pursuant to Section 2.7(b), the date on which such mandatory prepayment is due.

“Interest Period” shall mean, with respect to any LIBOR Rate Loan,

(a)           initially, the period commencing on the Closing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one (1) month thereafter, subject to availability to all Lenders, as selected by the Borrower in the Notice of Conversion/Extension given with respect thereto; and

(b)           thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one (1) month thereafter, subject to availability to all Lenders, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that the foregoing provisions are subject to the following:

(i)            if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(iii)          if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan;

(iv)          no Interest Period shall extend beyond the Maturity Date; and

(v)           no more than one (1) LIBOR Rate Loan may be in effect at any time.

“Joinder Agreement” shall mean a Joinder Agreement in substantially the form of Exhibit 1.1(d), executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.9, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with the terms hereof.

“Land” shall have the meaning set forth in the applicable Mortgage Instrument.

“Lender” shall have the meaning set forth in the first paragraph of this Agreement.

“Lender Consent” shall mean any lender consent delivered by a Lender on the Closing Date in the form of Exhibit 4.1(a).

“LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.  If for any reason such rate is not available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent in accordance with its customary banking industry practices, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 a.m. (London time), two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

“LIBOR Lending Office” shall mean, initially, the office(s) of each Lender designated as such Lender’s LIBOR Lending Office in such Lender’s Administrative Questionnaire or regarding Wells Fargo, as such is otherwise designated by Wells Fargo to the Administrative Agent; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

“LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00 - Eurodollar Reserve Percentage

“LIBOR Rate Loan” shall mean that portion of the Loan the rate of interest applicable to which is based on the LIBOR Rate.

“LIBOR Tranche” shall mean the collective reference to LIBOR Rate Loans whose Interest Periods begin and end on the same day.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, (a) any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing and (b) the filing of, or the agreement to give, any UCC financing statement).

“Loan” shall mean an Alternate Base Rate Loan or a LIBOR Rate Loan, as the case may be.

“Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make its portion of the Loan in a principal amount equal to such Lender’s Loan Commitment Percentage of the Loan Committed Amount.

“Loan Commitment Percentage” shall mean, for each Lender, the Loan Commitment Percentage specified for such Lender on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).

“Loan Committed Amount” shall have the meaning set forth in Section 2.1(a).

“Loan Facility” shall have the meaning set forth in Section 2.1(a).

“Marketable Securities” shall mean (a) obligations of the U. S. Treasury, (b) U. S. Agency obligations, (c) notes or debentures issued or guaranteed by a state or political subdivision of a state, and (d) any non-convertible unsecured corporate debt obligations with a credit rating of A or higher by S&P and A2 or higher by Moody’s, which debt securities shall have a term to stated maturity not exceeding ten years and are traded over any U.S. national or major regional securities exchange or foreign securities exchange.  All Marketable Securities shall be invested in accordance with the investment policy approved by the Borrower’s Board of Directors, as amended, restated or replaced.

“Maryland Mortgaged Property” shall mean the Mortgaged Property located in Maryland.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, assets or financial condition of the Borrower or of the Credit Parties and their Subsidiaries taken as a whole, (b) the ability of the Borrower or any Guarantor to perform its obligations, when such obligations are required to be performed, under this Agreement, any of the Notes or any other Credit Document, (c) the validity or enforceability of this Agreement, any of the Notes or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder, or (d) the economic value, useful life, utility, condition, operational capacity or functional capacity of any Mortgaged Property.

“Material Contract” shall mean (a) any written contract or other agreement of the Credit Parties or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $20,000,000 per annum, (b) any written contract or other agreement of the Credit Parties or any of their Subsidiaries representing at least $20,000,000 of the total Consolidated revenues of the Credit Parties and their Subsidiaries for any fiscal year and (c) any other written contract, agreement, permit or license of the Credit Parties or any of its Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” shall have the meaning set forth in Section 5.9.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including, without limitation, crude oil or any extraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, perchlorate, polychlorinated biphenyls and urea-formaldehyde insulation, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purpose of cleaning, construction or other maintenance or operations and otherwise in compliance with all, and so not to give rise to any liability under any, Environmental Laws.

“Maturity Date” shall mean the date that is four (4) years following the Closing Date.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage Instrument” shall mean each mortgage, deed of trust or deed to secure debt executed by the Borrower in favor of the Administrative Agent, for the benefit of the Secured Parties, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time, in accordance with the terms hereof.

“Mortgage Policy” shall mean, with respect to the Mortgage Instrument, an ALTA mortgagee title insurance policy issued by a title insurance company (the “Title Insurance Company”) selected by the Administrative Agent in an amount satisfactory to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Property” shall mean each real property of the Borrower listed in Schedule 3.23(j) and with respect to which the Borrower executed a Mortgage Instrument in favor of the Administrative Agent.

“Mortgaged Property Disposition” shall mean any disposition by the Borrower of any Mortgaged Property or any portion thereof, whether by assignment, sale, lease, transfer, conveyance or otherwise in a single transaction or in a series of transactions.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“North Carolina Mortgaged Property” shall mean the Mortgaged Property located in North Carolina.

“Note” or “Notes” shall mean each of the promissory notes of the Borrower (if any) in favor of any of the Lenders evidencing the portion of the Loan provided by any such Lender pursuant to Section 2.1(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Notice of Borrowing” shall mean the written notice of borrowing of a LIBOR Rate Loan or an Alternate Base Rate Loan, in each case substantially in the form of Exhibit 1.1(e).

“Notice of Conversion/Extension” shall mean the written notice of conversion of a LIBOR Rate Loan to an Alternate Base Rate Loan or an Alternate Base Rate Loan to a LIBOR Rate Loan, or extension of a LIBOR Rate Loan, in each case substantially in the form of Exhibit 1.1(f).

“Obligations” shall mean, collectively, the Loan and all other of the obligations, Indebtedness and liabilities of the Credit Parties to the Lenders and the Administrative Agent, whenever arising, under this Agreement, the Notes or any of the other Credit Documents, including, without limitation, principal, interest, fees, costs, charges, expenses, professional fees, reimbursements, all sums chargeable to the Credit Parties or for which any Credit Party is liable as an indemnitor under the Credit Documents and whether or not evidenced by a note or other instrument and indemnification obligations and other amounts under the Credit Documents (including, without limitation, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code).

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organizational Agreements” shall mean the articles of incorporation, charter documents, bylaws, operating agreements or any similar documents regarding any of the Credit Parties.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Participant” shall have the meaning set forth in Section 9.6(d).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended, modified, succeeded or replaced from time to time.

“Payment Event of Default” shall mean an Event of Default specified in Section 7.1(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, as amended, modified, succeeded or replaced from time to time.

“Pension Act” shall mean the Pension Protection Act of 2006, as amended, modified, succeeded or replaced from time to time.

“Permitted Liens” shall have the meaning set forth in Section 6.1.

“Person” shall mean any natural person, corporation, limited liability company, trust, business trust, joint stock company,  joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean, any employee benefit plan as defined in Section 3(3) of ERISA and in respect of which any Credit Party or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Fee” shall mean an amount equal to the product of the following (a) the amount of aggregate Loan principal amount multiplied by (b) (i) 1.5%, regarding any prepayment from the Closing Date to and including, without limitation, the six-month anniversary of the Closing Date, (ii) 1.00%, regarding any prepayment from the day immediately following the six-month anniversary of the Closing Date to and including, without limitation, the twelve-month anniversary of the Closing Date, (iii) 0.5%, regarding any prepayment from the day immediately following the twelve-month anniversary of the Closing Date to and including, without limitation, the eighteen-month anniversary of the Closing Date, and (iv) zero, regarding any prepayment from the day immediately following the eighteen-month anniversary of the Closing Date and thereafter.

“Prime Rate” shall have the meaning set forth in the definition of Alternate Base Rate.

“Private Information” shall have the meaning set forth in Section 5.13(a).

“Pro Forma Basis” shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four-quarter period (or twelve month period, as applicable) ending as of the most recent quarter end (or month end, as applicable) preceding the date of such transaction.

“Proceeds” shall mean any award, compensation or proceeds (including, without limitation, insurance proceeds) in respect of any Casualty or Condemnation regarding any Mortgaged Property and, when any such amount is to be paid by any Credit Party to the Administrative Agent or the Lenders, such amount shall include, without limitation, any and all applicable insurance deductibles and self-insurance retentions.

“Prohibited Transaction” shall have the meaning assigned to such term in Section 4975(c) of the Code.

“Properties” shall have the meaning set forth in Section 3.18(a).

“Property Condition Report” shall have the meaning set forth in Section 4.1(d)(xiii).

“Property Reports” shall mean, collectively, each Appraisal, Environmental Report, Property Condition Report, Survey and Zoning Report.

“Public Information” shall have the meaning set forth in Section 5.13(a).

“REA” shall mean any construction, operation and reciprocal easement agreement, common area maintenance agreement or similar agreement (including, without limitation, any separate agreement or other agreement between a Credit Party and one or more other parties to a REA with respect to such REA) affecting any Mortgaged Property or portion thereof.

“Register” shall have the meaning set forth in Section 9.6(c).

“Regulation U” shall mean Regulation U of the Board, as amended, modified, succeeded or replaced from time to time.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived.

“Required Lenders” shall mean, as of any date of determination, Lenders holding at least 66 2/3% of the outstanding principal amount of the Loan; provided, if there are only two (2) Lenders, then “Required Lenders” shall mean both Lenders.

“Requirement of Law” shall mean, as to any Person, (a) the articles or certificate of incorporation, by-laws or other organizational or governing documents of such Person, and (b) all international, foreign, federal, state and local laws, statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including, without limitation, the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (in each case whether or not having the force of law); in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, for any Credit Party, the chairman of the board, chief executive officer, president, chief operating officer, chief financial officer, treasurer, executive vice president of strategic planning, general counsel, corporate secretary, the  vice president and associate general counsel, and vice president of  finance.

“Restoration” shall have the meaning set forth in Section 5.19(h).

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person or natural person resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” shall mean a Person named on the list of Specially Designated Nationals maintained by OFAC.

“Sarbanes-Oxley” shall mean the Sarbanes-Oxley Act of 2002, as amended, modified, succeeded or replaced from time to time.

“SEC” shall mean the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Hedging Agreement” shall mean any Hedging Agreement between a Credit Party or a Subsidiary thereof and a Hedging Agreement Provider.

“Secured Parties” shall mean the Administrative Agent, the Lenders and the Hedging Agreement Providers.

“Securities Act” shall mean the Securities Act of 1933, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.

“Security Documents” shall mean each Mortgage Instrument and all other agreements, documents and instruments relating to, arising out of, or in any way connected with any of the foregoing documents or granting to the Administrative Agent, for the benefit of the Secured Parties, Liens or security interests in the real and personal property of the Borrower to secure, inter alia, the Credit Party Obligations whether now or hereafter executed and/or filed, each as may be amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with the terms hereof, including, without limitation, UCC financing statements.

“Single Employer Plan” shall mean any Plan (other than a Multiemployer Plan), which is subject to the provisions of Section 302 or Title IV of ERISA or Sections 412 and 430 of the Code.

“STAP” shall mean the United Therapeutics Corporation Share Tracking Awards Plan, as amended, modified, extended, restated, replaced, or supplemented from time to time, and including any similar plan or plans that may be adopted by the Borrower in the future for purposes of granting awards similar to those granted under the STAP.  STAP awards convey the right to receive in cash an amount equal to the appreciation of the Borrower’s common stock, which is calculated as the positive difference between the closing price of the Borrower’s common stock on the date of exercise and the date of grant.  STAP awards require cash settlement upon exercise, and as such are classified as “other current liabilities” on the Borrower’s consolidated balance sheets, which have been prepared in accordance with GAAP as further described in the Borrower’s notes to its consolidated financial statements.  The fair value of the outstanding STAP awards is re-measured at each financial reporting date using the Black-Scholes-Merton valuation model.  Related changes in the fair value of outstanding cash settled awards at each reporting date are recognized as share-based compensation expense.  Cash used to settle STAP exercises may be materially different than the STAP expense in any financial reporting period.

“STAP Liability” shall mean the fair value liability for vested STAP awards as determined at each financial reporting date using the Black-Scholes-Merton valuation model in accordance with GAAP and as further described in the Borrower’s Notes to Consolidated Financial Statements.

“Subordinated Debt” shall mean any Indebtedness incurred by any Credit Party which by its terms is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations and contains subordination and other terms acceptable to the Administrative Agent.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Survey” shall have the meaning set forth in Section 4.1(d)(iv).

“Synthetic Lease Obligation” shall mean the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including, without limitation, any interest, additions to tax or penalties applicable thereto.

“Title Insurance Company” shall have the meaning set forth in the definition of “Mortgage Policy”.

“Trading with the Enemy Act” shall have the meaning set forth in Section 3.20.

“Tranche” shall mean the collective reference to (a) LIBOR Rate Loans whose Interest Periods begin and end on the same day and (b) Alternate Base Rate Loans made on the same day.

“Transactions” shall mean the closing of this Agreement and the other Credit Documents (including, without limitation, the initial borrowings under the Credit Documents and the payment of fees and expenses in connection with all of the foregoing).

“Type” shall mean, as to any Loan, its nature as an Alternate Base Rate Loan or LIBOR Rate Loan, as the case may be.

“UCC” shall mean the Uniform Commercial Code from time to time in effect in any applicable jurisdiction.

“Wells Fargo” shall mean Wells Fargo Bank, National Association, a national banking association, together with its successors and assigns.

“WFS” shall mean Wells Fargo Securities, LLC, a Delaware limited liability company, together with its successors and assigns.

“Zoning Report” shall have the meaning set forth in Section 4.1(d)(vii).

Section 1.2            Other Definitional Provisions.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including, without limitation,” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, extended, restated, replaced, supplemented, amended and restated or otherwise modified (subject to any restrictions on such amendments, extensions, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including, without limitation, cash, securities, accounts and contract rights and (g) all terms defined in this Agreement shall have the defined meanings when used in any other Credit Document or any certificate or other document made or delivered pursuant hereto.

Section 1.3            Accounting Terms.

(a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including, without limitation, financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the most recently delivered audited Consolidated financial statements of the Borrower, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           Financial Covenant Calculations.  The parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in Section 5.11, after any Asset Disposition permitted by Section 6.2, (A) income statement items, cash flow statement items and balance sheet items (whether positive or negative) attributable to the property or assets disposed of shall be excluded in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Borrower and the Administrative Agent and (B) Indebtedness that is repaid with the proceeds of such Asset Disposition shall be excluded from such calculations and deemed to have been repaid as of the first day of such applicable period.

Section 1.4            Time References.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.5            Execution of Documents.

Unless otherwise specified, all Credit Documents and all certificates executed in connection therewith must be signed by a Responsible Officer.

ARTICLE II

THE LOAN; AMOUNT AND TERMS

Section 2.1            Loan.

(a)           Amount of Loan.  Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender severally, but not jointly, agrees to make available to the Borrower (through the Administrative Agent) on the Closing Date such Lender’s Loan Commitment Percentage of a Loan in Dollars (the “Loan”) in the aggregate principal amount of SEVENTY MILLION DOLLARS ($70,000,000) (the “Loan Committed Amount”) for the purposes hereinafter set forth (such facility, the “Loan Facility”).  The Borrower shall request the Loan by submitting a Notice of Borrowing, in substantially the form of Exhibit 1.1(e), to the Administrative Agent no less than three (3) Business Days prior to the date requested for borrowing of the Loan, which borrowing date shall be a Business Day.  Upon receipt by the Administrative Agent of the proceeds of the Loan, such proceeds will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of the Administrative Agent with the aggregate of such proceeds made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the Borrower).  The Loan may consist of Alternate Base Rate Loans or LIBOR Rate Loans, as the Borrower may request in a writing delivered to the Administrative Agent; provided, however, that the Loan made on the Closing Date or any of the three (3) Business Days following the Closing Date may only consist of Alternate Base Rate Loans, unless otherwise agreed by the Administrative Agent and the Lenders, as such agreement shall be evidenced by the Administrative Agent’s acceptance of a funding indemnity letter in connection therewith.  LIBOR Rate Loans shall be made by each Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.  Amounts repaid or prepaid on the Loan may not be reborrowed.

(b)           Repayment of Loan.  The principal amount of the Loan shall be repaid in accordance with Schedule 2.1.  On the Maturity Date, the remaining principal balance of the Loan and all accrued but unpaid interest and all other amounts payable with respect to the Loan shall be repaid in full.

(c)           Interest on the Loan.  Subject to the provisions of Section 2.4, the Loan shall bear interest as follows:

(i)            Alternate Base Rate Loans.  During such periods as the Loan shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and

(ii)           LIBOR Rate Loans.  During such periods as the Loan shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.

Interest on the Loan shall be payable in arrears on each Interest Payment Date.

(d)           Notes; Covenant to Pay.  The Borrower’s obligation to pay each Lender shall be evidenced by this Agreement and, upon such Lender’s request, by a duly executed promissory note of the Borrower to such Lender in substantially the form of Exhibit 2.1(d).  The Borrower covenants and agrees to pay the Loan in accordance with the terms of this Agreement.

Section 2.2            Fees.

The Borrower agrees to pay to (i) the Administrative Agent (for its own account) the annual Administrative Fee (as such term is defined in the Engagement Letter) and (ii) the Administrative Agent (for the account of WFS) the Structuring Fee (as such term is defined in the Engagement Letter).

Section 2.3            Prepayments.

(a)           Optional Prepayments.  The Borrower shall have the right to prepay the Loan in whole but not in part at any time after the Closing Date, in each case on an Interest Payment Date; provided, prepayment shall also require payment of (i) all accrued, but unpaid, interest on the Loan, (ii) the applicable Prepayment Fee and (iii) all other fees, costs, expenses or other amounts then due and owing or accrued, but unpaid, pursuant to the Credit Documents.  The Borrower shall give irrevocable notice of prepayment of the Loan to the Administrative Agent not later than 11:00 a.m. (New York, New York time) three (3) Business Days prior to the date of such prepayment (and the Administrative Agent shall notify the Lenders thereof as soon as practicable).  To the extent that the Borrower elects to prepay the Loan, amounts prepaid under this Section shall be (i) applied in accordance with Section 2.7(a) (if no Event of Default has occurred and is continuing) or in accordance with Section 2.7(b) (if an Event of Default has occurred and is continuing) and (ii) applied to the Loan of the Lenders in accordance with their respective Loan Commitment Percentages.  All prepayments under this Section shall be subject to Section 2.11 and shall otherwise require the payment of all amounts referenced in the first sentence of this Section 2.3(a).

(b)           Mandatory Prepayments.

(i)            Mortgaged Property Disposition.  Promptly following any Mortgaged Property Disposition, the Borrower shall prepay the Loan in an aggregate amount equal to one hundred percent (100%) of (A) the outstanding principal balance of the Allocated Loan Amount applicable to the Mortgaged Property being disposed of, (B) the accrued, unpaid interest on that portion of the Loan applicable to the Mortgaged Property being disposed of, (C) the applicable Prepayment Fee pro rated with respect to the Mortgage

Property being disposed of, and (D) any and all other accrued, unpaid amounts under any of the Credit Documents with respect to the Loan applicable to the Mortgaged Property being disposed of.  After such Mortgaged Property Disposition, the Loan shall continue as to the other Mortgaged Property and the balance of the Loan.  Such prepayment shall be made on the Interest Payment Date next following the Mortgaged Property Disposition.  The Borrower shall give irrevocable notice of prepayment of the Loan to the Administrative Agent not later than 11:00 a.m. (New York, New York time) three (3) Business Days prior to the date of such prepayment (and the Administrative Agent shall notify the Lenders thereof as soon as practicable).

(ii)           Application of Mandatory Prepayments.  All amounts required to be paid pursuant to this Section 2.3(b) shall be applied in accordance with Section 2.7(b).  All prepayments under this Section shall be subject to Section 2.11 and be accompanied by interest on the principal amount prepaid through the date of prepayment.

(c)           Hedging Obligations Unaffected.  Any repayment or prepayment made pursuant to this Section shall not affect the Borrower’s obligation to continue to make payments under any Secured Hedging Agreement, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Secured Hedging Agreement.

Section 2.4            Default Rate and Payment Dates.

(a)           If all or a portion of the principal amount of the Loan which is a LIBOR Rate Loan shall not be paid when due or continued as a LIBOR Rate Loan in accordance with the provisions of Section 2.5 (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount of the Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.

(b)           Upon the occurrence of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loan and any other amounts owing hereunder or under the other Credit Documents shall automatically bear interest, payable on demand, at a per annum rate which is equal to the Default Rate.  Regarding any LIBOR Rate Loan in effect upon the occurrence of an Event of Default, such LIBOR Rate Loan shall automatically (without the need for further action) be converted to an Alternate Base Rate Loan at the end of the Interest Period for such LIBOR Rate Loan.

(c)           Interest on the Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

Section 2.5            Conversion/Continuation Options.

(a)           The Borrower may elect from time to time for the Loan to be either an Alternate Base Rate Loan in its entirety or a LIBOR Rate Loan in its entirety; provided, the Loan shall not at any time be apportioned as part Alternate Base Rate Loan and part LIBOR Rate Loan.  The Borrower may elect from time to time to convert the entire Loan from an Alternate Base Rate Loan to a LIBOR Rate Loan by delivering a Notice of Conversion/Extension to the Administrative Agent at least three (3) Business Days prior to the proposed date of conversion.  In addition, the Borrower may elect from time to time to convert the entire Loan from a LIBOR Rate Loan to an Alternate Base Rate Loan by giving the Administrative Agent irrevocable written notice thereof by 11:00 a.m. (New York, New York time) one (1) Business Day prior to the proposed date of conversion.  If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such initially intended conversion date to such succeeding Business Day the Loan shall bear interest as if it were an Alternate Base Rate Loan.  LIBOR Rate Loans may only be converted to Alternate Base Rate Loans on the last day of the applicable Interest Period.  If the date upon which a LIBOR Rate Loan is to be converted to an Alternate Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day the Loan shall bear interest as if it were an Alternate Base Rate Loan.  The entire Loan when such is in the form of an Alternate Base Rate Loan may be converted as provided herein; provided that the Loan may not be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing.  The entire Loan when such is in the form of a LIBOR Rate Loan may be converted as provided herein.

(b)           Any LIBOR Rate Loan may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions (regarding conversions of Alternate Base Rate Loans to LIBOR Rate Loans) contained in Section 2.5(a); provided, that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such LIBOR Rate Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto.  If the Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto.

Section 2.6            Computation of Interest and Fees; Usury.

(a)           Interest payable hereunder with respect to any Alternate Base Rate Loan based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed.  All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof.  Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c)           It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect.  All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral.  In no way, nor in any event or contingency (including, without limitation, but not limited to, prepayment or acceleration of the maturity of any Credit Party Obligation), shall the interest taken, reserved, contracted for, charged, or received under this

Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law.  If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document.  If any Lender shall ever receive anything of value which is characterized as interest on the Loan under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loan and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loan.  The right to demand payment of the Loan or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand.  All interest paid or agreed to be paid to the Lenders with respect to the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including, without limitation, any renewal or extension) of the Loan so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

Section 2.7            Pro Rata Treatment and Payments.

(a)           Allocation of Payments Prior to Occurrence of Event of Default.  If no Event of Default has occurred and is continuing, each payment under any of the Credit Documents or in respect of the Collateral, including, without limitation, any optional prepayment of the Loan pursuant to Section 2.3(a) but excluding any mandatory prepayment of the Loan pursuant to Section 2.3(b), shall be applied as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of the Administrative Agent under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;

SECOND, to the payment of any fees owed to the Administrative Agent pursuant to the Credit Documents;

THIRD, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest, and including, without limitation, with respect to any Secured Hedging Agreement, any fees, premiums and scheduled periodic payments due under such Secured Hedging Agreement and any interest accrued thereon;

FOURTH, to the payment of the outstanding principal amount of the Credit Party Obligations, and including, without limitation, with respect to any Secured Hedging Agreement, any breakage, termination or other payments due under such Secured Hedging Agreement and any interest accrued thereon;

FIFTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FOURTH” above; and

SIXTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (b) each of the Lenders and any Hedging Agreement Provider shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding portion of the Loan held by such Lender or the outstanding obligations payable to such Hedging Agreement Provider bears to the aggregate then outstanding Loan and obligations payable under all Secured Hedging Agreements) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH” and “FIFTH” above.  Prepayment under Section 2.3(a) shall be applied first to Alternate Base Rate Loans on a ratable basis and then to LIBOR Rate Loans (if any) in inverse order of Interest Period maturities.

Each mandatory prepayment of the Loan shall be applied to the Loan on a pro rata basis in accordance with Section 2.7(b).

(b)           Allocation of Proceeds from Mandatory Prepayments or Payments After Occurrence of Event of Default.  Proceeds from any mandatory prepayment of the Loan under Section 2.3(b) and proceeds arising after the occurrence and during the continuation of any Event of Default, all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows (irrespective of whether the following costs, expenses, fees, interest, premiums, scheduled periodic payments or Credit Party Obligations are allowed, permitted or recognized as a claim in any proceeding resulting from the occurrence of a Bankruptcy Event):

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;

SECOND, to the payment of any fees owed to the Administrative Agent pursuant to the Credit Documents;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest, and including, without limitation, with respect to any Secured Hedging Agreement, any fees, premiums and scheduled periodic payments due under such Secured Hedging Agreement and any interest accrued thereon;

FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations, and including, without limitation, with respect to any Secured Hedging Agreement, any breakage, termination or other payments due under such Secured Hedging Agreement and any interest accrued thereon;

SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (b) each of the Lenders and any Hedging Agreement Provider shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding portion of the Loan held by such Lender or the outstanding obligations payable to such Hedging Agreement Provider bears to the aggregate then outstanding Loan and obligations payable under all Secured Hedging Agreements) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above.  Prepayment under Section 2.3(b) shall be applied first to Alternate Base Rate Loans on a ratable basis and then to LIBOR Rate Loans (if any) in inverse order of Interest Period maturities.

(c)           Payments - General Terms.  All payments (including, without limitation, prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified in Section 9.2 in Dollars and in immediately available funds not later than 1:00 p.m. (New York, New York time) on the date when due.  The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day (and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

Section 2.8            Non-Receipt of Funds by the Administrative Agent.

(a)           Funding by Lenders; Presumption by the Administrative Agent.  Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Extension of Credit that such Lender will not make available to the Administrative Agent such Lender’s share of such Extension of Credit, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Extension of Credit available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including, without limitation, the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the

Borrower, the interest rate applicable to Alternate Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Extension of Credit to the Administrative Agent, then the amount so paid shall constitute such Lender’s portion of the Loan included in such Extension of Credit.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)           Payments by Borrower; Presumptions by the Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including, without limitation, the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under subsections (a) and (b) of this Section shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any portion of the Loan to be made by such Lender as provided in this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Article IV are not satisfied or waived in accordance with the terms thereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make the Loan and to make payments pursuant to Section 9.5(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any such payment under Section 9.5(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.5(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any portion of the Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any portion of the Loan in any particular place or manner.

Section 2.9            Inability to Determine Interest Rate.

Notwithstanding any other provision of this Agreement, if (a) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining the LIBOR Rate for such Interest Period, or (b) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Borrower has requested be outstanding as a LIBOR Tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower, and the Lenders at least two (2) Business Days prior to the first day of such Interest Period.  Unless the Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loan, any portion of the Loan that was requested to be made as a LIBOR Rate Loan shall be made as an Alternate Base Rate Loan and any portion of the Loan that was requested to be converted into or continued as a LIBOR Rate Loan shall remain as or be converted into an Alternate Base Rate Loan.  Until any such notice has been withdrawn by the Administrative Agent, no further portion of the Loan shall be made as, continued as, or converted into, a LIBOR Rate Loan for the Interest Periods so affected.

Section 2.10         Yield Protection.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii)           subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.12 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)          impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such LIBOR Rate Loan), or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered, as a consequence of any of the Credit Documents or any Loan made by such Lender.

(b)           Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, or the Loan made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation.

Section 2.11         Indemnity; Eurocurrency Liabilities.

(a)           The Borrower hereby agrees to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which such Lender may sustain or incur as a consequence of (i) the failure by the Borrower to pay the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (ii) the failure by the Borrower to accept a borrowing after the Borrower has given a notice in accordance with the terms hereof, (iii) default by the Borrower in making any prepayment after the Borrower has given a notice in accordance with the terms hereof, and/or (iv) the making by the Borrower of a prepayment of the Loan or any portion thereof, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, without limitation, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its portion of the Loan hereunder.  A certificate setting forth in reasonable detail as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error.  The agreements in this Section shall survive termination of this Agreement and payment of the Credit Party Obligations.

(b)           The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding, additional interest on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such LIBOR Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such LIBOR Loan, provided the Borrower shall have received at least fifteen (15) days prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant interest payment date, such additional interest shall be due and payable fifteen (15) days from receipt of such notice.

Section 2.12         Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including, without limitation, any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including, without limitation, deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent and each Lender, within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including, without limitation, Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f)            Foreign Lenders.  Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (i) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (ii) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(iv)          any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(g)           Treatment of Certain Refunds.  If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 2.13         Illegality.

Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such LIBOR Rate Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s portion of the Loan then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such LIBOR Rate Loans or within such earlier period as required by law into Alternate Base Rate Loans.  The Borrower hereby agrees to promptly pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including, without limitation, anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section including, without limitation, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.  A certificate (which certificate shall include a description of the basis for the computation) as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error.  Each Lender agrees to use reasonable efforts (including, without limitation, reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

Section 2.14         No New Extension of Credit After Closing Date.

After the initial Extension of Credit on the Closing Date, the Lenders shall have no obligation to provide any additional advance pursuant to this Agreement; provided, notwithstanding the foregoing, there shall be additional Extensions of Credit after the Closing Date in the form of conversions and continuations of the Loan pursuant to Section 2.5.

Section 2.15         Hedging Agreement Not Required.

The parties to this Agreement hereby agree that no Credit Party shall have any obligation pursuant to any Credit Document to enter into any Hedging Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Extensions of Credit herein provided for, the Borrower, on behalf of each of the Credit Parties, hereby represents and warrants as of the Closing Date to the Administrative Agent and to each Lender that:

Section 3.1            Financial Statements.

The audited Consolidated balance sheets of the Borrower as of December 31, 2009, and the related Consolidated statements of income and retained earnings and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly the Consolidated financial condition of the Borrower as at each such date, and the Consolidated results of its operations and its Consolidated retained earnings and cash flows for the respective fiscal years then ended.  The unaudited Consolidated balance sheets of the Borrower as at September 30, 2010, and the related unaudited Consolidated statements of income and retained earnings and of cash flows for the portion of the fiscal year ended on each such date, present fairly the Consolidated financial condition of the Borrower as at such date, and the Consolidated results of its operations and its Consolidated retained earnings and cash flows for the portion of the fiscal year then ended (subject to normal year-end audit adjustments).  All such financial statements, including, without limitation, the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein).  Except as set forth in Schedule 3.1, as of the Closing Date, no Credit Party nor any of its Subsidiaries has any (a) Consolidated Funded Indebtedness in an amount in excess of $5,000,000, (b) leases with a term of three (3) years or more pursuant to which the fair market value of the leased assets is in excess of $5,000,000 or (c) Material Contracts, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the audited financial statements as at December 31, 2009 referred to in this paragraph.  Except as set forth on Schedule 3.1 and except for matters occurring in the ordinary course of business, during the period from December 31, 2009, to and including, without limitation, the date hereof there has been no sale, transfer or other disposition by any Credit Party or any of its Subsidiaries to any Person other than a Credit Party or any of its Subsidiaries of any material part of its business or property.

Section 3.2            No Material Adverse Change.

Since December 31, 2009, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.3            Existence; Compliance with Law.

Each Credit Party and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged, (c) is qualified to do business in each jurisdiction where such qualification is required, except to the extent that the failure to qualify therein could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.4            Power; Authorization; Enforceable Obligations.

Each Credit Party has the power and authority, and the legal right, to make, deliver and perform each Credit Document to which it is a party and, in the case of the Borrower, to borrow hereunder and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party and, in the case of the Borrower, the borrowings on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or the other Credit Documents.  This Agreement has been, and each other Credit Document to which it is a party will be, duly executed and delivered on behalf of each Credit Party which is a party thereto.  This Agreement constitutes, and each other Credit Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of each Credit Party which is a party thereto, enforceable against each such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.5            No Legal Bar.

The execution, delivery and performance of the Credit Documents to which any Credit Party is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Borrower or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than the Liens created by the Security Documents).

Section 3.6            No Material Litigation.

Except as set forth on Schedule 3.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Credit Party, threatened in writing by or against any Credit Party or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Credit Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

Section 3.7            No Default.

No Credit Party nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

Section 3.8            Ownership of Collateral; Liens.

The Borrower has good title to all of the Collateral, and none of the Collateral is subject to any Lien except Permitted Liens.

Section 3.9            Intellectual Property.

Each Credit Party and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes (the “Intellectual Property”) necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect.  No material claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Credit Party or any of its Subsidiaries know of any valid basis for any such claim.  The use of such Intellectual Property by the Credit Parties and their Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.10         Taxes.

Each Credit Party and each of its Subsidiaries has filed or caused to be filed all federal and state income and other material Tax returns and reports required to be filed and has paid all Taxes shown to be due and payable on said returns and all other material Taxes imposed upon it or any of its property by any Governmental Authority (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no material Tax Lien has been filed, and no claim is being asserted, with respect to any such Tax.

Section 3.11         Accuracy of Information.

Neither this Agreement, any other Credit Document or any other document, certificate or written statement furnished by any Credit Party to the Administrative Agent or the Lenders or any of them or to any other Person providing an Appraisal, a Survey, an Environmental Report, a Property Condition Report, a Zoning Report, any other item required pursuant to Section 4.1 of this Agreement or any other due diligence item in connection with the Transactions, in each case, for use in connection with the transactions contemplated by this Agreement or the other Credit Documents (excluding the projections, financial models and business plans referred to in the next succeeding sentence), contained as of the date such written statement, information, document or certificate was so furnished any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading.  The projections, financial models and business plans that have been or hereafter may be prepared (if any) by any Credit Party or any of its representatives and made available to the Administrative Agent or the Lenders have been or will be prepared in good faith based upon assumptions believed by the management of the Credit Parties to be reasonable, it being recognized that such projections, financial models and business plans, as they relate to future events, are not to be viewed as fact and that actual results during the period or periods covered thereby may differ materially from the projected results set forth therein.  There is no fact known to any Credit Party on the Closing Date that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Credit Documents or in such other documents, certificates and written statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Credit Documents.

Section 3.12         Federal Regulations.

No part of the proceeds of the Loan will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in said Regulation U.

Section 3.13         ERISA.

(a)             During the five-year period prior to the date on which this representation is made or deemed made, each Plan has complied in all respects with the applicable provisions of ERISA and the Code, except to the extent that the liability which could reasonably be expected to result from noncompliance could not reasonably be expected to have a Material Adverse Effect.  Neither any Credit Party nor any Commonly Controlled Entity has any liability with respect to a Single Employer Plan or a Multiemployer Plan.

(b)           Neither any Credit Party nor any Commonly Controlled Entity has any liability with respect to a Foreign Plan or Foreign Benefit Arrangement.

Section 3.14         Investment Company Act; Other Regulations.

Neither any Credit Party nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  Neither the Borrower nor any of its Subsidiaries is subject to regulation under any federal or state statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

Section 3.15         Subsidiaries.

Set forth on Schedule 3.15 are the Subsidiaries (direct and indirect) of the Borrower as of the last date such Schedule was required to be updated by Section 5.9.

Section 3.16         Purpose of the Loan.

The proceeds of the Loan shall be used to repay existing Indebtedness of the Borrower and otherwise for general corporate purposes.

Section 3.17         Security Documents.

The Security Documents are effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Collateral described in the Security Documents, when filings specified on Schedule 3.17 in appropriate form are filed in the offices specified on Schedule 3.17, the Security Documents shall constitute a fully perfected Lien, to the extent such security interests can be perfected by filings in public filing offices, on, and security interest in, all right, title and interest of the Credit Parties in such Collateral and the proceeds thereof, as security for the Credit Party Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral, for the existence of Permitted Liens).

Section 3.18         Environmental Matters.

(a)           No Credit Party or any Subsidiary, nor to the knowledge of the Credit Parties and their Subsidiaries, any other Person, has except as otherwise disclosed in the Environmental Reports (copies of which have been provided to Administrative Agent and the Lenders), caused the Mortgaged Properties (the “Properties”) to contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability on behalf of any such party under, any Environmental Law.

(b)           The Properties and all operations of the Credit Parties and their Subsidiaries at the Properties are in compliance and have in the last five years been in compliance with all applicable Environmental Laws except in each case, to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)           Except for that certain notice to the Borrower from the County of Durham, North Carolina dated July 27, 2009 with respect to the daily minimum for pH, neither the Credit Parties nor their Subsidiaries have received any written or actual notice of violation, alleged violation, non-compliance, liability or potential liability with respect to environmental matters or Environmental Laws regarding any of the Properties or the business operated by the Credit Parties (the “Business”), nor do the Credit Parties or their Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened in writing.

(d)           No Credit Party or any Subsidiary, nor to the knowledge of the Credit Parties and their Subsidiaries, any other Person, has except as otherwise disclosed in the Environmental Reports (copies of which have been provided to Administrative Agent and the Lenders), transported or disposed of Materials of Environmental Concern from the Properties in violation of, or in a manner or to a location that could give rise to liability on behalf of any Credit Party or any of its Subsidiaries under any Environmental Law, and no Materials of Environmental Concern have been released, generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability on behalf of any Credit Party or any of its Subsidiaries under, any Environmental Law.

(e)           No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Credit Parties and their Subsidiaries, threatened in writing, under any Environmental Law to which any Credit Party or any of its Subsidiaries is or will be named as a party with respect to the Properties or the Business at the Properties, nor to the knowledge of the Credit Parties and their Subsidiaries are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

As used in this Section 3.18(e), the knowledge of the Borrower, the Credit Parties and/or the Subsidiaries, is limited to the actual knowledge of Martine A. Rothblatt - Chairman of the Board and Chief Executive Officer; John M. Ferrari - Chief Financial Officer and Treasurer; Paul A. Mahon - Executive Vice President, Strategic Planning, General Counsel and Corporate Secretary; John S. Hess, Jr.

- Vice President and Associate General Counsel; Roger Jeffs - President and Chief Operating Officer; David Zaccardelli - Chief Manufacturing Officer, EVP Pharmaceutical Development; Avi Halpert - Director, Construction and Corporate Real Estate; Melissa Silverman - Vice President of Finance; and Yuri Van Mierlo - Corporate Real Estate Manager.

Section 3.19         Solvency.

After giving effect to the Transactions, (a) each of the Credit Parties is solvent and is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, and (b) the fair saleable value of each Credit Party’s assets, measured on a going concern basis, exceeds all probable liabilities, including, without limitation, those to be incurred pursuant to this Agreement.  After giving effect to the Transactions, none of the Credit Parties (i) has unreasonably small capital in relation to the business in which it is or proposes to be engaged or (ii) has incurred, or believes that it will incur debts beyond its ability to pay such debts as they become due.  In executing the Credit Documents and consummating the Transactions, none of the Credit Parties intends to hinder, delay or defraud either present or future creditors or other Persons to which one or more of the Credit Parties is or will become indebted.

Section 3.20         Anti-Terrorism Laws.

Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.) (the “Trading with the Enemy Act”), as amended.  Neither any Credit Party nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act.  None of the Credit Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Set forth on Schedule 3.20 as of the Closing Date, and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is the following information for each Credit Party:  the exact legal name and any legal names of such Credit Party in the four (4) months prior to the Closing Date, the state of incorporation or organization, the type of organization, the jurisdictions in which such Credit Party is qualified to do business, the chief executive office, the principal place of business, the business phone number, the organization identification number, the federal tax identification number and ownership information (e.g. publicly held, if private or partnership, the owners and partners of each of the Credit Parties).

Section 3.21         Compliance with OFAC Rules and Regulations.

(a)           None of the Credit Parties or any of its Subsidiaries or their respective Affiliates is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(b)           None of the Credit Parties or any of its Subsidiaries or their respective Affiliates (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has a more than 10% of its assets located in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  No proceeds of the Loan will be used nor have any been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

Section 3.22         Compliance with FCPA.

Each of the Credit Parties and its Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto.  None of the Credit Parties or their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

Section 3.23         Mortgaged Properties.

(a)           Compliance with Laws.  Each Credit Party, each Mortgaged Property and the use of each Mortgaged Property comply in all material respects with all applicable Requirements of Law (including, without limitation, with respect to the American Disabilities Act, parking and applicable zoning and land use laws, regulations and ordinances).  If all or any part of the Improvements at any Mortgaged Property is destroyed or damaged, said Improvements can be legally reconstructed (whether as a legal non-conforming use or otherwise) to substantially the same condition prior to such damage or destruction (except in the case of an approved legal non-conforming Mortgaged Property), and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits, unless a change in any applicable Requirement of Law provides otherwise.  No legal proceedings are pending or, to the knowledge of any Credit Party, threatened in writing with respect to zoning violations of any Mortgaged Property.  Neither the zoning nor any other right to construct, use or operate any Mortgaged Property is in any way dependent upon or related to any property other than any Mortgaged Property, except that the Maryland Mortgaged Property is located in a parking lot district and therefore no parking for the Maryland Mortgaged Property is required to be on-site but is instead supported by public garages and public transportation, and the land use and zoning approvals associated with the Maryland Mortgaged Property have been issued with respect to the Maryland Mortgaged Property and the property located at 1110 Spring Street, Silver Spring, Maryland 20910, owned in fee simple by the Borrower and generally referred to by the Borrower as the “Phase IIB property”.  All certifications, permits, licenses and approvals, including, without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of any Mortgaged Property that are material have been obtained and are in full force and effect. The use being made of any Mortgaged Property is in conformity with the certificate of occupancy issued for any Mortgaged Property and all other material restrictions, covenants and conditions affecting any Mortgaged Property.  Any Mortgaged Property is duly licensed to operate in the manner currently operated, as required under any applicable Requirements of Law.

(b)           Leases.  No Mortgaged Property is subject to any lease or sublease, including, without limitation, any ground lease.

(c)           Utilities and Public Access; Parking.  (i) Each Mortgaged Property has adequate rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the applicable Mortgaged Property for its intended uses, (ii) all public utilities necessary to the full use and enjoyment of each Mortgaged Property as currently used and enjoyed are located either in the public right-of-way abutting the applicable Mortgaged Property (which are connected so as to serve the applicable Mortgaged Property without passing over other property) or in recorded easements serving the applicable Mortgaged Property and such easements are set forth in and insured by the applicable Title Insurance Policy and (iii) each Mortgaged Property has sufficient parking (whether by right, pursuant to an REA or pursuant to an irrevocable easement) or is located in a parking lot district in which case no parking is required to be on-site but is instead supported by public garages and public transportation, all to the extent required to comply with all Requirements of Law.

(d)           Physical Condition.  Each Mortgaged Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, is in serviceable condition, order and repair in all material respects (ordinary wear and tear excepted).  To the knowledge of the Credit Parties and their Subsidiaries, there exists no material structural, mold or other material defects or damages in any Mortgaged Property, as a result of a casualty or otherwise, and whether latent or otherwise.  No Credit Party has received written notice from any insurance company or bonding company of any defects or inadequacies in any Mortgaged Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(e)           Condemnation.  No Condemnation or other proceeding has been commenced or, to the knowledge of the Credit Parties, is threatened in writing or contemplated with respect to all or any portion of any Mortgaged Property or for the relocation of roadways providing access to any Mortgaged Property.

(f)            Separate Lots; Assessments.  Each Mortgaged Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with any Mortgaged Property or any portion thereof.  To the knowledge of the Credit Parties and their Subsidiaries, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Mortgaged Property, nor to the knowledge of the Credit Parties or their Subsidiaries, are there any contemplated improvements to any Mortgaged Property that may result in such special or other assessments.

(g)           Boundaries.  Except to the extent affirmatively insured over under the title policies, (i) none of the Improvements which were included in determining the appraised value of any Mortgaged Property lie outside the boundaries and building restriction lines of any Mortgaged Property to any material extent, and (ii) no improvements on adjoining properties encroach upon any Mortgaged Property and no easements or other encumbrances upon any Mortgaged Property encroach upon any of the Improvements so as to materially affect the value or marketability of any Mortgaged Property.

(h)           Reciprocal Easement Agreements.  Neither a Credit Party nor a Subsidiary thereof has given or received any written notice with respect to any alleged or current default under any of the terms and conditions of a REA as described in any title commitment for a Mortgage Policy.  To the knowledge of each Credit Party and each of its Subsidiaries, all easements granted pursuant to any REA that were to have survived the site preparation and completion of construction of any Improvements on the Mortgaged Properties (to the extent the same has been completed), remain in full force and effect and have not been released, terminated, extinguished or discharged by agreement or otherwise.  All material sums due and owing by a Credit Party or any of its Subsidiaries to other parties to any REA (or, to the Credit Parties’ knowledge, by the other parties to each REA to a Credit Party) pursuant to the terms of such REA (including, without limitation, all sums, charges, fees, assessments, costs and expenses in connection with any taxes, site preparation and construction, non-shareholder contributions, and common area and other property management activities) have been paid, and no Lien has attached on any Mortgaged Property (or to the knowledge of the Credit Parties or their Subsidiaries, threat thereof has been made) for failure to pay any of the foregoing.

(i)            No Flood Hazard Property.  No Mortgaged Property is a Flood Hazard Property unless flood insurance reasonably acceptable to the Administrative Agent has been provided for such Mortgaged Property.

(j)            Information regarding Mortgaged Properties.  Set forth on Schedule 3.23(j) is information regarding each Mortgaged Property, including, without limitation, the street address, city, county and state where located.

(k)           Insurance.  The insurance coverage of the Credit Parties and their Subsidiaries as of the Closing Date (or, if applicable, any subsequent date on which such schedule is required, pursuant to the terms hereof, to be updated) is outlined as to carrier, policy number, expiration date, type and amount on Schedule 3.23(k) and such insurance coverage complies the requirements set forth in Section 5.6.

(l)            Notices Related to Mortgaged Properties.  No Credit Party has, on or after the date hereof, been notified in writing by any Governmental Authority or any other Person that such party has rescinded or not renewed, or is reasonably likely to rescind or not renew, any material permit, license, certification, authorization, approval, consent or agreement granted to it or to which it is a party.  No Credit Party has received written notice from any insurance company or bonding company of any defects or inadequacies in any Mortgaged Property, or any part thereof, which would materially and adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(m)          Modifications/Alterations to Mortgaged Properties subject to Lien of Credit Documents.  Each Credit Party affirms that (i) title with respect to any and all modifications and alterations to any Mortgaged Property shall automatically (and without the need for further action) vest with the Borrower and (ii) any and all such modifications and alterations to any Mortgaged Property shall automatically (and without the need for further action) be subject to the Lien of the Credit Documents in favor of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1            Conditions to Closing Date.

This Agreement shall become effective upon, and the obligation of each Lender to make the initial Extensions of Credit on the Closing Date is subject to, the satisfaction of the following conditions precedent:

(a)           Execution of this Agreement; Credit Documents and Lender Consents.  The Administrative Agent shall have received (i) counterparts of this Agreement, executed by a duly authorized officer of each party hereto, (ii) for the account of each Lender requesting a promissory note, a Note, (iii) counterparts of the Mortgage Instruments, conforming to the requirements of this Agreement and executed by duly authorized officers of the Borrower or other Person, as applicable, (iv) counterparts of each other Credit Document, executed by the duly authorized officers of the parties thereto and (v) executed consents, in substantially the form of Exhibit 4.1(a), from each Lender authorizing the Administrative Agent to enter this Agreement on their behalf.

(b)           Authority Documents.  The Administrative Agent shall have received the following:

(i)            Articles of Incorporation/Charter Documents.  Original certified articles of incorporation or other charter documents, as applicable, of each Credit Party certified (A) by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date, and (B) to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation or organization, as applicable.

(ii)           Resolutions.  Copies of resolutions of the board of directors or comparable managing body of each Credit Party approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iii)          Bylaws/Operating Agreement.  A copy of the bylaws or comparable operating agreement of each Credit Party certified by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iv)          Good Standing.  Original certificates of good standing, existence or the equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect.

(v)           Incumbency.  An incumbency certificate of each Responsible Officer of each Credit Party certified by an officer (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) to be true and correct as of the Closing Date.

(c)           Legal Opinion of Counsel.  The Administrative Agent shall have received an opinion or opinions of counsel (including, without limitation, local counsel opinions (in each case reasonably acceptable to the Administrative Agent) and opinions from the in-house general counsel of the Credit Parties) for the Credit Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the

Administrative Agent (which shall include, without limitation, opinions with respect to the due organization and valid existence of each Credit Party, opinions as to perfection of the Liens granted to the Administrative Agent pursuant to the Security Documents and opinions as to the non-contravention of the Credit Parties’ organizational documents and material contracts, as disclosed in the Borrower’s SEC filings).

(d)           Collateral.  The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, and to the extent provided by third parties, from a provider reasonably acceptable to the Administrative Agent:

(i)            a fully executed and notarized Mortgage Instrument encumbering each Mortgaged Property as to property owned by the Borrower;

(ii)           with respect to each Mortgaged Property, a Mortgage Policy assuring the Administrative Agent that the Mortgage Instrument with respect to such Mortgaged Property creates a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens, which Mortgage Policy shall be in form and substance reasonably satisfactory to the Administrative Agent and shall provide for affirmative insurance and such reinsurance as the Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Administrative Agent;

(iii)          evidence as to (A) whether each Mortgaged Property is a Flood Hazard Property and (B) if any Mortgaged Property is a Flood Hazard Property, (x) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (y) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Administrative Agent (I) as to the fact that any Mortgaged Property is a Flood Hazard Property and (II) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (z) copies of insurance policies or certificates of insurance of the Credit Parties evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Lenders;

(iv)          a map or plat, as applicable, and the as-built survey of the site of each Mortgaged Property (a “Survey”), in each case certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date satisfactory to each of the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to each of the Administrative Agent and the Title Insurance Company, which map or plat, as applicable, and the survey on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2005, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such map or plat, as applicable, and survey the following:  (A) the locations on such site of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the site and width thereof; (C) all access and other easements appurtenant to the site necessary to use the site; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the site or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the site; and (F) if the site is described as being on a filed map, a legend relating the survey to said map;

(v)           a reasonably satisfactory third-party environmental review of each Mortgaged Property, including, without limitation, but not limited to a Phase I environmental assessment, together with a reliance letter in favor of the Lenders (the “Environmental Report”);

(vi)          an opinion of counsel to the Credit Parties for each jurisdiction in which any Mortgaged Property is located;

(vii)         a zoning report for each Mortgaged Property (the “Zoning Report”);

(viii)        an MAI appraisal (in accordance with FIRREA standards) of each Mortgaged Property (the “Appraisal”);

(ix)           (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien and judgment searches;

(x)            completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(xi)           duly executed consents as are necessary, in the Administrative Agent’s sole discretion, to perfect the Lenders’ security interest in the Collateral;

(xii)          to the extent required to be delivered pursuant to the terms of the Security Documents, all instruments, documents and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s and the Lenders’ security interest in the Collateral; and

(xiii)         property condition and engineering report regarding any Mortgaged Property (the “Property Condition Report”).

(e)           Liability, Casualty, Property, Business Interruption and other Insurance.  The Administrative Agent shall have received copies of insurance policies or certificates and endorsements of insurance evidencing insurance meeting the requirements set forth herein.  The (i) Administrative Agent shall be named as mortgagee and lenders’ loss payee, as its interest may appear, with respect to any such insurance providing coverage in respect of any Mortgaged Property and (ii) each of the Administrative Agent, the Lenders and the Borrower, shall be named as an additional insured, as its interest may appear, with respect to any such insurance providing liability coverage, and the Credit Parties will use their commercially reasonable efforts to have each provider of any such insurance agree, by endorsement upon the policy or policies issued by it or by independent instruments to be furnished to the Administrative Agent, that it will give the

Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be materially altered or cancelled.

(f)            Account Designation Notice.  The Administrative Agent shall have received the executed Account Designation Notice in the form of Exhibit 1.1(a) hereto.

(g)           Consents.  The Administrative Agent shall have received evidence that all boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the Transactions have been obtained and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such Transactions or that could seek or threaten any of the foregoing.

(h)           Compliance with Laws.  The financings and other Transactions contemplated hereby shall be in compliance with all applicable laws and regulations (including, without limitation, all applicable securities and banking laws, rules and regulations).

(i)            Bankruptcy.  There shall be no bankruptcy or insolvency proceedings pending with respect to any Credit Party or any Subsidiary thereof.

(j)            Financial Statements.  The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 3.1, each in form and substance reasonably satisfactory to the Administrative Agent.

(k)           No Material Adverse Effect.  Since December 31, 2009, there shall have been no occurrence or other matter resulting in a Material Adverse Effect.

(l)            Financial Condition Certificate.  The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrower as of the Closing Date, substantially in the form of Exhibit 4.1(l) stating that (i) there does not exist any pending or ongoing, action, suit, investigation, litigation or proceeding in any court or before any other Governmental Authority (A) affecting this Agreement or the other Credit Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date or (B) that purports to affect any Credit Party or any of its Subsidiaries, or any transaction contemplated by the Credit Documents, which action, suit, investigation, litigation or proceeding could reasonably be expected to have a Material Adverse Effect, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date, (ii) immediately after giving effect to this Agreement, the other Credit Documents, and all the Transactions contemplated to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents are true and correct, and (C) the Credit Parties are in compliance on a Pro Forma Basis with each of the initial financial covenants set forth in Section 5.11 (as evidenced through detailed calculations of such financial covenants on a schedule to such certificate) as of the last day of the fiscal quarter ending at least twenty (20) days preceding the Closing Date and (D) the Transactions do not contravene, or otherwise conflict with, the terms of any of the Credit Parties’ then current Material Contracts and (iii) each of the other conditions precedent in Section 4.1 have been satisfied.

(m)          Structure.  The pro forma capital, ownership and management structure and shareholding arrangement of the Credit Parties and their Subsidiaries (and all agreements relating thereto) shall be reasonably satisfactory to the Administrative Agent.

(n)           Fees and Expenses.  The Administrative Agent and the Lenders shall have received all fees and expenses, if any, owing as of the Closing Date pursuant to the Engagement Letter and Section 2.2.

(o)           Pay-Off of Existing Indebtedness for Mortgaged Properties.  The Administrative Agent shall have received evidence of (i) the pay-off of all existing Indebtedness, if any, with regard to each Mortgaged Property, (ii) the release and termination of all Liens securing such Indebtedness and (iii) the transfer to the Borrower of all right, title and interest of any third party holding any interest in any Mortgaged Property in connection with such Indebtedness or otherwise.

(p)           Representations and Warranties.  The representations and warranties made by the Borrower herein, in the Credit Documents and which are contained in any certificate furnished at any time under or in connection herewith on or prior to the Closing Date shall (i) with respect to representations and warranties that do not contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do contain a materiality qualification, be true and correct in all material respects, in each case on and as of the Closing Date.

(q)           Additional Matters.  All other documents and legal matters in connection with the Transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

Without limiting the generality of the provisions of Section 8.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement or a Lender Consent shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.  All third party due diligence reports shall be commissioned by the Administrative Agent and addressed to the Administrative Agent on behalf of the Lenders and their respective successors and assigns.

Section 4.2            Conditions to Extensions of Credit.

The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a)           No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Agreement.

Each Extension of Credit and each acceptance by the Borrower of any such Extension of Credit shall be deemed to constitute representations and warranties by the Credit Parties as of the date of such Extension of Credit that the conditions set forth above in this Section 4.2 have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower, on behalf of each of the Credit Parties, hereby covenants and agrees on the Closing Date and thereafter (a) for so long as this Agreement is in effect and (b) until no Note remains outstanding and unpaid and the Credit Party Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full, that (for the duration of time described in the foregoing subsections (a) and (b)) each Credit Party shall, and shall cause each of its Subsidiaries to:

Section 5.1            Financial Statements.

Furnish to the Administrative Agent and each of the Lenders:

(a)           as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, a copy of the Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such year and the related Consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without qualification, by independent certified public accountants of nationally recognized standing; and

(b)           as soon as available, but in any event not later than forty-five (45) days after the end of each of the first three (3) quarterly periods of each fiscal year of the Borrower (commencing with the fiscal quarter ending September 30, 2010), the unaudited Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such quarter and the related unaudited Consolidated statements of income and retained earnings and of cash flows of the Borrower and its Consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as may be approved by such Responsible Officer or accountants, as the case may be, and disclosed therein).  The Borrower’s obligation to furnish such statements is subject to the final paragraph of Section 5.2.

Section 5.2            Certificates; Other Information.

Furnish to the Administrative Agent and each of the Lenders:

(a)           within fifteen (15) days after the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under Section 5.11, except as specified in such certificate;

(b)           concurrently with the delivery of the financial statements referred to in Section 5.1(a) and within fifteen (15) days after the delivery of the financial statements referred to in Section 5.1(b), a certificate of a Responsible Officer substantially in the form of Exhibit 5.2(b) (i) stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) including, without limitation, calculations in reasonable detail with respect to compliance with Section 5.11, (iii) demonstrating compliance with the Guarantee Requirement and (iv) certifying that the financial statements delivered for such period are fairly stated in all material respects (subject to normal year-end audit adjustments);

(c)           concurrently with the delivery of the financial statements referred to in Section 5.1(a), a copy of any business plan for the Borrower, individually, or for the Borrower and its Subsidiaries on a Consolidated basis, that has been prepared and presented to the Board of Directors of the Borrower and that has been approved by the Board of Directors of the Borrower with respect to the fiscal year commencing immediately after the fiscal year covered by such financial statements, such plan to be accompanied by a certificate of a Responsible Officer to the effect that such plan has been prepared in good faith based on reasonable assumptions regarding the operations of the Borrower and its Subsidiaries and that such Responsible Officer has no reason to believe it is incorrect or misleading in any material respect;

(d)           [intentionally deleted];

(e)           no later than five (5) Business Days prior to the effective date thereof, a copy of any amendment, supplement, waiver or other modification to any Organizational Agreement;

(f)            promptly after the same become publicly available, copies of all periodic reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the SEC (or any successor thereto) or any national securities exchange, or distributed by the Borrower or any of its Subsidiaries to its security holders generally, as the case may be;

(g)           promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Credit Party or any Commonly Controlled Entity may request with respect to any Multiemployer Plan; provided, that if the Credit Parties or any Commonly Controlled Entity have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Credit Parties and/or their Commonly Controlled Entities shall promptly make a request for such documents or notices and from such administrator or sponsor and the Parent shall provide copies of such documents to the Administrative Agent (on behalf of each Lender) promptly after receipt thereof; and

(h)           promptly, such additional financial and other information as any Lender may from time to time reasonably request.

Notwithstanding the foregoing provisions of Sections 5.1(a), 5.1(b), 5.2(e) and 5.2(f) as of the date items are to be furnished to the Administrative Agent and the Lenders under such Sections 5.1(a), 5.1(b), 5.2(e) and 5.2(f), to the extent the Borrower files the various financial statements, reports, statements and any other materials referred to in Sections 5.1(a), 5.1(b), 5.2(e) and 5.2(f), as applicable, with the SEC and such financial statements, reports, statements and other materials are publicly available on the SEC website, then the Borrower shall be deemed to have furnished such financial statements, reports, statements and other such information pursuant to Sections 5.1(a), 5.1(b), 5.2(e) and 5.2(f), as applicable, as of the date such applicable items become publicly available on the SEC website.

Section 5.3            Payment of Obligations.

Pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may, be all its obligations of whatever nature, except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be, or (b) the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.4            Conduct of Business and Maintenance of Existence.

Continue to engage in its now current business which is comprised of the development and commercialization of therapeutic products for patients with chronic and life-threatening diseases and to preserve, renew and keep in full force and effect its existence and to take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of such business.

Section 5.5            Compliance with Contractual Obligations and Laws.

Comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.6            Insurance.

(a)           Maintain with financially sound and reputable insurance companies insurance in such form and upon such terms and in such amounts and against such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, provided, regarding any Mortgaged Property if and to the extent of any conflict between the provisions of this Section 5.6(a) and Sections 5.6(b)-(d), the provisions of Sections 5.6(b)-(d) shall govern and control.

(b)           Obtain and maintain, or cause to be maintained, at all times insurance for the Credit Parties and each Mortgaged Property providing at least the following coverages:

(i)            comprehensive “all risk” insurance on the Improvements and the Fixtures, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Fixtures waiving all co-insurance provisions; (C) providing for no deductible or self-insured retention in excess of $500,000 for all such insurance coverage; and (D) if any of the Improvements or the use of any Mortgaged Property shall at any time constitute “legal nonconforming” structures or uses, providing coverage for contingent liability from operation of building laws, demolition costs and increased cost of construction endorsements and containing an “Ordinance or Law Coverage” or “Enforcement” endorsement. In addition, Credit Parties shall obtain: (x) windstorm and mold insurance in amounts and in form and substance acceptable to the Administration Agent; (y) if any portion of the Improvements is at any time located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance of the following types and in the following amounts: (A) coverage under insurance policies issued pursuant to the Flood Insurance Acts (the “Flood Insurance Policies”) in an amount equal to the lesser of (1) the principal balance of the Loans and (2) the maximum limit of coverage available for the applicable Mortgaged

Properties under the Flood Insurance Acts, subject only to customary deductibles under such insurance policies; and (B) coverage under supplemental private insurance policies in an amount, which when added to the coverage provided under the Flood Insurance Policies, is not less than the principal balance of the Loans; and (z) earthquake insurance in amounts and in form and substance reasonably satisfactory to the Administrative Agent in the event any Mortgaged Property is located in an area with a high degree of seismic risk;

(ii)           commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about each Mortgaged Property, with such insurance (A) to be in an amount reasonably acceptable to the Administrative Agent; and (B) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations; (3) independent contractors and (4) blanket contractual liability;

(iii)          at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if any Mortgaged Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against “all risks” insured against pursuant to subsection (i) above, (3) including, without limitation, permission to occupy each Mortgaged Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv)          workers’ compensation, subject to applicable statutory limits, and employer’s liability insurance in respect of any work or operations on or about any Mortgaged Property, or in connection with any Mortgaged Property or its operation (if applicable); and

(v)           pollution and remediation legal liability insurance covering legal expenses, remediation costs and loss of value for each Mortgaged Property relating to environmental issues on, under or emanating from any Mortgaged Property in such reasonable amounts as requested by the Administrative Agent; provided that (A) such insurance shall be (1) not less than $10,000,000 per Mortgaged Property per occurrence and (2) not less than $10,000,000 in the aggregate and (B) no deductible shall be in excess of $200,000.

(c)           Cause all insurance policies provided for under Section 5.6(b) to contain clauses or endorsements to the effect that:

(i)            no act or negligence of any Credit Party, or anyone acting for any Credit Party, or any other tenant or other occupant, or failure to comply with the provisions of any insurance policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as the Administrative Agent is concerned;

(ii)           the insurance policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ prior written notice to the Administrative Agent and any other party named therein as an additional insured;

(iii)          the issuers thereof shall give written notice to the Administrative Agent if the insurance policies have not been renewed thirty (30) days prior to its expiration; and

(iv)          the Administrative Agent shall not be liable for any insurance premiums thereon or subject to any assessments thereunder.

(d)           Maintain with financially sound and reputable insurance companies having a claims paying ability rating of “A-” or better by A.M. Best Company (or such other rating agency acceptable to the Administrative Agent) liability, casualty, property and business interruption insurance (including, without limitation, insurance with respect to the Mortgaged Properties) in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon the request of the Administrative Agent, full information as to the insurance carried. The Administrative Agent shall be named as lender loss payable and mortgagee, as its interest may appear, and the Administrative Agent, the Lenders and the Borrower shall each be named as an additional insured with respect to any such casualty, property and liability insurance, as applicable.  If at any time the Administrative Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, the Administrative Agent shall have the right, without notice to the Credit Parties, to take such action as the Administrative Agent deems necessary to protect its interest in each Mortgaged Property, including, without limitation, obtaining such insurance coverage as the Administrative Agent in its sole discretion deems appropriate.  All premiums incurred by the Administrative Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by the Credit Parties to the Administrative Agent upon demand and, until paid, shall be secured by the Mortgage Instruments and shall bear interest at the applicable Default Rate.

Section 5.7            Inspection of Property; Books and Records; Discussions.

(a) Keep proper books of records and account in which complete and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit appropriate representatives of the Administrative Agent or any Lender to (i) visit and inspect each Mortgaged Property, visit any property where its financial records are maintained and examine and make abstracts from any of its financial records as often as may be reasonably requested, in each case (prior to the occurrence of a Default, no more frequently than once per calendar year but from and after the occurrence of any Default or Event of Default and during the continuance thereof, without limitation as to the frequency of such visits and inspections) during normal business hours and upon reasonable prior notice specifying the purpose of such visit and inspection, and (ii) discuss the business, operations, properties and financial condition of the Borrower and its Subsidiaries with Responsible Officers of the Borrower and its Subsidiaries and with the Borrower’s independent certified public accountants (any such discussion with such accountants to be in the presence of a Responsible Officer of the Borrower unless an Event of Default has occurred and is continuing). In light of the nature of the businesses in which the Borrower and its Subsidiaries will engage, it is understood and agreed that, unless an Event of Default has occurred and is continuing, the Borrower may limit the access of representatives of the Administrative Agent and any Lender to any property of the Borrower and its Subsidiaries (other than any Mortgaged Property) if the Borrower determines in good faith, after consultation with the Administrative Agent, that such access to such property would significantly disrupt the normal conduct of the business conducted on such property.

Section 5.8            Notices.

Promptly give notice in writing to the Administrative Agent (which shall promptly transmit such notice to each Lender) of:

(a)           the occurrence of any Default or Event of Default;

(b)           any default or event of default under any Contractual Obligation of any Credit Party or any of its Subsidiaries, which if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)           the following events, as soon as possible and in any event within thirty (30) days after any Credit Party knows thereof, if, individually or in the aggregate, the liability of a Credit Party or any of its Subsidiaries that could reasonably be expected to result would be $10,000,000 or more:  (i) the occurrence or expected occurrence of any Reportable Event or non-exempt Prohibited Transaction with respect to any Single Employer Plan; the failure to make any required contribution to a Single Employer Plan; a determination that any Single Employer Plan is in “at-risk” status (within the meaning of Section 303 of ERISA or Section 430 of the Code); the creation of any Lien in favor of the PBGC or a Single Employer Plan; the termination of any Single Employer Plan; or any withdrawal from, of the Reorganization or Insolvency of, any Multiemployer Plan or any determination that a Multiemployer Plan is, or is expected to be, in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or (ii) the institution of proceedings or the taking of any other action by the PBGC, any Credit Party or any Commonly Controlled Entity or any Plan with respect to the termination of, any Single Employer Plan or the withdrawal from, Reorganization, Insolvency of, or endangered or critical status of, any Multiemployer Plan;

(d)           promptly, upon becoming aware of the occurrence of any litigation, or any investigation or proceeding known to any Credit Party (i) affecting any Credit Party or any of its Subsidiaries which (in the Borrower’s reasonable judgment), if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or otherwise involve a monetary claim in excess of $10,000,000 (with respect to any such individual matter) or $25,000,000 (with respect to all such matters in the aggregate), (ii) affecting or with respect to this Agreement, any other Credit Document or any security interest or Lien created thereunder or (iii) involving any notice of violation of a Requirement of Law or any environmental claim or potential liability under Environmental Laws which, in each case, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or otherwise to have exposure to any Credit Party in excess of $10,000,000 (with respect to any such individual matter) or $25,000,000 (with respect to all such matters in the aggregate);

(e)           any attachment, judgment, lien, levy or order exceeding $2,000,000 that may be assessed against or threatened in writing against any Credit Party other than Permitted Liens or any such attachment, judgment, lien, levy or order exceeding $250,000 that may be assessed against any Mortgaged Property;

(f)            promptly, any written notice of any violation received by any Credit Party from any Governmental Authority (including, without limitation, any notice of violation of Environmental Laws) which could reasonably be expected to have a Material Adverse Effect or otherwise to have exposure to any Credit Party in excess of $10,000,000;

(g)           with respect to each Mortgaged Property, any (i) written notice that any Governmental Authority has revoked or is likely to revoke any material Environmental Permit held by, or has refused to issue or renew, or is likely to refuse to issue or renew, any material Environmental Permit sought by, the Borrower, any Credit Party or any of its Subsidiaries; (ii) listing or proposal for listing any Mortgaged Property on any list maintained by any Governmental Authority for possible environmental investigation or remediation, including, without limitation, the National Priorities List and the Comprehensive Environmental Response, Compensation and Liability Information System list maintained by the U.S. Environmental Protection Agency and any similar list maintained by any other federal, state, local, or other authority; or (iii) development, event or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to have a Material Adverse Effect; and

(h)           promptly of the intended sale, transfer or other disposition of any Collateral.

Each notice pursuant to this Section 5.8 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action, if any, the Borrower proposes to take with respect thereto.

Section 5.9            Addition of Material Subsidiaries as Guarantors / Guarantee Requirement.

The Borrower will cause the Guarantee Requirement to be satisfied at all times from and after the date sixty (60) days after the Closing Date.  Each Subsidiary, designated as a Material Subsidiary by the Borrower (as described in the definition of “Material Subsidiary”), shall for all purposes of this Agreement and the other Credit Documents immediately be a Material Subsidiary and a Guarantor from the time of such designation.

Concurrent with its delivery of the Guaranty Agreement, the initial Guarantor shall: (a) execute and deliver (i) the Initial Guarantor Joinder Agreement, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which the initial Guarantor shall become a Guarantor and shall join as a party to this Agreement and the Environmental Indemnity and (ii) an officer’s certificate in the form attached hereto as Exhibit 4.1(b), with the appropriate exhibits thereto, in form and substance reasonably satisfactory to the Administrative Agent, and (b) cause to be delivered to the Administrative Agent a legal opinion regarding the initial Guarantor, the Guaranty Agreement, the Initial Guarantor Joinder Agreement and the Environmental Indemnity, substantially in the form of the legal opinions delivered on behalf of the Borrower on the Closing Date, addressed to the Administrative Agent and the Lenders.  The Guaranty Agreement, the Initial Guarantor Joinder Agreement, the officer’s certificate and the legal opinion shall all be delivered on or prior to the date sixty (60) days after the Closing Date to the Administrative Agent.

Each Subsidiary (other than such which is already a party to the Guaranty Agreement as a direct party thereto or pursuant to a prior Joinder Agreement) designated as a Material Subsidiary shall execute a Joinder Agreement, in form and substance reasonably satisfactory to the Administrative Agent, evidencing that such Subsidiary has been joined as a Guarantor; provided, notwithstanding any failure or delay in the execution of such Joinder Agreement, each such Subsidiary shall be a Guarantor from the time of such designation as a Material Subsidiary.  Concurrent with its delivery of the above-referenced Joinder Agreement, each such Material Subsidiary shall also execute an officer’s certificate in the form attached hereto as Exhibit 4.1(b), with the appropriate exhibits thereto, in form and substance reasonably satisfactory to the Administrative Agent.  The Joinder Agreement and the officer’s certificate shall all be delivered promptly (and in any event within twenty (20) Business Days after the date of designation of such Subsidiary as a Material Subsidiary) to the Administrative Agent.

For purposes of this Agreement and the other Credit Documents, “Material Subsidiary” shall mean any Subsidiary (a) the revenues of which for the most recent period of four fiscal quarters of the Borrower were greater than 5% of the Borrower’s consolidated revenues for such period or (b) the assets of which as of the last day of the most recently completed period of four fiscal quarters of the Borrower were greater than 5% of Borrower’s consolidated assets as of such date; provided, that if at any time (i) the aggregate amount of the revenues of all Subsidiaries that are not Material Subsidiaries exceeds 10% of the Borrower’s consolidated revenues for the most recent period of four fiscal quarters of the Borrower or (ii) the aggregate amount of the assets of all Subsidiaries that are not Material Subsidiaries exceeds 10% of the Borrower’s consolidated assets as of the last day of the most recently completed period of four fiscal quarters of the Borrower, then the Borrower shall designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess.  For purposes of making the determinations required by this definition, revenues and assets of Foreign Subsidiaries shall be converted into Dollars at the rates used in preparing the consolidated balance sheet of the Borrower included in the applicable financial statements of the Borrower.  The Borrower agrees that it will promptly notify Administrative Agent in writing if and when any other existing or future Subsidiaries of the Borrower should be added as Guarantors in order to meet the Guarantee Requirement and which Subsidiaries have been so added as Material Subsidiaries.

Notwithstanding the foregoing, and provided no Default or Event of Default shall have occurred and be continuing, if the Borrower provides the Administrative Agent with an officer’s certificate from a Responsible Officer within twenty (20) Business Days after the last day of any fiscal quarter certifying that the Guarantee Requirement and the requirements set forth for a “Material Subsidiary” in the preceding paragraph shall continue to be satisfied at all times notwithstanding the release of a Subsidiary from its status as a “Guarantor”, then the Administrative Agent shall promptly provide a letter in favor of such Subsidiary and the Borrower releasing such Subsidiary from its status as a “Guarantor”.

Section 5.10         Environmental Matters.

(a)           Comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws;

(b)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings;

(c)           Upon the reasonable written request of the Administrative Agent following the occurrence of any event or the discovery of any condition which the Administrative Agent or the Lenders reasonably believe has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 3.18 to be untrue in any material respect, furnish or cause to be furnished to the Administrative Agent, at the Borrower’s expense, a report of an environmental assessment of reasonable scope, form and depth, (including, without limitation, if deemed appropriate by Administrative Agent, acting reasonably, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent as to whether a release or threat of release of any Materials of Environmental Concern has or may have occurred on any of the Properties and as to the compliance by any of the Credit Parties or any of their Subsidiaries with Environmental Laws at such Property.  If the Credit Parties fail to deliver such an environmental report within 120 days after receipt of such written request then the Administrative Agent may arrange for the same, and the Credit Parties hereby grant to the Administrative Agent and its representatives (who agree to be bound by the confidentiality provisions of this Agreement) access to the Properties to reasonably undertake such an assessment (including, without limitation, if deemed appropriate by the Administrative Agent, acting reasonably, invasive soil or groundwater sampling).  The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Borrower promptly following demand and if not so paid added to the obligations secured by the Security Documents; and

(d)           Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors and affiliates, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Credit Party or any of its Subsidiaries or any of their respective properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or intentional bad acts of the party seeking indemnification therefor, or the material breach of the party seeking indemnification therefor of the obligations pursuant to this Agreement or any other Credit Document.  The agreements in this paragraph shall survive repayment of the Credit Party Obligations and all other amounts payable hereunder and termination of the Loan Commitment and the Credit Documents.

Section 5.11         Financial Covenants.

Comply with the following financial covenants:

(a)           Maximum Consolidated Leverage Ratio Covenant.  The maximum Consolidated Leverage Ratio, calculated as of the last day of each fiscal quarter on a rolling four quarter basis commencing with the quarter ending as of September 30, 2010, shall not exceed 2.50:1.00; and

(b)           Minimum Liquidity Covenant.  The sum of the Borrower’s Cash plus Cash Equivalents plus the Fair Market Value of Marketable Securities minus all Consolidated Funded Indebtedness scheduled to mature during the next occurring four (4) quarters (determined on a rolling four quarter basis commencing with the quarter ending as of September 30, 2010) minus STAP Liability in excess of $50,000,000, in each case calculated as of the last day of each fiscal quarter commencing with the quarter ending as of September 30, 2010, shall not be less than $150,000,000.

Section 5.12         Pledged Assets.

(a)           Priority.  From the Closing Date until the date on which all of the Credit Party Obligations have been fully and finally paid and performed, cause each Mortgaged Property and all other Collateral to be, at all times, subject to a valid, first priority perfected Lien, in favor of the Administrative Agent on behalf of the Lenders, granted by the Credit Parties subject only to Permitted Liens.

(b)           Perfection of Security Interest by Filing, Etc.  Execute and deliver to the Administrative Agent and/or record or file such agreements, assignments or instruments and do all such other things as the Administrative Agent may reasonably deem necessary or appropriate (i) to assure to the Administrative Agent its security interests hereunder and under the other Credit Documents are perfected, (ii) to consummate the transactions contemplated hereby and (iii) to otherwise protect and assure the Administrative Agent of its rights and interests hereunder.  Each Credit Party hereby authorizes the Administrative Agent to prepare and file such financing statements (including, without limitation, continuation statements) or amendments thereof or supplements thereto or other instruments as the Administrative Agent may from time to time deem reasonably necessary or appropriate in order to perfect and maintain the security interests granted hereunder in accordance with the UCC.  Each Credit Party agrees to mark its books and records to reflect the security interest of the Administrative Agent in the Collateral.

(c)           Other Liens.  Defend its interests in the Collateral against the claims and demands of all other parties claiming an interest therein and keep the Collateral free from all Liens, except for Permitted Liens.  Neither the Administrative Agent nor any Lender authorizes any Credit Party to, and no Credit Party shall, sell, exchange, transfer, assign, lease or otherwise dispose of the Collateral or any interest therein, except as permitted under this Agreement.

(d)           Preservation of Collateral.  Keep the Collateral in good order, condition and repair in all material respects, ordinary wear and tear excepted; not use the Collateral in violation of the provisions of this Agreement or any other agreement relating to the Collateral or any policy insuring the Collateral or any applicable Requirement of Law; and not permit any Collateral (that is personal property) to be or become a fixture to real property or an accession to other personal property unless the Administrative Agent has a valid, perfected and first priority security interest for the benefit of the Secured Parties in such real or personal property.

(e)           Recovery Proceeds.  Subject to the provisions of Section 5.19 hereof, cause all net cash insurance proceeds, condemnation or expropriation awards or other net proceeds of whatever type payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets constituting Collateral to be delivered to the Administrative Agent to the extent required by the Credit Documents or, if not so required, then to one or more of the Credit Parties.

Section 5.13         Further Assurances, Etc.

(a)           Public/Private Designation.  Cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Credit Parties to the Administrative Agent and Lenders (collectively, “Information Materials”) and will designate Information Materials (i) that are either available to the public or not material with respect to the Credit Parties and their Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (ii) that are not Public Information as “Private Information”.

(b)           Additional Information.  Provide such information regarding the operations, business affairs and financial condition of the Credit Parties and their Subsidiaries as the Administrative Agent or any Lender may reasonably request.

(c)           Further Assurances.  (i) Upon the reasonable request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the UCC or any other

Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Credit Documents and all applicable Requirements of Law and (ii) the Borrower will notify the Administrative Agent in the event that any Credit Party intends to change its name on the public record of the state of its organization or its “location” (as such term is used in Article 9 of any applicable Uniform Commercial Code) at least thirty (30) days before such change is made.  Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Credit Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower or any Credit Party will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

Section 5.14         Maintenance of Mortgaged Property.

Cause each Mortgaged Property (including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, on or prior to the date on which any Mortgaged Property is scheduled to open for business and at all times thereafter (and except for times during which any of the same are being renovated, constructed, modified, restored, installed or repaired in connection with any the Administrative Agent-approved construction or renovation)) to be used, operated and maintained (at the cost and expense of the Credit Parties) (a) in a manner consistent with the practices of the Credit Parties with respect to similar facilities owned or operated by any of the Credit Parties, (b) in accordance with all applicable Requirements of Law, (c) so as to remain in a good and safe condition and repair (excepting customary and ordinary wear and tear) and (d) otherwise in accordance with the terms of this Agreement.  Except with respect to the current construction on the Maryland Mortgaged Property, the anticipated modifications to the Improvements on the Maryland Mortgaged Property in connection with a walkway and the intended expansion of the Improvements on the North Carolina Mortgaged Property, all of which are described in detail pursuant to Schedule 5.14 and are hereby approved by the Administrative Agent, the Improvements and the Fixtures shall not be removed, demolished or materially altered (except for replacement of the Fixtures in the ordinary course of business) without the prior written consent of the Administrative Agent; provided that, the Credit Parties shall have the right to improve or alter each Mortgaged Property so long as the economic value, useful life, utility, condition, operational capacity and functional capacity of such Mortgaged Property is not decreased or diminished by such improvement or alteration.  If under applicable zoning provisions the use of all or any portion of any Mortgaged Property is or shall become a nonconforming use, the Credit Parties will not knowingly and intentionally cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of the Administrative Agent.  The Credit Parties (at the cost and expense of the Credit Parties) will cause each Mortgaged Property to be maintained and managed in accordance with all applicable Requirements of Law and all applicable requirements of Governmental Authorities.  The Credit Parties will not commit or suffer any active, physical waste of any Mortgaged Property or take any action that invalidates or causes the cancellation of any insurance policy with respect to any Mortgaged Property, or do or permit to be done on any Mortgaged Property anything that may in any way materially impair the value of any Mortgaged Property or (except for Permitted Liens) the Lien on any Mortgaged Property.  There shall, at all times, exist no material structural, mold or other material defects or damages in any Mortgaged Property, that is not being remediated pursuant to the Administrative Agent-approved construction or renovation.

Section 5.15         Utilities and Public Access; Parking.

Cause each Mortgaged Property, on or prior to the date on which such Mortgaged Property is scheduled to open for business and at all times thereafter (except for times during which any such services may be reasonably limited in connection with any renovation work or construction work which has been approved by the Administrative Agent or in a manner otherwise reasonably acceptable to the Administrative Agent), to have (a) adequate rights of access to public ways and be served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Mortgaged Property for full utilization of such Mortgaged Property for its intended use, (b) all public utilities necessary to the full use and enjoyment of such Mortgaged Property as currently used and enjoyed which are located either in the public right-of-way abutting such Mortgaged Property (which are connected so as to serve such Mortgaged Property without passing over other property) or in recorded easements serving such Mortgaged Property and such easements are set forth in and insured by the applicable Title Insurance Policy, (c) all roads necessary for the use of such Mortgaged Property for its intended use, which such roads shall have been completed and dedicated to public use and accepted by all Governmental Authorities and (d) parking to the extent required to comply with all Requirements of Law.

Section 5.16         Additional Survey Requirements.

With regard to construction work or any other material structural improvements or alterations related to any Mortgaged Property, to the extent requested by the Administrative Agent, promptly to commission, pay for and provide to the Administrative Agent foundation and as-built surveys (in each case, in form and substance acceptable to the Administrative Agent, in its reasonable discretion, and delivered to the Administrative Agent within one hundred and twenty (120) days of its request therefor) completed as of a date and by a surveyor reasonably acceptable to the Administrative Agent and with respect to which the Administrative Agent has received a reliance letter in form and substance acceptable to it.

Section 5.17         Regulatory Approvals.

Promptly, and at its expense, to execute and deliver, or cause to be executed and delivered, all applications, certificates, instruments, registration statements, and all other documents and papers the Administrative Agent may reasonably request and as may be required by law to acquire any consent, approval, registration, qualification or authorization of any Governmental Authority or any other Person deemed necessary or appropriate for the effective exercise of any of the rights under this Agreement.

Section 5.18         Ownership of Mortgaged Properties.

Cause each Mortgaged Property to be, at all times, owned in fee simple by the Borrower.

Section 5.19         Casualty and Condemnation.

(a)           If the Borrower has knowledge of a Casualty or a Condemnation of any Mortgaged Property or any interest therein, cause the Borrower, within fifteen (15) days of obtaining such knowledge, to give notice thereof to the Administrative Agent generally describing the nature and extent of such Casualty or Condemnation.

(b)           To the extent a Casualty or Condemnation occurs at such time that (i) a Default has occurred and is continuing, cause any Proceeds received by the Borrower to be paid to the Administrative Agent (or if otherwise paid to the Administrative Agent shall be retained by the Administrative Agent) as security for the Credit Party Obligations and shall not be available under this Section 5.19 to the Borrower until the Default has been cured and all Credit Party Obligations are made fully current, (ii) an Event of Default has occurred and is continuing, cause any Proceeds to be paid to the Administrative Agent (or if otherwise paid to the Administrative Agent shall be retained by the Administrative Agent) as security for the Credit Party Obligations and shall be subject to application pursuant to the remedies available to the Administrative Agent and the Lenders under this Agreement and at law and (iii) no Default or Event of Default has occurred and is continuing, cause any Proceeds received by the Borrower (subject to Section 5.19(h)(i) pursuant to which a certain amount of Proceeds may be eligible for retention by the Borrower in certain circumstances) to be paid to the Administrative Agent (or if otherwise paid to the Administrative Agent shall be retained by the Administrative Agent) for allocation in accordance with this Section 5.19.

(c)           If no Default or Event of Default has occurred and is continuing and any Mortgaged Property suffers a Casualty (which the Borrower determines, in its sole discretion after consultation with the Administrative Agent and the Lenders, can not be repaired or restored in a commercially reasonable manner) cause the Borrower to prepay, without any Prepayment Fee, the Allocated Loan Amount for such Mortgaged Property and all other amounts then due and owing or (with respect to such Mortgaged Property) accrued pursuant to this Agreement and/or the other Credit Documents in its entirety.  Upon satisfaction of all obligations in connection with this subsection (c), then the Administrative Agent shall record a release of the Lien on the applicable Mortgaged Property and the related Proceeds shall be returned to the Borrower, and the Loan shall continue, as modified, with respect to the other Mortgaged Property and the balance of the Loan.

(d)           If no Default or Event of Default has occurred and is continuing and any Mortgaged Property suffers a Casualty (which the Borrower determines, in its sole discretion after consultation with the Administrative Agent and the Lenders, can be repaired or restored in a commercially reasonable manner), cause the Borrower at its option to either (i) prepay, with a Prepayment Fee, the Allocated Loan Amount for such Mortgaged Property and all other amounts then due and owing or (with respect to such Mortgaged Property) accrued pursuant to this Agreement and/or the other Credit Documents; or (ii) perform a Restoration in accordance with Section 5.19(h).  To the extent the Borrower elects the option described in subsection (d)(i) and the Administrative Agent confirms satisfaction of all obligations in connection with subsection (d)(i), then the Administrative Agent shall release the applicable Mortgaged Property and the related Proceeds shall be returned to the Borrower, and the Loan shall continue, as modified, with respect to the other Mortgaged Property and the balance of the Loan.  To the extent the Borrower elects the option described in subsection (d)(ii), then Section 5.19(h) shall govern the release of the related Proceeds to the Borrower.

(e)           If no Default or Event of Default has occurred and is continuing and any Mortgaged Property suffers a Condemnation pursuant to which (i) such Mortgaged Property is permanently expropriated; (ii) any points of ingress or egress of such Mortgaged Property to public roadways are materially and permanently impaired by expropriation so as to have a Material Adverse Effect; or (iii) a material part of such Mortgaged Property is expropriated so as to have a Material Adverse Effect, cause the Borrower to prepay, without any Prepayment Fee, the Allocated Loan Amount for such Mortgaged Property and all other amounts then due and owing or (with respect to such Mortgaged Property) accrued pursuant to this Agreement and/or the other Credit Documents in its entirety.  Upon satisfaction of all obligations in connection with this subsection (e), then the Administrative Agent shall record a release of its Lien on the Mortgaged Property and the related Proceeds shall be returned to the Borrower, and the Loan shall continue, as modified, with respect to the other Mortgaged Property and the balance of the Loan.

(f)            If no Default or Event of Default has occurred and is continuing and any Mortgaged Property suffers a Condemnation which is not subject to any of the provisions of Section 5.19(e)(i)-(iii), cause the Borrower at its option to either (i) prepay, with a Prepayment Fee, the Allocated Loan Amount for such Mortgaged Property and all other amounts then due and owing or (with respect to such Mortgaged Property) accrued pursuant to this Agreement and/or the other Credit Documents; or (ii) perform a Restoration in accordance with Section 5.19(h).  To the extent the Borrower elects the option described in subsection (f)(i) and the Administrative Agent confirms satisfaction of all obligations in connection with subsection (f)(i), then the Administrative Agent shall release the applicable Mortgaged Property and the related Proceeds shall be returned to the Borrower, and the Loan shall continue, as modified, with respect to the other Mortgaged Property and the balance of the Loan.  To the extent the Borrower elects the option described in subsection (f)(ii), then Section 5.19(h) shall govern the release of the related Proceeds to the Borrower.

(g)           Cause the Borrower to appear in any proceeding or action to negotiate, prosecute, adjust or appeal any claim for any award, compensation or insurance payment on account of any such Casualty or Condemnation and shall pay all expenses thereof.  At the Borrower’s reasonable request, and at the Borrower’s sole cost and expense, the Administrative Agent shall participate in any such proceeding, action, negotiation, prosecution or adjustment.  The Administrative Agent and the Borrower agree that this Agreement shall control the rights of the Administrative Agent and the Borrower in and to any such award, compensation or insurance payment.

(h)           In the event of a Casualty under Section 5.19(d)(ii) or in the event of a Condemnation under Section 5.19(f)(ii), as applicable, cause the Borrower to, within 180 days of such Casualty or Condemnation, as applicable, or as soon thereafter as shall be reasonably practicable taking into consideration the possible need to obtain permits, commence such repair or replacement within such period, and thereafter diligently prosecute such repair or replacement of the affected Mortgaged Property (i) in the case of a Casualty, to the same or greater economic value, remaining useful life, utility, condition, operation and function as existed immediately prior to such Casualty and (ii) in the case of a Condemnation, as nearly as possible to its condition prior to such Condemnation (in each case, a “Restoration”).

(i)            Any Proceeds from time to time which in the aggregate are in excess of $1,000,000 shall be turned over to the Administrative Agent (or at the Administrative Agent’s election, to a trustee or escrow agent who shall be selected by the Administrative Agent and whose reasonable fees shall be paid by the Borrower); provided that the Borrower shall be entitled to keep any such Proceeds which in the aggregate are not in excess of $1,000,000 to the extent the Borrower delivers evidence reasonably satisfactory to the Administrative Agent that such amounts were previously applied to the Restoration of the affected Mortgaged Property; provided, further, the Borrower shall cause all such Proceeds which are not turned over to the Administrative Agent (or an equal amount of other funds of the Borrower) to be applied to the applicable Restoration.

(ii)           Any such Proceeds held by the Administrative Agent for Restoration of any Mortgaged Property shall be made available to the Borrower upon its request (but no more frequently than once a month) as the Restoration progresses.

(iii)          Prior to the disbursement of Proceeds for Restoration, the Borrower shall have delivered to the Administrative Agent the following:

(A)          evidence reasonably satisfactory to the Administrative Agent of the estimated cost of Restoration;

(B)           evidence reasonably satisfactory to the Administrative Agent of additional funds from the Borrower in excess of the Proceeds  sufficient to complete and fully pay for the entire unpaid cost of the Restoration, free and clear of all Liens or claims of Lien; and

(C)           such architect’s certificates, waivers of lien, contractor’s sworn statements, plats of survey and such other evidence of cost, payment and performance as the Administrative Agent may reasonably require and approve;

provided, no payment made prior to the final completion of Restoration shall exceed ninety percent (90%) of the value of the work performed from time to time, as such value shall be determined by the Administrative Agent in its reasonable judgment.

Any surplus which may remain out of the Proceeds held by the Administrative Agent after payment of all costs of the Restoration shall be paid to, and retained by the Borrower.

In no event shall a Casualty or Condemnation affect the Borrower’s obligation to pay the Credit Party Obligations in accordance with the terms of this Agreement.

Section 5.20         Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Credit Party or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower, on behalf of each of the Credit Parties, hereby covenants and agrees on the Closing Date and thereafter (a) for so long as this Agreement is in effect and (b) until no Note remains outstanding and unpaid and the Credit Party Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full, that (for the duration of time described in the foregoing subsections (a) and (b)) no Credit Party shall, nor shall any Credit Party cause or permit any of its Subsidiaries to:

Section 6.1            Limitation on Liens.

Create, incur, assume or suffer to exist any Lien upon any Mortgaged Property, except for (each of the following, a “Permitted Lien”):

(a)           Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)           mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than ninety (90) days with respect to the North Carolina Mortgaged Property or sixty (60) days with respect to the Maryland Mortgaged Property, or which are being contested in good faith by appropriate proceedings;

(c)           easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or such Subsidiary;

(d)           Liens in existence on the date hereof listed on Schedule 6.1(d); and

(e)           Liens created pursuant to the Security Documents.

Section 6.2            Limitation on Fundamental Changes.

(a) Enter into any merger, consolidation or amalgamation; (b) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); (c) engage in any Asset Disposition of all or substantially all of the property, business or assets of the Credit Parties, taken as a whole; or (d) consummate any Asset Disposition outside of the ordinary course of business, except:

(i)            any Subsidiary may be merged or consolidated with or into (A) the Borrower (provided that the Borrower shall be the continuing or surviving entity), (B) any Guarantor (provided that the Guarantor shall be the continuing or surviving entity), or (C) any Subsidiary that is not a Guarantor; provided, notwithstanding the foregoing, no Guarantor may merge or consolidate with or into another Subsidiary that is not a Guarantor unless the Guarantor shall be the continuing and surviving entity;

(ii)           any Guarantor may consummate Asset Dispositions in favor of the Borrower or any other Guarantor; and

(iii)          any Credit Party may enter into or consummate Asset Dispositions involving solely the assets and/or Equity Interests of a Subsidiary that is neither a Guarantor nor a Material Subsidiary, and does not fall within the definition of Material Subsidiary on the dates of entry into and consummation of such Asset Disposition (as at and for the trailing four (4) consecutive fiscal quarters immediately preceding such dates); provided, that (A) such Asset Disposition could not reasonably be expected to result in a Material Adverse Effect and (B) the value of the assets, as reflected in the Consolidated financial statements for the Borrower and its Subsidiaries, subject to such Asset Disposition during any calendar year shall not exceed $25,000,000 (respecting any such Asset Disposition of Equity Interests, determined on a ratable basis equal to the percentage of Equity Interests subject to such Asset Disposition).

Section 6.3            Limitation on Transactions with Affiliates.

Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any of its Affiliates other than any such transaction (a) between a Guarantor and the Borrower or any other Guarantor which is otherwise permitted by this Agreement; or (b) entered into by the Borrower or any of its Subsidiaries which is (i) otherwise permitted under this Agreement and (ii) is in the ordinary course of business; or (c) entered into by the Borrower or any of its Subsidiaries with any of its Affiliates that are arms length transactions and that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.  Notwithstanding the foregoing provisions of this Section 6.3 to the contrary, the provisions of this Section 6.3 shall not apply to transactions listed on Schedule 6.3 or transactions expressly permitted by Section 6.2 above.

Section 6.4            Limitation on Modification of Organizational Agreements.

Amend, supplement, waive, terminate or otherwise modify, or consent or agree to any amendment, supplement, waiver, termination or other modification of or to, any of the terms of any Organizational Agreement in any manner that could reasonably be expected to have a Material Adverse Effect.

Section 6.5            Maintenance of On-Going Operations at any Mortgaged Property.

Vacate any Mortgaged Property or otherwise allow any Mortgaged Property to “go dark”.

Section 6.6            Modifications.

Except with respect to the modifications addressed in Schedule 5.14, which have been approved by the Administrative Agent, permit any modification or alteration to any Mortgaged Property to the extent (a) such would diminish in any material respect any Mortgaged Property’s fair market value, economic life or utility or (b) title to any such modification or alteration would be held by any Person other than the Borrower.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1            Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)           Payment.  (i) The Borrower shall fail to pay any principal on the Loan or Note when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof or thereof; or (ii) the Borrower shall fail to pay any interest on the Loan or any fee or other amount payable hereunder when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof and such failure shall continue unremedied for five (5) Business Days; or (iii) any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations hereunder (after giving effect to the grace period in clause (ii)); or (iv) the Borrower or any Guarantor shall fail to pay on the Environmental Indemnity in accordance with the terms thereof and such failure shall continue unremedied for five (5) Business Days; or

(b)           Misrepresentation.  Any representation or warranty made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect, false or misleading on or as of the date made or deemed made; or

(c)           Covenant Default.

(i)            Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.1, 5.4, 5.6 (but excluding the requirements thereunder regarding the required dates for delivery of insurance certificates, which requirements shall instead be subject to Sections 7.1(c)(ii)), 5.7, 5.9, 5.11, 5.12, 5.14 and 5.17 or Article VI hereof; or

(ii)           Any Credit Party shall fail to comply with any other covenant contained in this Agreement or the other Credit Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Sections 7.1(a) or 7.1(c)(i) above) and, with respect to this clause (ii) only, such breach or failure to comply is not cured within thirty (30) days of its occurrence; provided, however, that if the nature of such breach or failure to comply is such that the same can not reasonably be cured within such thirty (30) day period, such breach or failure to comply shall not constitute an Event of Default until the passage of an additional thirty (30) day period (such cure period in the aggregate not to exceed sixty (60) days from the date of occurrence of such breach or failure to comply) so long as such Credit Party shall within the initial thirty (30) day period commence such cure and thereafter diligently prosecute the same to completion;

(d)           Indebtedness Cross-Default.  (i) Any Credit Party or any of its Subsidiaries shall default in any payment of principal of or interest on any Indebtedness (other than the Loan and the Guaranty) in a principal amount outstanding of at least $15,000,000 for any Credit Party or any of its Subsidiaries in the aggregate beyond any applicable grace period, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) any Credit Party or any of its Subsidiaries shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loan and the Guaranty) in a principal amount outstanding of at least $15,000,000 in the aggregate for the Credit Parties or any of its Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to be repurchased, prepaid, deferred or redeemed (automatically or otherwise); or (iii) any Credit Party or any of its Subsidiaries shall breach or default any Secured Hedging Agreement beyond any applicable grace period (if any); or

(e)           Other Cross-Defaults.  Except as otherwise provided in Section 7.1(d), the Credit Parties or any of its Subsidiaries shall default in (i) the payment when due under any Material Contract or (ii) the performance or observance, of any obligation or condition of any Material Contract and, in the case of clauses (i) and (ii), such failure to make a payment or to perform or observe such other obligation or condition continues unremedied for a period of thirty (30) days after notice of the occurrence of such default unless, but only as long as, the existence of any such default is being contested by the Credit Parties in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Credit Parties to the extent required by GAAP; provided, however, that if such default is such that the same can not reasonably be cured within such thirty (30) day period, such default shall not constitute an Event of Default until the passage of an additional thirty (30) day period (such cure period in the aggregate not to exceed sixty (60) days from the date of occurrence of such failure to make a payment or to perform or observe such other obligation or condition) so long as such Credit Party or Subsidiary shall within the initial thirty (30) day period commence such cure and thereafter diligently prosecute the same to completion; or

(f)            Bankruptcy Default.  (i) A Credit Party or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or a Credit Party or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against a Credit Party or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against a Credit Party or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) a Credit Party or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) a Credit Party or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing their inability to, pay its debts as they become due; or

(g)           Judgment Default.  (i) One or more judgments or decrees shall be entered against a Credit Party or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by insurance) of $15,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within ten (10) Business Days from the entry thereof or (ii) any injunction, temporary restraining order or similar decree shall be issued against a Credit Party or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect; or

(h)           ERISA Default.  The occurrence of any of the following if, individually or in the aggregate, the liability of a Credit Party or any of its Subsidiaries that could reasonably be expected to result would be $15,000,000 or more:

(i)            any Person shall engage in any non-exempt Prohibited Transaction,

(ii)           any failure to satisfy the minimum funding standard applicable to a Single Employer Plan for a plan year under Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA , whether or not waived,

(iii)          a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA,

(iv)          any Single Employer Plan shall terminate for purposes of Title IV of ERISA,

(v)           a Credit Party, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan, or

(vi)          any other similar event or condition shall occur or exist with respect to a Plan; or

(i)            Invalidity of Guaranty.  At any time after the execution and delivery thereof, the Guaranty, for any reason other than the satisfaction in full of all Credit Party Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Credit Party shall contest the validity, enforceability, perfection or priority of the Guaranty, any Credit Document, or any Lien granted thereunder in writing or deny in writing that it has any further liability, including, without limitation, with respect to future advances by the Lenders, under any Credit Document to which it is a party; or

(j)            Invalidity of Credit Documents.  Any Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers, priority and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms expressly survive) or any Lien shall fail to be a first priority, perfected Lien on a material portion of the Collateral; or

(k)           Subordinated Debt.  Any default (which is not waived or cured within the applicable period of grace) or event of default shall occur under any Subordinated Debt or the subordination provisions contained therein shall cease to be in full force and effect or shall cease to give the Lenders the rights, powers and privileges purported to be created thereby; or

(l)            Uninsured Loss.  Any uninsured damage to or loss, theft or destruction of any assets of the Credit Parties or their Subsidiaries shall occur that is in excess of $15,000,000; or

(m)          Change of Control.  (i) As a result of one (1) or more transactions after the date of this Agreement, any “person” or “group” of persons shall have “beneficial ownership” (within the meaning of Section 13(d) or 14(d) of the Exchange Act and the applicable rules and regulations thereunder) of more than thirty-five percent (35%) of the outstanding common stock of Borrower; or (ii) without limiting the generality of the foregoing, during any period of twelve (12) consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such period of twelve (12) months were directors of Borrower shall cease for any reason to constitute a majority of the board of directors of Borrower (excluding for such calculation, directors who retire (other than for reasons of a merger involving Borrower or for reasons involving any sale or transfer of assets) or who die) during any period of twelve (12)

consecutive months so long as such directors are replaced by the surviving directors during such period), provided, that the relationships among the respective shareholders of Borrower on the Closing Date shall not be deemed to constitute all or any combination of them as a “group” for purposes of clause (m)(i).

Section 7.2            Acceleration; Remedies.

Upon the occurrence and during the continuance of an Event of Default, then, and in any such event, (a) if such event is a Bankruptcy Event, automatically the Loan (with accrued interest thereon), and all other amounts under the Credit Documents shall immediately become due and payable, and (b) if such event is any other Event of Default, the following action may be taken: (i) the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Loan (with accrued interest thereon) and all other amounts owing under this Agreement and the Credit Documents to be due and payable forthwith whereupon the same shall immediately become due and payable; and/or (ii) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, exercise such other rights and remedies as provided under the Credit Documents and under applicable law.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.1            Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

Section 8.2            Nature of Duties.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

Section 8.3            Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.2 and 9.1) or (ii) in the absence of its own gross negligence or willful misconduct.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.4            Reliance by the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, without limitation, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of any portion of the Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of any portion of the Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5            Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

Section 8.6            Non-Reliance on the Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including, without limitation, any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.7            Indemnification.

The Lenders agree to indemnify the Administrative Agent in its capacity hereunder and its Affiliates and their respective officers, directors, agents and employees (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective ratable portion of the Loan in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Credit Party Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and nonappealable judgment.  The agreements in this Section shall survive the termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

Section 8.8            The Administrative Agent in Its Individual Capacity.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Credit Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.9            Successor Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, or an Affiliate of any such bank.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor the Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) the Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 9.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

Section 8.10         Collateral and Guaranty Matters.

(a)           The Lenders and the Hedging Agreement Providers irrevocably authorize and direct the Administrative Agent:

(i)            to release any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document (A) upon payment in full of all Credit

Party Obligations (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnitee based on the then-known facts and circumstances), (B) that is transferred or to be transferred as part of or in connection with any sale or other disposition permitted under Section 6.2, or (C) subject to Section 9.1, if approved, authorized or ratified in writing by the Required Lenders;

(ii)           to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such Collateral that is a Permitted Lien; and

(iii)          to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder.

(b)           In connection with a termination or release pursuant to this Section, the Administrative Agent shall promptly execute and deliver to the applicable Credit Party, at the Borrower’s expense, all documents that the applicable Credit Party shall reasonably request to evidence such termination or release.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section.

Section 8.11         Secured Hedging Agreements.

No Hedging Agreement Provider that obtains the benefits of Sections 2.11 and 7.2, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including, without limitation, the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents.  The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Credit Party Obligations arising under Secured Hedging Agreements unless the Administrative Agent has received written notice of such Credit Party Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedging Agreement Provider.

ARTICLE IX

MISCELLANEOUS

Section 9.1            Amendments, Waivers, Consents and Release of Collateral.

Neither this Agreement nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, modified, extended, restated, replaced, or supplemented (by amendment, waiver, consent or otherwise) except in accordance with the provisions of this Section nor may Collateral be released except as specifically provided herein or in the Security Documents or in accordance with the provisions of this Section.  The Required Lenders may or, with the consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive or consent to the departure from, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, release, waiver or consent shall:

(a)           reduce the amount or extend the scheduled date of maturity of any portion of the Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.4 which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Loan Commitment, in each case without the written consent of each Lender directly affected thereby; provided that, it is understood and agreed that (i) no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.3(b), nor any amendment of Section 2.3(b) or the definition of Asset Disposition, shall constitute a reduction of the amount of, or an extension of the scheduled date of, the scheduled date of maturity of, or any installment of, any portion of the Loan or Note and (ii) any reduction in the stated rate of interest on the Loan shall only require the written consent of each Lender holding a portion of the outstanding Loan; or

(b)           amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

(c)           release the Borrower or all or substantially all of the Guarantors from obligations under the Guaranty, without the written consent of all of the Lenders and Hedging Agreement Providers; or

(d)           release all or substantially all of the Collateral without the written consent of all of the Lenders and Hedging Agreement Providers; or

(e)           subordinate any portion of the Loan to any other Indebtedness without the written consent of all of the Lenders; or

(f)            subordinate the liens of the Administrative Agent in the Collateral to any other liens in the Collateral (other than Permitted Liens) without the written consent of all of the Lenders; or

(g)           permit the Borrower to assign or transfer any of its rights or obligations under this Agreement or other Credit Documents without the written consent of all of the Lenders; or

(h)           amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders without the written consent of the Required Lenders or all the Lenders as appropriate; or

(i)            amend, modify or waive (i) the order in which Credit Party Obligations are paid or (ii) the pro rata sharing of payments by and among the Lenders, in each case in accordance with Sections 2.7(a), 2.7(b) or 9.7(b) without the written consent of each Lender and each Hedging Agreement Provider directly affected thereby; or

(j)            amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent; or

(k)           amend or modify the definition of Credit Party Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender and each Hedging Agreement Provider directly affected thereby; or

(l)            amend the definitions of “Hedging Agreement,” “Secured Hedging Agreement,” or “Hedging Agreement Provider” without the consent of any Hedging Agreement Provider that would be adversely affected thereby;

provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action.

Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Credit Parties, the Lenders, the Administrative Agent and all future holders of the Notes.  In the case of any waiver, the Borrower, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loan and the Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Borrower and the other Credit Parties shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9).

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (a) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loan, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (b) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and (c) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Loan Commitment of such Lender may not be increased or extended without the consent of such Lender.

Section 9.2            Notices.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax as follows:

(i)            If to the Borrower or any other Credit Party:

United Therapeutics Corporation

1040 Spring Street

Silver Spring, Maryland  20910

Attention:  John Ferrari

Telephone:  240-821-1729

Fax:  301-608-3049

Email:  jferrari@unither.com

with a copy to:

United Therapeutics Corporation

1735 Connecticut Avenue, N.W.

Washington, District of Columbia 20009

Attention:  Paul Mahon, General Counsel

Telephone:  202-483-7000

Fax:  202-483-4005

Email:  paul@unither.com

(ii)           If to the Administrative Agent:

Wells Fargo Bank, National Association, as the Administrative Agent

301 South College Street, 8th Floor

Charlotte, North Carolina 28288

Attention:  John D. Altmeyer

Telephone:  704-715-8122

Fax:  704-383-3556

Email:  jack.altmeyer@wachovia.com

with a copy to:

Moore & Van Allen, PLLC

100 North Tryon Street, 47th Floor

Charlotte, North Carolina 28202

Attention:  W. Miller Abernethy, Jr.

Telephone:  704-331-1069

Fax:  704-378-2069

Email:  millerabernethy@mvalaw.com

(iii)          if to a Lender, to it at its address (or fax number) set forth on the signature page for such Lender to this Agreement or otherwise as forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including, without limitation, email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, Etc.  Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.3            No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4            Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loan; provided that all such representations and warranties shall terminate on the date upon which the Loan Commitment has been terminated and all Credit Party Obligations have been paid in full.

Section 9.5            Payment of Expenses and Taxes; Indemnity.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including, without limitation, the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender (including, without limitation, the reasonable fees, charges and disbursements of any outside counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including, without limitation, its rights under this Section, or (B) in connection with the Loan made hereunder, including, without limitation, all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual losses, third-party claims, penalties, damages, liabilities and related but reasonable expenses (including, without limitation, the reasonable fees, charges and disbursements of any outside counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by any Credit Party or any of its Subsidiaries, or any liability under Environmental Law related in any way to any Credit Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, penalties, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct, or intentional bad acts of such Indemnitee, or any material breach by such Indemnitee of this Agreement or any other Credit Document.

c)             Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Loan Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Credit Parties shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable promptly, but in any event not later than five (5) Business Days after written demand therefor.

(f)            Survival.  The agreements contained in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Loan Commitment and the repayment, satisfaction or discharge of the Credit Party Obligations.

Section 9.6            Successors and Assigns; Participations.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Credit Documents without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loan Commitment and the portion of the Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Loan Commitment and the portion of the Loan at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Loan Commitment (which for this purpose includes the Loan outstanding thereunder) or, if the applicable Loan Commitment is not then in effect, the principal outstanding balance of the portion of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Loan Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis.

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)          the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) the primary syndication of the Loan has not been completed as determined by Wells Fargo; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof; and

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Loan Commitment to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to a Credit Party.  No such assignment shall be made to any Credit Party or any Credit Party’s Affiliates or Subsidiaries.

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 2.12 and 9.5 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Loan Commitments of, and principal amounts of the portion of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided that a Lender shall only be entitled to inspect its own entry in the Register and not that of any other Lender.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or any Credit Party or any Credit Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Loan Commitment and/or the portion of the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant.  Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 2.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.7 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.10, 2.11 and 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.12 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.12 as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.7            [Intentionally Deleted].

Section 9.8            Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

Section 9.9            Counterparts; Integration; Effectiveness; Electronic Execution.

(a)           Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective when (i) it shall have been executed by the Borrower, the Lenders (other than those executing a Lender Consent) and the Administrative Agent, on behalf of itself and the applicable Lenders pursuant to each such Lender’s Lender Consent and the Administrative Agent shall have received copies hereof and thereof (faxed or otherwise); (ii) the Administrative Agent shall have received Lender Consents from each applicable Lender in accordance with Section 9.21; and (iii) the other conditions precedent set forth in Section 4.1 are satisfied, waived or reclassified as post-closing conditions, and thereafter this Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Administrative Agent and each Lender and their respective successors and permitted assigns.  Delivery of an executed counterpart of a signature page of this Agreement by fax or email shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.10         Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.11         Integration.

This Agreement and the other Credit Documents represent the agreement of the Borrower, the other Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower, the other Credit Parties, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.

Section 9.12         Governing Law.

This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Section 9.13         Consent to Jurisdiction; Service of Process and Venue.

(a)           Consent to Jurisdiction.  The Borrower and each other Credit Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York sitting state court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(b)           Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.2.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(c)           Venue.  The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.14         Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including, without limitation, any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Credit Document or Secured Hedging Agreement or any action or proceeding relating to this Agreement, any other Credit Document or Secured Hedging Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) (i) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (ii) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (iii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iv) a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loan and Credit Documents in connection with ratings issued in respect of securities issued by an Approved Fund (in each case, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Credit Party or any of its Subsidiaries relating to any Credit Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party or any of its Subsidiaries; provided that, in the case of information received from any Credit Party or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.15         Acknowledgments.

The Borrower and the other Credit Parties each hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b)           neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Agreement and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of creditor and debtor; and

(c)           no joint venture exists among the Lenders and the Administrative Agent or among the Borrower, the Administrative Agent or the other Credit Parties and the Lenders.

Section 9.16         Waivers of Jury Trial; Waiver of Consequential Damages.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.17         Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties, which information includes the name and address of the Borrower and the other Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the other Credit Parties in accordance with the Patriot Act.

Section 9.18         Resolution of Drafting Ambiguities.

Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 9.19         Subordination of Intercompany Debt.

Each Credit Party agrees that all intercompany Indebtedness among Credit Parties (the “Intercompany Debt”) is subordinated in right of payment, to the prior payment in full of all Credit Party Obligations.  Notwithstanding any provision of this Agreement to the contrary, provided that no Default or Event of Default has occurred and is continuing, Credit Parties may make and receive payments with respect to the Intercompany Debt to the extent otherwise permitted by this Agreement; provided that in the event of and during the continuation of any Default or Event of Default, no payment shall be made by or on behalf of any Credit Party on account of any Intercompany Debt.  In the event that any Credit Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section, such payment shall be held by such Credit Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the Administrative Agent.

Section 9.20         Continuing Agreement.

This Agreement shall be a continuing agreement and shall remain in full force and effect until all Credit Party Obligations (other than those obligations that expressly survive the termination of this Agreement) have been paid in full and all Loan Commitments have been terminated.  Upon termination, the Credit Parties shall have no further obligations (other than those obligations that expressly survive the termination of this Agreement) under the Credit Documents and the Administrative Agent shall, at the request and expense of the Borrower, deliver all the Collateral in its possession to the Borrower and release all Liens on the Collateral; provided that should any payment, in whole or in part, of the Credit Party Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all Liens of the Administrative Agent shall reattach to the Collateral and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Credit Party Obligations.

Section 9.21         Lender Consent.

Each Person signing a Lender Consent (a) approves the Credit Agreement, (b) authorizes and appoints the Administrative Agent as its agent in accordance with the terms of Article VIII, (c) authorizes the Administrative Agent to execute and deliver this Agreement on its behalf, (d) is a Lender hereunder and therefore shall have all the rights and obligations of a Lender under this Agreement as if such Person had directly executed and delivered a signature page to this Agreement and (e) has consented to, approved or accepted or is satisfied with, each document or other matter required under Section 4.1 to be consented to or approved by or be acceptable or satisfactory to a Lender.

Section 9.22         Press Releases and Related Matters.

The Credit Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Credit Documents without the prior written consent of such Person, unless (and only to the extent that) the Credit Parties or such Affiliate is required to do so under law and then, in any event, the Credit Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.  The Credit Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated by this Agreement and the Credit Documents using the name, product photographs, logo or trademark of the Credit Parties.  The Credit Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated by this Agreement and the Credit Documents using the name or logo of the Borrower.

Section 9.23         Appointment of Borrower.

Effective as of the date of execution and delivery of the Guaranty Agreement or a Joinder Agreement (as applicable), each of the Guarantors is hereby deemed to have appointed the Borrower to act as its agent for all purposes under this Agreement and to have agreed that (a) the Borrower may execute such documents on behalf of such Guarantor as the Borrower deems appropriate in its sole discretion and each Guarantor shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or the Lender to the Borrower shall be deemed delivered to each Guarantor and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Borrower on behalf of each Guarantor.

Section 9.24         No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including, without limitation, in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Credit Parties and their Affiliates, on the one hand, and the Administrative Agent and WFS, on the other hand, and the Credit Parties are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including, without limitation, any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent and WFS each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Credit Party or any of their Affiliates, stockholders, creditors or employees or any other Person; (c) neither the Administrative Agent nor WFS has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including, without limitation, with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or WFS has advised or is currently advising any Credit Party or any of its Affiliates on other matters) and neither the Administrative Agent nor WFS has any obligation to any Credit Party or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (d) the Administrative Agent and WFS and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and neither the Administrative Agent nor WFS has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent and WFS have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including, without limitation, any amendment, waiver or other modification hereof or of any other Credit Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of the Credit Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or WFS with respect to any breach or alleged breach of agency or fiduciary duty.

Section 9.25         Responsible Officers.

The Administrative Agent and each of the Lenders are authorized to rely upon the continuing authority of the Responsible Officers with respect to all matters pertaining to the Credit Documents including, without limitation, but not limited to, the selection of interest rates, the submission of requests for Extensions of Credit and certificates with regard thereto.  Such authorization may be changed only upon written notice to the Administrative Agent and evidence, reasonably satisfactory to the Administrative Agent, of the authority of the Person giving such notice and such notice shall be effective not sooner than five (5) Business Days following receipt thereof by the Administrative Agent (or such earlier time as agreed to by the Administrative Agent).

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:

UNITED THERAPEUTICS CORPORATION, a Delaware corporation

By:	/s/ John M. Ferrari
Name:	John M. Ferrari
Title:	Chief Financial Officer & Treasurer

[signature pages continue]

Credit Agreement

United Therapeutics Corporation

LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Weston R. Garrett
Name:	Weston R. Garrett
Title:	Director

Address:

301 South College Street
Charlotte, NC 28288
Attention: John D. Altmeyer
Fax: (704) 383-3556
Email: jackaltmeyer@wachovia.com

[signature pages continue]

Credit Agreement

United Therapeutics Corporation

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Lynette M. Songy
Name:	Lynette M. Songy
Title:	Senior Vice President

Address:

888 Bestgate Road
Annapolis, MD 21401
Attention:
Telephone:	410-972-4443
Fax:	312-453-2878
Email:	lyn.songy@baml.com

[signature pages continue]

Credit Agreement

United Therapeutics Corporation

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Lender and as the Administrative
Agent on behalf of the Lenders

By:	/s/ Weston R. Garrett
Name:	Weston R. Garrett
Title:	Director

[signature pages end]

Credit Agreement

United Therapeutics Corporation

SCHEDULE 1.0

ALLOCATED LOAN AMOUNT

Property Constituting Collateral	Loan Amount Per Property	Percentage of Loan Amount
1040 Spring Street, Silver Spring, Montgomery County, MD	$29,000,000.00	41.43%
55 T.W. Alexander Drive, Durham, Durham County, NC	$41,000,000.00	58.57%
	$70,000,000.00	100.00%

SCHEDULE 1.1

LOAN COMMITMENT PERCENTAGE

Lender	Loan Amount	Loan Percentage
Wells Fargo Bank, National Association	$50,000,000.00	71.43%
Bank of America, N.A.	$20,000,000.00	28.57%
	$70,000,000.00	100.00%

SCHEDULE 2.1

PRINCIPAL AMORTIZATION OF LOAN

Interest Period	Principal Balance	Principal Amortization
On Closing Date	$70,000,000.00	$0.00
12 Months After Closing Date	$68,929,130.62	$1,070,869.38
24 Months After Closing Date	$67,780,848.01	$1,148,282.61
36 Months After Closing Date	$66,549,555.95	$1,231,292.06
48 Months After Closing Date	$0.00	$66,549,555.95

The above referenced schedule for Principal Amortization of Loan encompasses the following with respect to each of the two properties, respectively, comprising the Collateral for the Loan.

Montgomery County, Maryland Property

Interest Period	Principal Balance	Principal Amortization
On Closing Date	$29,000,000.00	$0.00
12 Months After Closing Date	$28,556,354.11	$443,645.89
24 Months After Closing Date	$28,080,637.03	$475,717.08
36 Months After Closing Date	$27,570,530.32	$510,106.71
48 Months After Closing Date	$0.00	$27,570,530.32

Durham County, North Carolina Property

Interest Period	Principal Balance	Principal Amortization
On Closing Date	$41,000,000.00	$0.00
12 Months After Closing Date	$40,372,776.51	$627,223.49
24 Months After Closing Date	$39,700,210.98	$672,565.53
36 Months After Closing Date	$38,979,025.63	$721,185.35
48 Months After Closing Date	$0.00	$38,979,025.63

Schedule 3.1

Material Obligations/Material Dispositions

1.         Aircraft Lease (S/N 648) between Wilmington Trust Company, as lessor, and United Therapeutics Corporation, as lessee, dated as of October 7, 2010.

2.         Agreement and Plan of Merger among Lung Rx, LLC, LRX Merger Sub, Inc., and United Therapeutics Corporation, as parent guarantor, Immuneworks, Inc., and Wade A. Lange, as stockholder representative, dated as of June 9, 2010.

3.         Development Agreement between Immuneworks, Inc., and Lung Rx, LLC, dated as of February 5, 2010.

4.         Lease between Gestion 965 John Inc., as lessor, and Unither Biotech Inc., as lessee, dated as of February 3, 2010 (office space lease).

5.         Lease between George J. Stoklas, as lessor, and United Therapeutics Corporation, successor in interest to Unither Telemedicine Services Corporation, as lessee, dated as of July 1, 2001, and amended as of February 10, 2009, and May 1, 2010 (office space lease).

Schedule 3.6

No Material Litigation

1.         In re United Therapeutics Corp. Derivative Litigation, Court of Chancery for the State of Delaware, Consolidated Civil Action No. 4946-CC

Per United Therapeutics’ Quarterly Report on Form 10-Q for the period ending September 30, 2010, as filed via EDGAR on October 28, 2010 (pages 17-18 and 31):

As previously disclosed in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, purported shareholders Jeffrey Benison IRA, the Retirement Board of Allegheny County and the Police & Fire Retirement System of the City of Detroit jointly filed a consolidated amended derivative complaint on May 4, 2010 against certain of our directors and named executive officers and us as a nominal defendant. The complaint alleged, among other things, that the individual defendants breached their fiduciary duties to the Company in connection with the adoption of the STAP, the 2008 modification of awards granted under the STAP and the exchange of certain stock options granted under our Amended and Restated Equity Incentive Plan. The plaintiffs sought unspecified monetary damages, purportedly for United Therapeutics Corporation, as well as attorneys’ fees and costs and injunctive relief.

On October 25, 2010, the parties entered into a stipulation of settlement. The stipulation provides among other things that, in consideration for the full settlement and release of all of the plaintiffs’ claims, we will: (i) not reprice awards granted under our Amended and Restated Equity Incentive Plan or the STAP in the future without shareholder approval, (ii) cancel 165,214 options granted to our Chief Executive Officer, and (iii) adopt certain corporate governance practices. In connection with the settlement, plaintiffs’ counsel will seek an award of attorneys’ fees from us. The parties have not agreed on the amount of fees, if any, to be awarded to plaintiffs’ counsel, but resolution of this issue is not a condition to settling the claims. The parties will continue to negotiate over attorneys’ fees and, if they do not reach an agreement, will seek a decision from the court on this issue. The stipulation of settlement and any proposed award of fees to the plaintiffs’ counsel will be subject to court approval. The court has scheduled a hearing for January 21, 2011 to consider whether to approve the settlement and any proposed fee award. The court also approved the form of Notice of Pendency and Settlement of Action, which is filed as Exhibit 99.1 to this Quarterly Report on Form 10-Q. There can be no assurance that the stipulation of settlement or the fee award, if any, agreed upon by the parties, will be approved by the court. The contemplated settlement is not expected to have a material impact on our statements of financial position or operations.

2.         Lifewatch Services, Inc., and Card Guard Scientific Survival, Ltd. v. Medicomp, Inc., and United Therapeutics Corporation, Case No.  6:09-cv-1909-Orl-31DAB

Nature of the Litigation.  On November 6, 2009, Lifewatch Services, Inc. and Card Guard Scientific Survival, Ltd. (together, “Lifewatch”) filed a complaint for patent infringement against

Medicomp, Inc., a wholly-owned subsidiary of United Therapeutics Corporation (“Medicomp”). Lifewatch claims that Medicomp’s wireless event monitor device, the CardioPal SAVI wireless, infringes certain claims contained in two patents owned by Lifewatch (U.S. Patent Nos. 7,542,878 B2 and 5,730,143).  In addition to its complaint for patent infringement, on November 10, 2009, Lifewatch filed a Motion for Preliminary Injunction to prevent Medicomp from providing services with or selling the CardioPal SAVI wireless device while the patent infringement lawsuit is pending.  Lifewatch is seeking to prevent Medicomp from using the device with its event monitoring clients, unspecified damages, other unspecified costs and expenses, and attorneys’ fees and other costs related to litigation.

Progress of the Litigation to Date.  Shortly after the lawsuit was filed, Medicomp requested an extension of time to respond to the preliminary injunction motion and in return agreed to delay commercial launch of the CardioPal SAVI wireless device (which was scheduled for January 2010) until the Court ruled on the Motion for Preliminary Injunction. On December 16, 2009, we filed an answer to the complaint and a counterclaim seeking a declaratory judgment that the asserted patent claims were not infringed, were invalid and/or unenforceable.  On December 16, 2009, we also filed a response to the Motion for Preliminary Injunction.  On January 29, 2010, a hearing on the Motion for Preliminary Injunction was held, and on February 10, 2010 the judge denied Lifewatch’s Motion for Preliminary Injunction. We subsequently requested and were granted a stay of the litigation pending the outcome of reexaminations of all claims of both patents-in-suit by the United States Patent and Trademark Office.   The litigation remains stayed and the reexaminations of both patents-in-suit are pending at this time.

2

Schedule 3.15

Subsidiaries

1.         Lung Rx, LLC, a Delaware limited liability company.

2.         LRX Merger Sub, Inc., a Delaware corporation.

3.         Unither Pharmaceuticals, LLC, a Delaware limited liability company.

4.         Unither Telmed, Ltd., a Delaware limited corporation.

5.         Unither.com, Inc., a Delaware corporation.

6.         Unither Pharma, LLC, a Delaware limited liability company.

7.         Medicomp, Inc., a Delaware corporation.

8.         Unither Neurosciences, Inc., a Delaware corporation.

9.         Unither Virology, LLC, a Delaware limited liability company.

10.       United Therapeutics Europe, Ltd., a U.K. corporation.

11.       LungRx Limited (Private Limited Company), a U.K. corporation.

12.       Unither Biotech, Inc., a Canadian corporation.

13.       Unither Therapeutik GmbH, a German corporation.

Schedule 3.17

Security Documents

Filing	Office
Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing	Land Records Division, Montgomery County Circuit Court, Montgomery County, Maryland
Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing	Durham County Registry, Durham County, North Carolina
UCC Financing Statement	Delaware Secretary of State
UCC Financing Statement	Land Records Division, Montgomery County Circuit Court, Montgomery County, Maryland
UCC Financing Statement	Durham County Registry, Durham County, North Carolina

Schedule 3.20

Patriot Act Information

Exact Legal Name:	United Therapeutics Corporation

State of Incorporation:	Delaware (June 26, 1996, as Lung Rx, Inc.)

Type of Organization:	General Corporation

States in which Qualified to do Business:	DE, MD, FL, DC, NC, LA

Chief Executive Office/ Principal Place of Business:	1040 Spring Street, Silver Spring, Maryland

Business Phone No.:	(301) 608-9292

Organization I.D. No.:	DE File No. 2638178

Federal Employer I.D. No.:	52-1984749

Ownership:	Publicly Held

Schedule 3.23(j)

Information Regarding Mortgaged Properties

1.         1040 Spring Street, Silver Spring, Montgomery County, Maryland

2.         55 T.W. Alexander Drive, Durham, Durham County, North Carolina(1)

(1)  Address refers to improved 34.85 acre parcel.

Schedule 3.23(k) Insurance

ACORD* CERTIFICATE OF LIABILITY INSURANCE DATE (MM/DD/YYYY) 12/16/2010 THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AFFIRMATIVELY OR NEGATIVELY AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. THIS CERTIFICATE OF INSURANCE DOES NOT CONSTITUTE A CONTRACT BETWEEN THE ISSUING INSURER(S) AUTHORIZED REPRESENTATIVE OR PRODUCER, AND THE CERTIFICATE HOLDER. IMPORTANT: If the certificate holder is an ADDITIONAL INSURED, the policy(les) must be endorsed. If SUBROGATION IS WAIVED, subject to the terms and conditions of the policy, certain policies may require an endorsement A statement on this certificate does not confer rights to the certificate holder in lieu of such endorsement(s). PRODUCER Aon Risk services Northeast, Inc. New York NY office 199 water Street New York NY 10038-3551 USA INSURED United Therapeutics Corp. 1735 Connecticut Avenue NW Washington DC 20009 USA CONTACT NAME: 283-7122 FAX (A/C NO): (847) 953-5390 E-MAIL PRODUCER 10242617 CUSTOMER ID #: INSURER(S) AFFORDING COVERAGE INSURER A.- Federal Insurance Company INSURER B: Chubb Indemnity Insurance Co. INSURER C: Columbia Casualty Company INSURER D: INSURER E: INSURER F: NAIC # 20281 12777 31127 COVERAGES CERTIFICATE NUMBER: 570041040930 REVISION NUMBER: THIS IS TO CERTIFY THAT THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS. Limits shown are as requested HSR LTR A B C TYPE OF INSURANCE GENERAL LIABILITY X COMMERCIAL GENERAL LIABILITY CLAIMS-MADE OCCUR GENL AGGREGATE LIMIT APPLIES PER: POLICY PROJECT LOC AUTOMOBILE LIABILITY ANY AUTO ALL OWNED AUTOS SCHEDULED AUTOS HIRED AUTOS NON OWNED AUTOS UMBRELLA LIAB J EXCESS LIAB OCCUR CLAIMS-MADE DEDUCTIBLE RETENTION WORKERS COMPENSATION AND EMPLOYERS' LIABILITY ANY PROPRIETOR /PARTNER /EXECUTIVE OFFICER MEMBER EXCLUDED? (Mandatory In NH) If yes, described under DESCRIPTION OF OPERATIONS below Products/Pror Liab. POLICY NUMBER Products/Prof. Liab. SIR applies per policy terms and conditions POLICY EXP (MM/DD/YYYY) 11/01/2010 11/01/2010 & condition POLICY EXP (MM/DD/YYYY) 11/01/2011 11/01/2011 LIMITS EACH OCCURRENCE DAMAGE TO RENTED PREMISES (Ex occurrence) MED EXP (Any one person) PERSONAL & ADV INJURY GENERAL AGGREGATE PRODUCTS - COMP/OP AGG COMBINED SINGLE LIMIT BODILY INJURY ( Par person) BODILY INJURY (Par accident) PROPERTY DAMAGE (Par accident) EACH OCCURRENCE AGGREGATE WC STATUTORY LIMITS E.L. EACH ACCIDENT E.L. DISEASE-EA EMPLOYEE E.L. DISEASE-POLICY LIMIT Per Claim Aggregate DESCRIPTION OF OPERATIONS / LOCATIONS / VEHICLES (Attach ACORD 101, Additional Remarks Schedule, if more space is required) Location: 1040 Spring Street, silver Spring, MD. General Liability policy includes Contractual Liability coverage. Certificate Holder is included as additional insured ATIMA as regards General Liability policy. A waiver of Subrogation is granted in favor of the Certificate Holder. CERTIFICATE HOLDER wells Fargo Bank National Association As the Administrative Agent Attn: John D. Altmeyer 301 South College street, 8th Floor Charlotte NC 28288 USA CANCELLATION SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, NOTICE WILL BE DELIVERED IN ACCORDANCE WITH THE POLICY PROVISIONS. AUTHORIZED REPRESENTATIVE ACORD 25 (2009/09) ©1988-2009 ACORD CORPORATION. All rights reserved. The ACORD name and logo are registered marks of ACORD [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***]

ACORD** CERTIFICATE OF LIABILITY INSURANCE DATE MM/DD/YYYY) 12/16/2010 THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AFFIRMATIVELY OR NEGATIVELY AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. THIS CERTIFICATE OF INSURANCE DOES NOT CONSTITUTE A CONTRACT BETWEEN THE ISSUING INSURER(S). AUTHORIZED REPRESENTATIVE OR PRODUCER, AND THE CERTIFICATE HOLDER. IMPORTANT: If the certificate holder Is an ADDITIONAL INSURED, the policy(les) must be endorsed. If SUBROGATION IS WAIVED, subject to the terms and conditions of the policy, certain policies may require an endorsement. A statement on this certificate does not confer rights to the certificate holder In lieu of such endorsement(s). PRODUCER Aon Risk Services Northeast, Inc. New York NY office 199 Water Street New York NY 10038-3551 USA INSURED united Therapeutics Corp. 1735 Connecticut Avenue NW Washington DC 20009 USA CONTACT NAME: (A/C NO. Ext): (866) 283-7122 FAX (A/C. No.) (847) 953.5390 E-MAIL ADDRESS: PRODUCER 10242617 CUSTOMER ID INSURER(S) AFFORDING COVERAGE INSURER A: Federal Insurance company INSURER B: Chubb Indemnity Insurance Co. INSURER C: Columbia Casualty Company INSURER D: INSURER E: INSURER F: NAIC # 20281 12777 31127 TO "5 X COVERAGES CERTIFICATE NUMBER: 570041040559 REVISION NUMBER: THIS IS TO CERTIFY THAT THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS. EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS. Limit Shown are as requested TYPE OF INSURANCE GENERAL LIABILITY X COMMERCIAL GENERAL LIABILITY CLAIMS-MADE 1 x | OCCUR GENX AGGREGATE LIMIT APPLIES PER: AUTOMOBILE LIABILITY ANY AUTO ALL OWNED AUTOS SCHEDULED AUTOS HIRED AUTOS NON OWNED AUTOS UMBRELLA LIAB EXCESS LIAB OCCUR CLAIMS-MADE DEDUCTIBLE RETENTION WORKERS COMPENSATION AND EMPLOYERS' LIABILITY ANY PROPRIETOR/PARTNER/EXECUTIVE OFFICER/MEMBER EXCLUDEDY/N N (Mandatory in NH) if yes, describe under DESCRIPTION OF OPERATIONS below Products Liab ADOL INSRN / A sura WVD POLICY NUMBER products/prof. Liab. SIR applies per policy terms & POLICY EXP (MM/DD/YYYY) 11/01/ 2010 11/01/2010 11/01/2010 & conditions POLICY EXP (MM/DD/YYYY) 11/01/2010 11/01/2011 11/01/2011 EACH OCCURRENCE DAMAGE TO RENTED PREMISES f Ea occurrence} MED EXP (Any one parson) PERSONAL S ADV INJURY GENERAL AGGREGATE PRODUCTS - COMP/OP AGG COMBINED SINGLE LIMIT BODILY INJURY (Per parson) BODILY INJURY (Per accident) PROPERTY DAMAGE (Per accident) EACH OCCURRENCE AGGREGATE - * 1 TORY LIMITS 1 lER EL. EACH ACCIDENT E.L. DISEASE-EA EMPLOYEE EL. DISEASE-POLICY LIMIT Per claim Aggregate DESCRIPTION OF OPERATIONS / LOCATIONS / VEHICLES (Attach ACORD 101. Additional Remarks Schedule. » mora apaca Is raqulrad) Location: 55 TW Alexander Drive , Durham, NO General Liability policy includes contractual Liability coverage. Certificate Holder is included as addition a as regards General Liability policy. A waiver of Subrogation is granted in favor of the certificate Holder. S 5 $ $ $ $ $ $ $ $ insured ATIMA a So in 04>3 IS co = s §s alali a* CERTIFICATE HOLDER wells Fargo Bank National Association As the Administrative Agent Attn: John D. Altmeyer 301 South College Street, 8th Floor Charlotte NC 28288 USA CANCELLATION SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, NOTICE W U BE DELIVERED IN ACCORDANCE WITH THE POLICY PROVISIONS. AUTHORIZED REPRESENTATIVE kE: 5§ ACORD 25 (2009/09) © 1988 - 2009 ACORD CORPORATION . All rights reserved. The ACORD name and logo are registered marks o f ACORD [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***]

ACORD EVIDENCE OF PROPERTY INSURANCE DATE (MM/DD/YYYY) 12/20/2010 THIS EVIDENCE OF PROPERTY INSURANCE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE ADDITIONAL INTEREST NAMED BELOW. THIS EVIDENCE OF PROPERTY INSURANCE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. PHONE (866) 283-7122 (A/C, NO, Ext): Aon Risk Services Northeast, Inc. New York NY Office 199 Water Street New York NY 10038-3551 USA FAX (A/C No): (847) 953-5390 E-MAIL ADDRESS: AGENCY CUSTOMER ID *: 10242317 Lexington Insurance Company LOAN NUMBER United Therapeutics Corp. 1735 Connecticut Avenue N W Washington DC 20009 USA EFFECTIVE DATE 11/01/2010 POLICY NUMBER EXPIRATION DATE 11/01/2011 CONTINUED UNTIL TERMINATED IF CHECKED THIS REPLACES PRIOR EVIDENCE DATED: PROPERTY INFORMATION LOCATION/DESCRIPTION Location: 1040 Spring Street, Silver Spring, MD THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS EVIDENCE OF PROPERTY INSURANCE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS. COVERAGE INFORMATION COVERAGES/PERILS/FORMS Commercial Property Coverage Loss Limit Blanket Real Prop Blanket Personal Prop BI & EE AMOUNT OF INSURANCE $ DEDUCTIBLE $ REMARKS (Including Special Conditions) valuation: Replacement Cost. Certificate Holder is included as Mortgage and Lender Loss Payee as required by written contract. CANCELLATION SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, THE ISSUING INSURER WILL ENDEAVOR TO MAIL 0 DAYS WRITTEN NOTICE TO THE ADDITIONAL INTEREST NAMED BELOW. BUT FAILURE TO MAIL SUCH NOTICE SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE INSURER.ITS AGENTS OR REPRESENTATIVES. ADDITIONAL INTEREST NAME AND ADDRESS wells Fargo Bank National Association As the Administrative Agent Attn: John D. Altmeyer 301 South College Street, 8th Floor Charlotte NC 28288 USA X X MORTGAGEE LOSS PAYEE X ADDITIONAL INSURED Lender Loss Pay LOAN » AUTHORIZED REPRESENTATIVE ACORD 27 (2006/07) © ACORD CORPORATION 1993-2006. All rights reserved. The ACORD name and logo are registered marks of ACORD [***] [***] [***] [***] [***] [***]

ACORD EVIDENCE OF PROPERTY INSURANCE DATE (MM/DD/YYYY) 12/20/2010 THIS EVIDENCE OF PROPERTY INSURANCE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE ADDITIONAL INTEREST NAMED BELOW. THIS EVIDENCE OF PROPERTY INSURANCE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. PHONE (866) 283-7122 (A/C, NO, Ext): Aon Risk Services Northeast, Inc. New York NY Office 199 water Street New York NY 10038-3551 USA FAX (A/C No): (847) 953-5390 E-MAIL ADDRESS: AGENCY CUSTOMER ID #: 10242617 COMPANY Lexington Insurance Company LOAN NUMBER United Therapeutics Corp. 1735 Connecticut Avenue NW Washington DC 20009 USA EFFECTIVE DATE 11/01/2010 POLICY NUMBER EXPIRATION DATE 11/01/2011 n CONTINUED UNTIL TERMINATED IF CHECKED THIS REPLACES PRIOR EVIDENCE DATED: PROPERTY INFORMATION LOCATION/DESCRIPTION Location: 55 TW Alexander Drive, Durham, NC. THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS EVIDENCE OF PROPERTY INSURANCE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS. COVERAGE INFORMATION COVERAGES/PERILS/FORMS Commercial Property Coverage Loss Limit Blanket Real Prop Blanket Personal Prop BI & EE AMOUNT OF INSURANCE $ DEDUCTIBLE $ REMARKS (Including Special Conditions) valuation: Replacement Cost. Certificate Holder is included as Mortgagee and Lender Loss Payee as require d by written contract. CANCELLATION SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF. THE ISSUING INSURER WILL ENDEAVOR TO MAIL 0 DAYS WRITTEN NOTICE TO THE ADDITIONAL INTEREST NAMED BELOW, BUT FAILURE TO MAIL SUCH NOTICE SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE INSURER,ITS AGENTS OR REPRESENTATIVES. ADDITIONAL INTEREST NAME AND ADDRESS Wells Fargo Bank National Association As the Administrative Agent Attn: John D. Altmeyer 301 south College Street, 8th Floor Charlotte NC 28288 USA XI X MORTGAGEE LOSS PAYEE X ADDITIONAL INSURED Lender Loss Pay LOAN # AUTHORIZED REPRESENTATIVE (T ACORD27 (2006/07) © ACORD CORPORATION 1993-2006. All rights reserved. The ACORD name and logo are registered marks of ACORD [***] [***] [***] [***] [***] [***]

SKCOKC* CERTIFICATE OF LIABILITY INSURANCE DATE (MM/DD/YYYY) 12/16/2010 THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AFFIRMATIVELY OR NEGATIVELY AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. THIS CERTIFICATE OF INSURANCE DOES NOT CONSTITUTE A CONTRACT BETWEEN THE ISSUING INSURER(S), AUTHORIZED REPRESENTATIVE OR PRODUCER, AND THE CERTIFICATE HOLDER. IMPORTANT: If the certificate holder is an ADDITIONAL INSURED, the policy(les) must be endorsed. IT SUBROGATION IS WAIVED, subject to the terms and conditions of the policy, certain policies may require an endorsement A statement on this certificate does not confer rights to the certificate holder In lieu of such endorsement(s). PRODUCER Aon Risk services Northeast, Inc. New York NY Office 199 water street New York NY 10038-3551 USA INSURED united Therapeutics Corp. 1735 Connecticut Avenue NW Washington DC 20009 USA CONTACT NAME: 283-712253-5390 E-MAIL PRODUCER 10242617 CUSTOMER ID: 10242617 FAX (A/C. No.): (847) 953-5390 INSURER(S) AFFORDING COVERAGE INSURER A; Chart is specialty insurance Company INSURER B: INSURER C: INSURER D: INSURER E: INSURER FAX * 26883 COVERAGES CERTIFICATE NUMBER: 570041040575 REVISION NUMBER: THIS IS TO CERTIFY THAT THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS. EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS. shown as requested TYPE OF INSURANCE POLICY NUMBER GENERAL LIABILITY COMMERCIAL GENERAL LIABILITY CLAIMS-MADE EXP OCCUR EACH OCCURRENCE DAMAGE To RENTED PREMISES (occurrences) MED EXP (Any one person) PERSONAL & ADV INJURY GENERAL AGGREGATE GENL AGGREGATE LIMIT APPLIES PER: LOC. PRODUCTS - COMP/OP AGG n o AUTOMOBILE UABIITY ANY AUTO ALL OWNED AUTOS SCHEDULED AUTOS HIREDAUTOS NON OWNED AUTOS COMBINED SINGLE LIMIT I F . accident) BODILY INJURY (per parson) BODILY INJURY (Per accident) PROPERTY DAMAGE ( P T accident) UMBRELLA LIAS EACH OCCURRENCE CLAIMS-MADE AGGREGATE DEDUCTIBLE RETENTION WORKERS COMPENSATION AND EMPLOYERS' LIABILITY ANY PROPRIETOR / PARTNER / EXECUTIVE OFFICER/MEMBER EXCLUDED? (Mandatory In NH) II yes. describe under DESCRIPTION OF OPERATIONS below Y / N OTHJIB. EL. EACH ACCIDENT E.L DISEASE-EA EMPLOYEE E L DISEASE-POLICY LIMIT Poll Legal Liab 10/31/2006 11/01/2016 Aggregate SIR $ 1 j*Z & DESCRIPTION OF OPERATIONS / LOCATIONS /VEHICLES (Altech ACORD 101. Additional Remarks Schedule. If more space is required) Location: 1040 spring Street, Silver Spring, M D . Certificate Holder is included as additional insured ATIMA. CERTIFICATE HOLDER CANCELLATION wells Fargo Bank National Association As the Administrative Agent Attn: John D. Altmeyer 301 South college street, 8th Floor Charlotte NC 28288 USA SHOULD AMY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, NOTICE WILL BE DELIVERED IN ACCORDANCE WITH THE POLICY PROVISIONS. AUTHORIZED REPRESENTATIVE ACORD 25 (2009/09) ©1988-2009 ACORD CORPORATION. All rights reserved. The ACORD name and logo are registered marks of ACORD [***] [***] [***]

ACORD

CERTIFICATE OF LIABILITY INSURANCE

DATE(MM/DD/YYYY) 12/16/2010

Holder Identifier :

INSURED	INSURER(S) AFFORDING COVERAGE	NAIC #
United Therapeutics Corp. 1735 Connecticut Avenue NW Washington DC 20009 USA	INSURER A: Chartis Specialty Insurance Company	26883
	INSURER B:	
	INSURER C:	
	INSURER D:	
	INSURER E:	
	INSURER F:	

COVERAGES **CERTIFICATE NUMBER: 570041040568** **REVISION NUMBER:**

INSR LTR	TYPE OF INSURANCE	ADDL INSR	SUBR WVD	POLICY NUMBER	POLICY EFF (MM/DD/YYYY)	POLICY EXP (MM/DD/YYYY)	LIMITS	
	GENERAL LIABILITY						EACH OCCURRENCE	
	COMMERCIAL GENERAL LIABILITY						DAMAGE TO RENTED PREMISES (Ea occurrence)	
	CLAIMS-MADE / OCCUR						MED EXP (Any one person)	
							PERSONAL & ADV INJURY	
							GENERAL AGGREGATE	
	GEN'L AGGREGATE LIMIT APPLIES PER: POLICY / PRO-JECT / LOC						PRODUCTS - COMP/OP AGG	
	AUTOMOBILE LIABILITY						COMBINED SINGLE LIMIT (Ea accident)	
	ANY AUTO						BODILY INJURY (Per person)	
	ALL OWNED AUTOS						BODILY INJURY (Per accident)	
	SCHEDULED AUTOS						PROPERTY DAMAGE (Per accident)	
	HIRED AUTOS							
	NON OWNED AUTOS							
	UMBRELLA LIAB / OCCUR						EACH OCCURRENCE	
	EXCESS LIAB / CLAIMS-MADE						AGGREGATE	
	DEDUCTIBLE							
	RETENTION							
	WORKERS COMPENSATION AND EMPLOYERS' LIABILITY Y/N ANY PROPRIETOR / PARTNER / EXECUTIVE OFFICER/MEMBER EXCLUDED? (Mandatory in NH) If yes, describe under DESCRIPTION OF OPERATIONS below	N/A					WC STATU-TORY LIMITS / OTH-ER	
							E.L. EACH ACCIDENT	
							E.L. DISEASE-EA EMPLOYEE	
							E.L. DISEASE-POLICY LIMIT	
A	Poll Legal Liab			[***]	10/31/2006	11/01/2016	Aggregate SIR	$[***] $[***]

Certificate No : 570041040568

©1988-2009 ACORD CORPORATION. All rights reserved.

ACORD 25 (2009/09)

ACORD* CERTIFICATE OF LIABILITY INSURANCE DATE (MM/DD/YYYY) 12/16/2010 THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AFFIRMATIVELY OR NEGATIVELY AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. THIS CERTIFICATE OF INSURANCE DOES NOT CONSTITUTE A CONTRACT BETWEEN THE ISSUING INSURER(S), AUTHORIZED REPRESENTATIVE OR PRODUCER, AND THE CERTIFICATE HOLDER. IMPORTANT: If the certificate holder is an ADDITIONAL INSURED, the policy(les) must be endorsed. If SUBROGATION IS WAIVED, subject to the terms and conditions of the policy, certain policies may require an endorsement A statement on this certificate does not confer rights to the certificate holder in lieu of such endorsement(s). PRODUCER Aon Risk services Northeast, Inc. New York NY office 199 water Street New York NY 10038-3551 USA INSURED United Therapeutics Corp. 1735 Connecticut Avenue NW Washington DC 20009 USA CONTACT NAME: PHONE (A/C. No. Ext): (866) 283-7122 FAX (A/C. No.(847) 953-5390 E-MAIL ADDRESS PRODUCER 10242617 CUSTOMER ID*: INSURER(S) AFFORDING COVERAGE INSURER A: Chartis Specialty Insurance Company INSURER B: INSURER C: INSURER D: INSURER E: INSURER F: NAIC 26883 COVERAGES CERTIFICATE NUMBER: 570041040568 REVISION NUMBER: THIS IS TO CERTIFY THAT THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT. TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS. Limits shown are as requested UJSRI JJS. AONJ5UBA1 MSR WVD POLICY EFF MM/DD/YYYY POLICY EXP MM/DD/YYYY TYPE OF INSURANCE POLICY NUMBER WOTS GENERAL LIABILITY COMMERCIAL GENERAL LIABILITY CLAIMS-MADE II OCCUR EACH OCCURRENCE DAMAGE TO RENTED PREMISES IE8 occurrence! MEO EXP (Any one person) PERSONAL & ADV INJURY GENERAL AGGREGATE GEWL AGGREGATE LIMIT APPLIES PER: POLICY PRODUCTS - COMP/OP AGO AUTOMOBILE LIABILITY ANY AUTO ALL OWNED AUTOS SCHEDULED AUTOS HIRED AUTOS NON OWNED AUTOS COMBINED SINGLE LIMIT (Each person) BODILY INJURY ( Per person) BODILY INJURY (Per person) PROPERTY DAMAGE (Per accident) UMBRELLA LIAB EACH OCCURRENCE CLAIMS-MADE AGGREGATE DEDUCTIBLE RETENTION WORKERS COMPENSATION AND EMPLOYERS' LIABILITY ANY PROPRIETOR / PARTNER / EXECUTIVE OFFICER/MEMBER EXCLUDED (Mandatory In NH) K yes, describe under DESCRIPTION OF OPERATIONS below a OTHER. EACH ACCIDENT El. CHSEASE-EA EMPLOYEE EL. DISEASE-POLICY LIMIT poll Legal Liab 10/31/2006 11/01/2016 Aggregate SIR 1 J & DESCRIPTION OF OPERATIONS / LOCATIONS / VEHICLES (Attach ACORD 101. Additional Remarks Schedule, if more space Is required) Location: 55 TW Alexander Drive, Durham, NC. Certificate Holder is included as additional insured ATIMA. CERTIFICATE HOLDER CANCELLATION wells Fargo Bank National Association As the Administrative Agent Attn: john a. Altmeyer 301 South College Street, 8th Floor Charlotte NC 28288 USA SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF. NOTICE WILL BE DELIVERED IN ACCORDANCE WITH THE POLICY PROVISIONS. AUTHORIZED REPRESENTATIVE  ACORD 25 (2008/09) ©1988-2009 ACORD CORPORATION. All rights reserved. The ACORD name and logo are registered marks of ACORD $[***] $[***] [***]

Schedule 5.14

Mortgaged Property Modifications

Maryland Mortgaged Property

The United Therapeutics project will include two office buildings, 1040 Spring Street (delivered 12/2009) and 1110 Spring Street (to be delivered 12/2011), each building being ninety feet (90’) high, one on the southwest corner of Cameron Street at its intersection with Spring Street and one at the southeast corner of Cameron Street at its intersection of Spring Street.   United Therapeutics has received, through the volumetric abandonment of space in air rights above the public road, rights to construct a connector across Cameron Street to connect the 6th floor of each of the two office buildings.

The building connector will be a private interior conditioned space connecting corridor spanning Cameron Street at the sixth floor between the two office buildings allowing for safe and efficient flow of people working and visiting the project across Cameron Street.  This connector enables the two office buildings and the adjacent laboratory facility to function as an integrated whole, effectively transforming two small urban parcels that are divided by a public street into a viable campus for a single owner/user.  Each parcel individually would be too small for United Therapeutics’ project requirements; however, the sixth floor connector makes possible the efficient movement and access necessary to support the varying internal functions and requirements of a growing biotechnology company, including stringent “clean room” laboratory environmental controls.  With the connector, the two sites function together to support the operational needs of the company.

North Carolina Mortgaged Property

The Phase II Facility Expansion project will expand existing operations in RTP to include additional GMP warehousing space, manufacturing/packaging space, office space, a daycare center and parking deck, along with a mechanical penthouse and various support spaces.

The expansion provides a 3-story building configuration at the Daycare/Office Area and a 2-story building configuration at the manufacturing area with roof level penthouse, all contained in approximately 184,599 square feet of space. In addition to the building expansion, this project will include converting the northern most bay of the existing packaging area currently used as offices into packaging halls (approximately 4,315 square feet). As part of this conversion, limited expansion of the existing second floor mechanical area across this third bay will be included (approximately 3,612 square feet).  First and second floor connecting corridors will provide access between the existing and new areas of the facility.  The total square footage of work area including new building addition, renovation of existing third bay and new mechanical platform at the second floor level of third bay is approximately 192,486 square feet.

The building expansion will also include the addition of a parking deck that will accommodate existing and future UT employee parking demand.  This parking deck will accommodate approximately 388 automobiles and is expected to be of a pre-cast design and will include

1

ground and 4-elevated levels of parking with dual, gated entrance/exit locations, elevator and architectural features that will allow the deck to blend into the building expansion.  The parking deck will be located in the area presently occupied by the north parking lots.

The intent of the design will be to provide a cGMP compliant design for the warehouse and manufacturing/packaging areas as well as architecturally blend the new building addition and parking deck with the existing building architecture and match the design features of the original building.  Elements of the expansion include:

•      The new GMP Warehouse will include an ASRS capable of providing approximately 2,000 pallet storage spaces.  The warehouse area will also accommodate secure cage storage areas for labels, clinical and reject products.

•      New shipping/receiving area with open office area.

•      Eight (8) new packaging halls design with unidirectional flow of materials and low air returns in shared chases between rooms.  Support spaces including a new central gowning, restrooms and shower facilities to accommodate new packaging halls and existing manufacturing area, new break room and vending area.  Second floor future manufacturing space also included.

•      The Daycare Center and outside playground area will be designed to accommodate up to 58 students ranging from infants to afterschool care.

•      New office areas designed to accommodate approximately 190 staff that will include restroom facilities, central file storage area, data center, training room, printer room, conference rooms and various gathering seating areas and circular staircase at center of “horseshoe” communicating with all three levels.

•      Roof terrace located above second floor office area.

•      Rain water collection system that will be used as a source of irrigation for the site.  The rain water is expected to be directed to the east side of the site and collected in a 10,000 gallon above ground tank.

•      The addition of a fourth 1,000 ton chiller/cooling tower set, including chilled water pump, condenser water pump and controls, process waste neutralization system capable of processing waste from the existing facility and the new expansion and a new 100KW solar panel system planned to be installed above the upper level of the parking deck.

2

Schedule 6.1(d)

Existing Liens

UNITED THERAPEUTICS CORPORATION

UCC Search Results Summary

Jurisdiction	Secured Party	UCC File Number	Date Filed	Brief Description of Collateral	Searched Through
Delaware Secretary of State	U.S. Bancorp	90653003	02/27/09	1 MXM550N 85015019; 1 MXM550N 85015179; 1 MXM550N 85014289; 1MXM550N 85000837	11/22/10
Delaware Secretary of State	De Lage Landen Financial Services, Inc.	90795705	03/05/09	All right, title and interest in equipment under Master Lease Agreement dated 3/15/09 including replacements, substitutions and proceeds	11/22/10
Delaware Secretary of State	Crown Credit Company Other Debtor: Lung Rx, Inc.	90771086	03/11/09	Equipment listed on Exhibit A including replacements, accessions, substitutions and proceeds	11/22/10
Delaware Secretary of State	U.S. Bancorp	91357406	04/29/09	1 SM550N 85003747BP; 1 SM550N 85002169BP; 1 SM550N 85002179BP	11/22/10
Delaware Secretary of State	Noreast Capital Corporation	94120132	12/23/09	8 water coolers located at three locations on Spring Street in Silver Spring, Maryland	11/22/10
Delaware Secretary of State	Wilmington Trust Company, not in its individual capacity but solely as owner trustee under Trust Agreement dated April 3, 2006	03655127	10/13/10	All right, title and interest in Aircraft pursuant to Aircraft Lease Agreement (S/N 648) dated as of October 7, 2010, including logs, manuals, accounts and proceeds	11/22/10

Jurisdiction	Secured Party	UCC File Number	Date Filed	Brief Description of Collateral	Searched Through
Delaware Secretary of State	Bank of America Leasing & Capital, LLC Additional Secured Party: Wilmington Trust Company, not in its individual capacity but solely as owner trustee under Trust Agreement dated April 3, 2006	03655291	10/13/10	Security Deposit Rider to Aircraft Lease Agreement (S/N 648) dated as of October 7, 2010	11/22/10

Schedule 6.3

Permitted Affiliate Transactions

1.                           Intercompany transfer of Tyvaso commercial operations (including, but not limited to, inventory and selected liabilities, warranties, revenues and returns) from Lung Rx, LLC, to United Therapeutics Corporation.

2.                           Intercompany transfer of Adcirca commercial operations (including, but not limited to, inventory and selected liabilities, warranties, revenues and returns) from United Therapeutics Corporation to Lung Rx.

EXHIBIT 1.1(a)

FORM OF
ACCOUNT DESIGNATION NOTICE

TO:	Wells Fargo Bank, National Association, as Administrative Agent

RE:

Credit Agreement, dated as of December 27, 2010 by and among United Therapeutics Corporation, a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

The Administrative Agent is hereby authorized to disburse the Loan proceeds into the following account, unless the Borrower shall designate, in writing to the Administrative Agent, one or more other accounts:

Bank Name:  [                                            ]

ABA Routing Number:  [                                            ]

Account Number:  [                                            ]

[TO BE COMPLETED BY BORROWER]

This Account Designation Notice may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

[remainder of page intentionally left blank]

UNITED THERAPEUTICS CORPORATION, a Delaware corporation

By:
Name:
Title:

EXHIBIT 1.1(b)

FORM OF
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each] Assignor identified in item 1 below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees] hereunder are several and not joint.](1)  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]

(1)  Include bracketed language if there are either multiple Assignors or multiple Assignees.

3.             Borrower:

United Therapeutics Corporation, a Delaware corporation

4.             Administrative Agent:

Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.             Credit Agreement:

The Credit Agreement dated as of December 27, 2010 among the Borrower, the guarantors from time to time party thereto, the lenders and other financial institutions from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

6.             Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Loan Commitment/ Loans for all Lenders	Amount of Loan Commitment/ Loans Assigned	Percentage Assigned of Loan Commitment/ Loans
			$	$		%
			$	$		%
			$	$		%

[7.          Trade Date:                                    ](2)

Effective Date:                                                , 20          .

[remainder of page intentionally left blank]

(2)  To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]:

[NAME OF ASSIGNOR]

By:
Name:
Title:

[signature pages continue]

ASSIGNEE[S]:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[signature pages continue]

[Consented to and] Accepted:]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[signature pages continue]

[Consented to:]

UNITED THERAPEUTICS CORPORATION, a Delaware corporation

By:
Name:
Title:

[signature pages end]

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1           Assignor[s].  [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.          Assignee[s].  [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Sections 9.6(b)(v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.6(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT 1.1(c)

FORM OF
SECURED PARTY DESIGNATION NOTICE

TO:                                                                            Wells Fargo Bank, National Association, as Administrative Agent

RE:                                                                              Credit Agreement, dated as of December 27, 2010 by and among United Therapeutics Corporation, a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:                                                           [Date]

[Name of Hedging Agreement Provider] (the “Lender”) hereby notifies you, pursuant to the terms of the Credit Agreement, that the Lender meets the requirements of a Hedging Agreement Provider under the terms of the Credit Agreement and is a Hedging Agreement Provider under the Credit Agreement and the other Credit Documents.

Delivery of this Notice by telecopy shall be effective as an original.

A duly authorized officer of the undersigned has executed this Notice as of the            day of              ,              .

,
as a Hedging Agreement Provider

By:___________________________________________________
Name:________________________________________________
Title:_________________________________________________

EXHIBIT 1.1(d)

FORM OF
JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of [Month] [Day], [Year] is by and among [NAME OF SUBSIDIARY GUARANTOR], a [Jurisdiction and Type of Organization] (the “Subsidiary Guarantor”), United Therapeutics Corporation, a Delaware corporation (the “Borrower”), and Wells Fargo Bank, National Association, in its capacity as administrative agent (in such capacity, the “Administrative Agent”) under that certain Credit Agreement, dated as of December 27, 2010 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”) by and among the Borrower, the Guarantors, the Lenders and the Administrative Agent.  Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Credit Agreement.

The Subsidiary Guarantor is an Additional Credit Party, and, consequently, the Credit Parties are required by Section 5.9 of the Credit Agreement to cause the Subsidiary Guarantor to become a “Guarantor”.

Accordingly, the Subsidiary Guarantor and the Borrower hereby agree as follows with the Administrative Agent, for the benefit of the Lenders:

1.             The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a “Guarantor” under the Guaranty Agreement, the Credit Agreement and the Environmental Indemnity and shall have all of the obligations of a Guarantor thereunder as if it had executed the Guaranty Agreement, the Credit Agreement and the Environmental Indemnity.  The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Guaranty Agreement and the other applicable Credit Documents, including, without limitation (a) the representations and warranties (as such relate to the Subsidiary Guarantor) set forth in Sections 3.3, 3.4, 3.5, 3.19, 3.20, 3.21 and 3.22 of the Credit Agreement, (b) all of the affirmative and negative covenants set forth in Articles V and VI of the Credit Agreement, (c) the miscellaneous provisions set forth in Article IX of the Credit Agreement and (d) the provisions of the Environmental Indemnity.  Without limiting the generality of the foregoing terms of this Paragraph 1, the Subsidiary Guarantor hereby guarantees, jointly and severally together with the other Guarantors, the prompt payment of the Credit Party Obligations in accordance with the Guaranty Agreement.

2.             The Subsidiary Guarantor acknowledges and confirms that it has received a copy of the Credit Documents and the schedules and exhibits to each of the foregoing as applicable.

3.             The information on Schedule A to this Joinder Agreement is true and correct as of the date hereof.

4.             The Borrower confirms that the Credit Documents are, and upon the Subsidiary Guarantor becoming a Guarantor, shall continue to be, in full force and effect.  The parties hereto confirm and agree that immediately upon the Subsidiary Guarantor becoming a Guarantor the term “Credit Party Obligations,” as used in the Credit Documents, shall include all obligations of the Subsidiary Guarantor under the Guaranty Agreement and under each other Credit Document.

5.             Each of the Borrower and the Subsidiary Guarantor agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts as the Administrative Agent may reasonably request in accordance with the terms and conditions of the Credit Documents in order to effect the purposes of this Agreement.

6.             This Agreement (a) may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract and (b) may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

7.             This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.  The terms of Sections 9.13 and 9.16 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the Borrower and the Subsidiary Guarantor has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

SUBSIDIARY GUARANTOR:

[NAME OF SUBSIDIARY GUARANTOR], a [Jurisdiction and Type of Organization]

By:__________________________________________________
Name:________________________________________________
Title:_________________________________________________

BORROWER:

UNITED THERAPEUTICS CORPORATION, a Delaware corporation

By:___________________________________________________
Name:________________________________________________
Title:_________________________________________________

Acknowledged, accepted and agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:_________________________________________________
Name:______________________________________________
Title:_______________________________________________

Schedule A

Disclosure Information

Legal Name of Credit Party (and any previous legal names within the past four months):
State of Organization:
Jurisdictions of Organization:
Type of Organization:
Address of Chief Executive Office:
Address of Principal Place of Business:
Business Phone Number:
Organizational Identification Number(1):
Federal Tax Identification Number:
Ownership Information (e.g. publicly held, if private or partnership—identity of owners/partners):

[TO BE COMPLETED BY BORROWER/SUBSIDIARY GUARANTOR]

(1)  This item does not apply to a Credit Party organized under the laws of Alabama, Indiana, Massachusetts, Nebraska, New Hampshire, New Mexico, New York, Oklahoma, South Carolina, Vermont or West Virginia.

EXHIBIT 1.1(e)

FORM OF
NOTICE OF BORROWING

TO:                                                                            Wells Fargo Bank, National Association, as Administrative Agent

RE:                                                                              Credit Agreement, dated as of December 27, 2010 by and among United Therapeutics Corporation, a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:                                                           [Closing Date]

Pursuant to Section 2.1(a) of the Credit Agreement, the Borrower hereby requests the following (the “Proposed Borrowing”):

Loan to be made as follows(1):

Date	Amount	Interest Rate(2)
Closing Date	$70,000,000	LIBOR Rate per funding indemnity agreement

The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Borrowing:

(a)           The representations and warranties made by the Credit Parties in the Credit Agreement, in the Security Documents or which are contained in any certificate furnished at any time under or in connection with the Credit Agreement shall be (i) with respect to representations and warranties that contain a materiality qualification, true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, true and correct in all material respects, in each case on and as of the date of the Proposed Borrowing as if made on and as of such date except for any representation or warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

(b)           No Default or Event of Default shall have occurred and be continuing on the date of the Proposed Borrowing or after giving effect to the Proposed Borrowing unless such Default or Event of Default shall have been waived in accordance with the Credit Agreement.

This Notice of Borrowing may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

[remainder of page intentionally left blank]

(1)  Only to be used on the Closing Date.

(2)  LIBOR Rate is only available after the Closing Date.

UNITED THERAPEUTICS CORPORATION, a Delaware corporation

By:___________________________________________________
Name:________________________________________________
Title:_________________________________________________

EXHIBIT 1.1(f)

FORM OF
NOTICE OF CONVERSION/EXTENSION

TO:                         Wells Fargo Bank, National Association, as Administrative Agent

RE:                          Credit Agreement, dated as of December 27, 2010 by and among United Therapeutics Corporation, a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:                    [Date]

Pursuant to Section 2.5 of the Credit Agreement, the Borrower hereby requests             conversion or             extension of the following Loans be made as follows (the “Proposed Conversion/Extension”):

Applicable Loan	Current Interest Rate and Interest Period	Date	Amount to be converted/ extended	Requested Interest Rate (Alternate Base Rate/LIBOR Rate)	Interest Period (one month — for LIBOR Rate only)

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The undersigned hereby certifies that no Default or Event of Default has occurred and is continuing or would result from such Proposed Conversion/Extension or from the application of the proceeds thereof unless such Default or Event of Default shall have been waived in accordance with the Credit Agreement.

This Notice of Conversion/Extension may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

[remainder of page intentionally left blank]

UNITED THERAPEUTICS CORPORATION, a Delaware corporation

By:___________________________________________________
Name:________________________________________________
Title:_________________________________________________

EXHIBIT 1.1(g)

FORM OF
GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT is made as of [                    ], 2010 (as amended, modified, extended, restated, replaced or supplemented from time to time, this “Guaranty Agreement”), by each of the entities referenced on the signature pages hereto as a guarantor or any Subsidiary which otherwise becomes a party to this Agreement by execution of a Joinder Agreement (individually, a “Guarantor” and collectively, the “Guarantors”), in favor of the Administrative Agent, the Lenders, the Hedging Agreement Providers and each other beneficiary of any obligation or undertaking of United Therapeutics Corporation, a Delaware corporation (the “Borrower”) (the Administrative Agent, the Lenders, the Hedging Agreement Providers and each such other beneficiary may be referred to herein, individually, as a “Beneficiary” and collectively, as the “Beneficiaries”).  Except as otherwise defined herein, capitalized terms used herein and not defined herein shall have the respective meanings set forth in the Credit Agreement, dated as of December 27, 2010 (as amended, modified, extended, restated, replaced or supplemented from time to time, the “Credit Agreement”) by and among the Administrative Agent, the Lenders, the Borrower and the Guarantors party thereto.

WHEREAS, as an inducement to the Administrative Agent and the Lenders to enter into the Credit Agreement and the other Credit Documents from time to time and to consummate the transactions contemplated thereby, each of the Guarantors has agreed to guarantee, as hereinafter provided, the Borrower’s obligations under the Credit Agreement and the other Credit Documents; and

WHEREAS, as an inducement to the Hedging Agreement Providers to enter into the Secured Hedging Agreements from time to time and to consummate the transactions contemplated thereby, each of the Guarantors has agreed to guarantee, as hereinafter provided, the obligations of the Credit Parties under the Secured Hedging Agreements.

NOW, THEREFORE, in consideration of the execution and delivery of the Credit Agreement, the consummation of the transactions contemplated thereby and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each of the Guarantors hereby agrees as follows:

1.             Guaranty.  In order to induce the Lenders to enter into the Credit Agreement and the other Credit Documents and to extend credit and to undertake other obligations thereunder and in recognition of the financial benefits to be received by the Guarantors from the Extensions of Credit under the Credit Agreement and in order to induce the Hedging Agreement Providers to enter into Secured Hedging Agreements from time to time, each of the Guarantors hereby agrees with the Beneficiaries as follows:  each of the Guarantors hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment and performance when due, whether upon maturity, by acceleration or otherwise, of any and all Credit Party Obligations.  For purposes of this Guaranty Agreement, the Credit Documents and the Secured Hedging Agreements may be referred to herein, individually, as a “Document” and collectively, as the “Documents”.  If any or all of the indebtedness under the Documents becomes due and payable or any or all of the other obligations under the Documents are not fully satisfied, each of the Guarantors unconditionally promises to pay such indebtedness and to perform such obligations to or in favor of the Beneficiaries or to their respective order, on demand, together with any and all reasonable expenses which may be incurred by the Beneficiaries in collecting or enforcing any of the Credit Party Obligations.  The guaranty set forth in this Guaranty Agreement is a guaranty of timely payment and performance and not of collection.  The word

“indebtedness” is used in this Guaranty Agreement in its most comprehensive sense and includes, without limitation, any and all advances, debts, obligations and liabilities of the Credit Parties under the Documents, including, without limitation, specifically all Credit Party Obligations, arising in connection with any of the Documents, in each case, heretofore, now, or hereafter made, incurred or created under the Documents, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness under the Documents is from time to time reduced, or extinguished and thereafter increased or incurred, whether any Credit Party may be liable individually or jointly with others under the Documents, whether or not recovery upon such indebtedness under the Documents may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness under the Documents may be or hereafter become otherwise unenforceable.

Notwithstanding any provision to the contrary contained in this Guaranty Agreement or in any of the Documents, to the extent the obligations of any Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

2.             No Discharge.  The obligations of each of the Guarantors hereunder are absolute, unconditional and irrevocable and will not be discharged by, and this Guaranty Agreement shall remain in full force and effect notwithstanding: (a) the assignment, conveyance or other transfer by any Beneficiary of any or all of its interest under the Documents; or (b) any insolvency, bankruptcy, reorganization, arrangement, composition, liquidation, dissolution, or similar proceedings with respect to any Credit Party; or any other occurrence whatsoever, except timely payment and timely performance in full of all Credit Party Obligations in accordance with the terms and conditions of the Documents; or (c) any other circumstances whatsoever which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety, or which might otherwise limit recourse against any of the Guarantors.

3.             Bankruptcy.  Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment and performance of any and all Credit Party Obligations to the Beneficiaries whether or not due, owing or payable upon the occurrence of any Bankruptcy Event or any such event with regard to any Subsidiary or any Guarantor and unconditionally promises to pay and perform such Credit Party Obligations to the Beneficiaries or for the benefit of the Beneficiaries, as applicable (provided, if any such Credit Party Obligation that is a payment obligation is owing to a Lender, such payment shall be made to the Administrative Agent for the account of the Lender), or order, on demand, in lawful money of the United States.  Each of the Guarantors further agrees that to the extent that a Credit Party shall make a payment, perform an obligation or otherwise make a transfer of an interest in any property to or for the benefit of any Beneficiary, which payment, performance or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Credit Party, the estate of the Credit Party, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment, performance or transfer had not been made or effected.

4.             Nature of Liability.  The liability of each of the Guarantors hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations whether executed by any Guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by any Credit Party or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a Guarantor or of any other party as to the Credit Party Obligations, or (c) any payment or performance on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by any Credit Party or by any other party, or (e) any payment or performance made to or for the benefit of any Beneficiary on the Credit Party Obligations which the Beneficiary repays any Credit Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

5.             No Subrogation.  No Guarantor shall be entitled to be subrogated to any of the rights of any of the Beneficiaries against any Credit Party or any collateral, security or guarantee or right of set-off held by any of the Beneficiaries for the payment or performance of any of the Credit Party Obligations, nor shall any of the Guarantors seek or be entitled to seek any reimbursement from the Credit Parties in respect of payment or performance made by any of the Guarantors hereunder, until all of the Credit Party Obligations are paid and performed in full.

6.             Severability.  Any provision of this Guaranty Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.             Independent Obligation.  The obligations of each of the Guarantors hereunder are independent of the obligations of any other Credit Party, and a separate action or actions may be brought and prosecuted against each of the Guarantors whether or not action is brought against any other Credit Party and whether or not any other Credit Party is joined in any such action or actions.

8.             Authorization.  Each of the Guarantors authorizes each of the Beneficiaries without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with the Documents, including, without limitation, any increase or decrease of the rate of interest thereon, (b) take and hold security from any of the Guarantors or any other party for the payment and performance of this Guaranty Agreement or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof in accordance with the Documents, (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors and (e) to the extent otherwise permitted herein, release or substitute any Collateral.

9.             Reliance.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Credit Party or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Credit Party Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

10.           Waiver.

(a)           Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require any Beneficiary to (i) proceed against any other Credit Party or any other party, (ii) proceed against or exhaust any security held from any other Credit Party or any other party, or (iii) pursue any other remedy in the Beneficiary’s power whatsoever.  Each of the Guarantors waives any defense based on or arising out of any defense of any other Credit Party or any other party other than payment and performance in full of the Credit Party, including, without limitation, any defense based on or arising out of the disability of any other Credit Party or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Credit Party other than payment and performance in full of the Credit Party Obligations.  The Administrative Agent may, at its election, foreclose on any security held by any Beneficiary, by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any other Beneficiary may have against any Credit Party or any other party, or any security, without affecting or impairing in any way the liability of any of the Guarantors hereunder except to the extent the Credit Party Obligations have been paid and performed in full and the Loan Commitments have been terminated.  Each of the Guarantors waives any defense arising out of any such election by any Beneficiary, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any other party or any security.

(b)           Each of the Guarantors waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty Agreement, and notices of the existence, creation or incurring of new or additional Credit Party Obligations.  Each of the Guarantors assumes all responsibility for being and keeping itself informed of the financial condition and assets of the Credit Parties, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that no Beneficiary shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c)           Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty Agreement (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims, regarding the Credit Party Obligations, of the Beneficiaries against any other Credit Party and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any other Credit Party which it may at any time otherwise have as a result of this Guaranty Agreement until such time as the Credit Party Obligations shall have been paid in full and the Loan Commitments have been terminated.  Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which any Beneficiary now has or may hereafter have against any Credit Party or any endorser of all or any part of the Credit Party Obligations and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of any Beneficiary to secure payment and performance of the Credit Party Obligations until such time as the Credit Party Obligations shall have been paid and performed in full and the Loan Commitments have been terminated.

(d)           The obligations of each of the Guarantors under this Guaranty Agreement shall be paid and performed without demand by any Beneficiary and shall be unconditional irrespective of the genuineness, validity, regularity or enforceability of any of the Documents or any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or a guarantor.  Each of the Guarantors hereby waives the benefit of all principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty Agreement, and agrees that the obligations of each of the Guarantors shall not be affected by any circumstances, whether or not referred to in this Guaranty Agreement, which might otherwise constitute a legal or equitable discharge of a surety or guarantor.  Each of the Guarantors hereby waives the benefits of any right of discharge under any and all statutes or other laws relating to sureties or guarantors and any other rights of sureties and guarantors thereunder.  Without limiting the generality of the foregoing, each of the Guarantors hereby waives diligence, presentment, demand for payment, protest, and all notices which may be required by statute, rule of law or otherwise to preserve intact the Beneficiaries’ rights against each of the Guarantors under this Guaranty Agreement, including, without limitation, notice of acceptance, notice of any amendment of any Document, notice of the occurrence of any default, notice of intent to accelerate, notice of acceleration, notice of dishonor, notice of foreclosure, notice of protest, notice of the incurring by any Credit Party of any of the Credit Party Obligations, and, generally, all demands, notices and other formalities of every kind in connection with this Guaranty Agreement, and all rights to require the Beneficiaries to (i) proceed against the Borrower, (ii) proceed against or exhaust any collateral held by any Beneficiary to secure the payment of the Credit Party Obligations, or (iii) pursue any other remedy it may now or hereafter have against any Credit Party.

(e)           Without limiting the generality of the foregoing, each of the Guarantors waives all rights and defenses arising out of an election of remedies by any of the Beneficiaries, even though that election of remedies, such as a nonjudicial or judicial foreclosure with respect to security for the Credit Party Obligations, has destroyed each of the Guarantors’ rights of subrogation and reimbursement against the Borrower or any other Credit Party or otherwise.  In addition, each of the Guarantors waives all rights and defenses that each of the Guarantors may have because the Credit Party Obligations are secured by real property.  This means, among other things:

(i)            The Beneficiaries may collect from each of the Guarantors without first foreclosing on any real or personal property collateral pledged by the Borrower.

(ii)           If any of the Beneficiaries forecloses on any real property collateral pledged by the Borrower:

(A)          The amount of the Credit Party Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

(B)           The Beneficiaries may collect from each of the Guarantors even if the Beneficiaries, by foreclosing on the real property collateral, have destroyed any right any of the Guarantors may have to collect from the Borrower.

(f)            This is an unconditional and irrevocable waiver of any rights and defenses any of the Guarantors may have because the Credit Party Obligations are secured by real property.

(g)           Each of the Guarantors hereby agrees that no Guarantor shall have any right of subrogation or reimbursement against the Borrower or any other Credit Party, no right of subrogation against any collateral or security provided for in the Documents and no right of contribution against any other guarantor or pledgor unless and until the entire Loan and all other amounts and other obligations due and owing or accrued under the Documents have been paid and performed in full.  To the extent the waiver by any Guarantor of these rights of subrogation, reimbursement or contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, each of the Guarantors agrees that each of the Guarantor’s rights of subrogation and reimbursement against the Borrower or any other Credit Party and each of the Guarantor’s right of subrogation against any collateral or security shall be unconditionally junior and subordinate to the Beneficiaries’ rights against the Borrower and the other Credit Parties and to the Beneficiaries’ right, title and interest in such collateral or security, and each of the Guarantors’ right of contribution against any other guarantor or pledgor shall be unconditionally junior and subordinate to the Beneficiaries’ rights against such other guarantor or Pledgor, unless and until the entire Loan and all other amounts and other obligations due and owing or accrued under the Documents have been paid and performed in full.

11.           Limitation on Enforcement.  The Beneficiaries agree that this Guaranty Agreement may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders or, if applicable, the Hedging Agreement Providers (for clarification, the rights of Hedging Agreement Providers shall only arise with respect to obligations under one or more Secured Hedging Agreements that such Hedging Agreement Provider is a party to) and that no Lender or Hedging Agreement Provider shall have any right individually to seek to enforce or to enforce this Guaranty Agreement, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Lenders and, if applicable, the Hedging Agreement Providers.  The Lenders and the Hedging Agreement Providers further agree that this Guaranty Agreement may not be enforced against any director, officer, employee or stockholder of the Guarantors.

12.           Representations and Warranties of each of the Guarantors.  Each of the Guarantors hereby represents and warrants as to itself and not as to any other Person that:

(a)           it is duly organized and validly existing in good standing under the laws of the jurisdiction of its formation and has the corporate or other such power and authority to carry on its present business and operations, to own or lease its properties and to enter into and perform its obligations under this Guaranty Agreement, and this Guaranty Agreement has been duly authorized, executed and delivered by it and constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, except as such enforceability may be limited by its bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity;

(b)           the execution and delivery by it of this Guaranty Agreement and compliance by it with all of the provisions hereof do not and will not contravene any law, governmental rule or regulation or any order, writ, injunction or decree of any court or governmental authority or agency applicable to or binding on it or contravene the provisions of, or constitute a default under, its formation documents or any indenture, mortgage, contract or any agreement or instrument to which it is a party or by which it or any of its property may be bound or affected;

(c)           no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery or performance by it of this Guaranty Agreement; and

(d)           there are no pending or threatened actions or proceedings before any court or administrative agency which could reasonably be expected to have a Material Adverse Effect or otherwise impair its ability to perform its obligations under this Guaranty Agreement.

13.           Costs and Expenses.  Each of the Guarantors agrees to indemnify and hold each of the Beneficiaries harmless from and against and to pay all actual and reasonable out-of-pocket costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred by or on behalf of any Beneficiary in connection with the collection and/or enforcement of any of the Guarantors’ obligations under this Guaranty Agreement.

14.           Miscellaneous.  This Guaranty Agreement shall: (a) be binding upon each of the Guarantors, its successors and assigns; (b) inure to the benefit of, and be enforceable by, each of the

Beneficiaries, and its successors and assigns, but shall not, and is not intended to, create rights in any other third parties; (c) not be waived, amended modified, extended, restated, replaced or supplemented without the written consent of each of the Beneficiaries; (d) BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW); and (e) remain in full force and effect until, and shall be terminated (subject to reinstatement under Section 3 hereof) upon the payment and performance in full by the Borrower of the Credit Party Obligations, in accordance with the terms and provisions of the Documents.  All notices to, or requests of, demands on and other communications with any of the Guarantors shall be made in writing and shall be personally delivered, or sent by registered or certified mail, postage prepaid, or by fax to the following address:

[Name of initial Guarantor]

c/o United Therapeutics Corporation

1040 Spring Street

Silver Spring, Maryland  20910

Attention:  John Ferrari, Chief Financial Officer

Telephone:  240-821-1729

Fax:  301-608-3049

Email:  jferrari@unither.com

with a copy to:

United Therapeutics Corporation

1735 Connecticut Avenue, N.W.

Washington, District of Columbia 20009

Attention:  Paul Mahon, General Counsel

Telephone:  202-483-7000

Fax:  202-483-4005

Email:  paul@unither.com

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IN WITNESS WHEREOF, each of the Guarantors has caused this Guaranty Agreement to be duly executed by its duly authorized officer and delivered as of the day and year first written above.

[NAME OF INITIAL GUARANTOR], a [Jurisdiction and Type of Organization]

By:___________________________________________________
Name:________________________________________________
Title:_________________________________________________

EXHIBIT 1.1(h)

FORM OF
INITIAL GUARANTOR JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of [Month] [Day], [Year] is by and among [NAME OF SUBSIDIARY GUARANTOR], a [Jurisdiction and Type of Organization] (the “Subsidiary Guarantor”), United Therapeutics Corporation, a Delaware corporation (the “Borrower”), and Wells Fargo Bank, National Association, in its capacity as administrative agent (in such capacity, the “Administrative Agent”) under that certain Credit Agreement, dated as of December 27, 2010 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”) by and among the Borrower, the Guarantors, the Lenders and the Administrative Agent.  Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Credit Agreement.

The Subsidiary Guarantor is the initial party to the Guaranty Agreement, and, consequently, the Borrower is required by Section 5.9 of the Credit Agreement to cause the Subsidiary Guarantor to execute this Agreement as a “Guarantor”.

Accordingly, the Subsidiary Guarantor and the Borrower hereby agree as follows with the Administrative Agent, for the benefit of the Lenders:

1.             The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of the Guaranty Agreement, the Subsidiary Guarantor will be deemed to be a “Guarantor” under the Guaranty Agreement, and by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a “Guarantor” under the Credit Agreement and the Environmental Indemnity and shall have all of the obligations of a Guarantor thereunder having executed the Guaranty Agreement and as if it had executed the Credit Agreement and the Environmental Indemnity.  The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Guaranty Agreement and the other applicable Credit Documents, including, without limitation (a) the representations and warranties (as such relate to the Subsidiary Guarantor) set forth in Sections 3.3, 3.4, 3.5, 3.19, 3.20, 3.21 and 3.22 of the Credit Agreement, (b) all of the affirmative and negative covenants set forth in Articles V and VI of the Credit Agreement, (c) the miscellaneous provisions set forth in Article IX of the Credit Agreement and (d) the provisions of the Environmental Indemnity.  Without limiting the generality of the foregoing terms of this Paragraph 1, the Subsidiary Guarantor hereby guarantees, jointly and severally together with the other Guarantors, the prompt payment of the Credit Party Obligations in accordance with the Guaranty Agreement.

2.             The Subsidiary Guarantor acknowledges and confirms that it has received a copy of the Credit Documents and the schedules and exhibits to each of the foregoing as applicable.

3.             The information on Schedule A to this Joinder Agreement is true and correct as of the date hereof.

4.             The Borrower confirms that the Credit Documents are, and upon the Subsidiary Guarantor becoming a Guarantor, shall continue to be, in full force and effect.  The parties hereto confirm and agree that immediately upon the Subsidiary Guarantor becoming a Guarantor the term “Credit Party Obligations,” as used in the Credit Documents, shall include all obligations of the Subsidiary Guarantor under the Guaranty Agreement and under each other Credit Document.

5.             Each of the Borrower and the Subsidiary Guarantor agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts as the Administrative Agent may reasonably request in accordance with the terms and conditions of the Credit Documents in order to effect the purposes of this Agreement.

6.             This Agreement (a) may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract and (b) may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

7.             This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.  The terms of Sections 9.13 and 9.16 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

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IN WITNESS WHEREOF, each of the Borrower and the Subsidiary Guarantor has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

SUBSIDIARY GUARANTOR:

[NAME OF SUBSIDIARY GUARANTOR],
a [Jurisdiction and Type of Organization]

By:___________________________________________________
Name:________________________________________________
Title:_________________________________________________

BORROWER:

UNITED THERAPEUTICS CORPORATION, a Delaware corporation

By:___________________________________________________
Name:________________________________________________
Title:_________________________________________________

Acknowledged, accepted and agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:___________________________________________________
Name:________________________________________________
Title:_________________________________________________

Schedule A

Disclosure Information

Legal Name of Credit Party (and any previous legal names within the past four months):
State of Organization:
Jurisdictions of Organization:
Type of Organization:
Address of Chief Executive Office:
Address of Principal Place of Business:
Business Phone Number:
Organizational Identification Number(1):
Federal Tax Identification Number:
Ownership Information (e.g. publicly held, if private or partnership—identity of owners/partners):

[TO BE COMPLETED BY BORROWER/SUBSIDIARY GUARANTOR]

(1) This item does not apply to a Credit Party organized under the laws of Alabama, Indiana, Massachusetts, Nebraska, New Hampshire, New Mexico, New York, Oklahoma, South Carolina, Vermont or West Virginia.

EXHIBIT 2.1(d)

FORM OF
NOTE

[Date]

FOR VALUE RECEIVED, the undersigned, United Therapeutics Corporation, a Delaware corporation (the “Borrower”) hereby unconditionally promises to pay, on the Maturity Date (as defined in the Credit Agreement referred to below), to [                          ] or its registered assigns (the “Lender”) at the office of Wells Fargo Bank, National Association, in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of the Loan made by the Lender to the undersigned pursuant to Section 2.1 of the Credit Agreement referred to below.  The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof and, to the extent permitted by law, accrued interest in respect hereof from time to time from the date hereof until payment in full of the principal amount hereof and accrued interest hereon, at the rates and on the dates set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, dated as of December 27, 2010 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”) by and among the Borrower, the Guarantors, the Lenders and Wells Fargo Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”), and the holder is entitled to the benefits thereof.  Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.  In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorneys’ fees.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

This Note may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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UNITED THERAPEUTICS CORPORATION, a
Delaware corporation

By:___________________________________________________
Name:________________________________________________
Title:_________________________________________________

EXHIBIT 4.1(a)

FORM OF
LENDER CONSENT

TO:                                                                            Wells Fargo Bank, National Association, as Administrative Agent

RE:                                                                              Credit Agreement, dated as of December 27, 2010 by and among United Therapeutics Corporation, a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:                                                           [Date]

This Consent is given pursuant to the Credit Agreement referenced above.  The undersigned hereby (i) approves the Credit Agreement, (ii) authorizes and appoints the Administrative Agent as its agent in accordance with the terms of Article VIII of the Credit Agreement, (iii) authorizes the Administrative Agent to execute and deliver the Credit Agreement on its behalf, (iv) agrees that it is a Lender under the Credit Agreement and therefore shall have all the rights and obligations of a Lender under the Credit Agreement as if such Person had directly executed and delivered a signature page to the Credit Agreement and (v) has consented to, approved or accepted or is satisfied with, each document or other matter required under Sections 4.1 and 4.2 to be consented to or approved by or be acceptable or satisfactory to a Lender.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

Delivery of this Consent by telecopy shall be effective as an original.

A duly authorized officer of the undersigned has executed this Consent as of the         day of                                   ,           .

,
as a Lender

By:___________________________________________________
Name:________________________________________________
Title:_________________________________________________

EXHIBIT 4.1(b)

FORM OF
OFFICER’S CERTIFICATE

TO:                                                                            Wells Fargo Bank, National Association, as Administrative Agent

RE:                                                                              Credit Agreement, dated as of December 27, 2010 by and among United Therapeutics Corporation, a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:                                                           [Date]

The undersigned officer of [NAME OF CREDIT PARTY], a [Jurisdiction and Type of Organization] (the “Company”) hereby certifies as follows:

1.             Attached hereto as Exhibit A is a true and complete copy of the [articles of incorporation] [certificate of formation] [certificate of limited partnership] of the Company and all amendments thereto as in effect on the date hereof certified as a recent date by the appropriate Governmental Authorities of the state of [incorporation] [organization] of the Company.

2.             Attached hereto as Exhibit B is a true and complete copy of the [bylaws] [operating agreement] [partnership agreement] of the Company and all amendments thereto as in effect on the date hereof.

3.             Attached hereto as Exhibit C is a true and complete copy of resolutions duly adopted by the [board of directors] [members] [managers] [partners] of the Company on                                .  Such resolutions have not in any way been rescinded or modified and have been in full force and effect since their adoption to and including the date hereof, and such resolutions are the only corporate proceedings of the Company now in force relating to or affecting the matters referred to therein.

4.             Attached hereto as Exhibit D are true and complete copies of the certificates of good standing, existence or its equivalent of the Company certified as a recent date by the appropriate Governmental Authorities of the state of [incorporation] [organization] of the Company [and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect].

5.             The following persons are the duly elected and qualified officers of the Company, holding the offices indicated next to the names below on the date hereof, and the signatures appearing opposite the names of the officers below are their true and genuine signatures, and each of such officers is duly authorized to execute and deliver, on behalf of the Company, the Credit Agreement, the Notes and the other Credit Documents to be issued pursuant thereto:

Name	Office	Signature

This Certificate may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

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IN WITNESS WHEREOF, I hereunder subscribe my name effective as of the          day of                 ,         .

Name:________________________________________________
Title:_________________________________________________

I,                                            , the                                                of the Company, hereby certify that                                       is the duly elected and qualified                                                of the Company and that his/her true and genuine signature is set forth above.

Name:________________________________________________
Title:_________________________________________________

Exhibit A

[Articles of Incorporation] [Certificate of Formation] [Certificate of Limited Partnership]

Attached

Exhibit B

[Bylaws] [Operating Agreement] [Partnership Agreement]

Attached

Exhibit C

[Resolutions]

Attached

Exhibit D

[Certificates of Good Standing, Existence or its Equivalent]

Attached

EXHIBIT 4.1(l)

FORM OF
FINANCIAL CONDITION CERTIFICATE

TO:                                                                            Wells Fargo Bank, National Association, as Administrative Agent

RE:                                                                              Credit Agreement, dated as of December 27, 2010 by and among United Therapeutics Corporation, a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:                                                           [Date]

Pursuant to the terms of Section 4.1 of the Credit Agreement, the undersigned officer of the Borrower, hereby certifies on behalf of the Credit Parties and not in any individual capacity that, as of the date hereof, the statements below are accurate and complete in all respects:

(a)           There does not exist any pending or ongoing, action, suit, investigation, litigation or proceeding in any court or before any other Governmental Authority (i) affecting the Credit Agreement or the other Credit Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date or (ii) that purports to affect any Credit Party or any of its Subsidiaries, or any transaction contemplated by the Credit Documents, which action, suit, investigation, litigation or proceeding could reasonably be expected to have a Material Adverse Effect, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date.

(b)           Immediately after giving effect to the Credit Agreement, the other Credit Documents and all Transactions contemplated to occur on the Closing Date, (i) no Default or Event of Default exists, (ii) all representations and warranties contained in the Credit Agreement and in the other Credit Documents are true and correct, (iii) the Credit Parties are in compliance on a Pro Forma Basis with each of the initial financial covenants set forth in Section 5.11 of the Credit Agreement, as demonstrated by the calculation of financial covenants set forth on Schedule A attached hereto, as of the last day of the fiscal quarter ending at least twenty (20) days preceding the Closing Date, and (iv) the Transactions do not contravene, or otherwise conflict with, the terms of and the Credit Parties’ then current Contractual Obligations.

(c)           Immediately after giving effect to the Credit Agreement, the other Credit Documents and all Transactions contemplated to occur on the Closing Date, each of the conditions precedent in Sections 4.1 and 4.2 have been satisfied.

This Financial Condition Certificate may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

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UNITED THERAPEUTICS CORPORATION, a
Delaware corporation

By:___________________________________________________
Name:________________________________________________
Title:_________________________________________________

Schedule A

Calculation of Financial Covenants

[TO BE COMPLETED BY BORROWER]

EXHIBIT 5.2(b)

FORM OF
OFFICER’S COMPLIANCE CERTIFICATE

TO:                                                                         Wells Fargo Bank, National Association, as Administrative Agent

RE:                                                                           Credit Agreement, dated as of December 27, 2010 by and among United Therapeutics Corporation, a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:                                                        [Date]

For the fiscal [quarter] [year] ended [                                  ,           ].

The undersigned hereby certifies on behalf of the Credit Parties that, to the best of his/her knowledge, with respect to the Credit Agreement:

[(a)                              Attached hereto on Exhibit A is a certificate of the independent certified public accountants reporting on the financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate.](1)

(b)                                 The financial statements delivered for the fiscal period referred to above present fairly the financial position of the Parent and its Subsidiaries, for the period indicated above, in conformity with GAAP applied on a consistent basis.

(c)                                  Each of the Credit Parties during the period indicated above observed or performed all of its covenants and other agreements, and satisfied every condition, contained in the Credit Agreement to be observed, performed or satisfied by it.

(d)                                 I have obtained no knowledge of any Default or Event of Default under the Credit Agreement;(2)

(e)                                  Attached hereto on Schedule A are calculations in reasonable detail demonstrating compliance by the Credit Parties with the financial covenants contained in Section 5.11 of the Credit Agreement as of the last day of the fiscal period referred to above.

(f)                                    Attached hereto on Schedule B is a certificate including information regarding the revenues and assets of the Borrower on a Consolidated basis evidencing compliance with the Guarantee Requirement during the fiscal period referred to above.

(1)  To be provided annually.

(2)  If a Default or Event of Default shall have occurred, an explanation of such Default or Event of Default shall be provided on a separate page attached hereto together with an explanation of the action taken or proposed to be taken by the Borrower with respect thereto.

This Certificate may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

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UNITED THERAPEUTICS CORPORATION, a Delaware corporation

By:___________________________________________________
Name:________________________________________________
Title:_________________________________________________

[Exhibit A

Accountant Certificate]

See Attached

Schedule A

Calculation of Financial Covenants

[TO BE COMPLETED BY BORROWER]

Schedule B

Guarantee Requirements

[TO BE COMPLETED BY BORROWER]